As submitted to the Securities and Exchange Commission on February 8, 1999
                                               Registration No. 333-

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   ----------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                   ----------

                              Insilco Corporation
            (Exact name of Registrant as specified in its charter)

          (and Certain Subsidiaries identified in Footnote (1) below)

     Delaware                 274, 471, 346, 361, 367            06-1158291
(State or jurisdiction      (Primary Standard Industrial      (I.R.S. Employer
 of incorporation or        Classification Code Number)      Identification No.)
  organization)
                       425 Metro Place North, Fifth Floor
                               Dublin, Ohio 43017
                                 (614) 792-0468
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 Kenneth H. Koch
                       Vice President and General Counsel
                               Insilco Corporation
                       425 Metro Place North, Fifth Floor
                               Dublin, Ohio 43017
                                 (614) 792-0468
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                         Richard D. Truesdell, Jr., Esq.
                              Davis Polk & Wardwell
                              450 Lexington Avenue
                            New York, New York 10017


               Approximate date of commencement of proposed sale to the public: From time to time after the effective date.

               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

               If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement for the same offering. [ ]

               If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earliest effective registration statement for the same offering. [ ]

               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE


                                         Proposed    Proposed
                                         Maximum      Maximum
  Title of Each               Amount     Offering    Aggregate      Amount of
Class of Securities           to be       Price      Offering     Registration
to be Registered(1)         Registered   Per Note    Price(2)         Fee
-------------------         ----------   --------    --------     ------------

12% Series B Senior
Subordinated Notes due
2007...................... $120,000,000    100%    $120,000,000    $33,360.00
Senior Subordinated
  Guarantees(3)...........

(1) The following subsidiaries of Insilco Corporation are Co-Registrants and guarantors of the 12% Senior Subordinated Notes due 2007, each of which is incorporated in the state and has the I.R.S. Employer Identification Number indicated: Great Lake, Inc. 31-1454822, a Delaware corporation; Insilco Asia Corporation 31-1498845, a Delaware corporation; Signal Transformer Co., Inc. 06-1150000, a Delaware corporation; Signal Caribe, Inc. 06-1081561, a Delaware corporation; Steel Parts Corporation 35-1103002, a Delaware corporation; Stewart Connector Systems, Inc. 23-2013714, a Pennsylvania corporation; Stewart Stamping Corporation 13-1733105, a Delaware corporation; Taylor Publishing Company 75-1251430, a Delaware corporation; Thermal Components, Inc. 63-0621666, a Delaware corporation; and Thermal Components Division, Inc. 31-1467510, a Delaware corporation.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.

(3) The 12% Senior Subordinated Notes due 2007 are unconditionally (as well as jointly and severally) guaranteed by the guarantors on an unsecured, senior subordinated basis. No separate consideration will be paid in respect of the guarantees.

               The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said
Section 8(a), may determine.
================================================================================

                                EXPLANATORY NOTE

               This Registration Statement covers the registration of an aggregate principal amount of $120,000,000 of 12% Series B Senior Subordinated Notes due 2007 (the "New Notes") of Insilco Corporation ("Insilco") that may be exchanged for equal principal amounts of Insilco's outstanding 12% Series A Senior Subordinated Notes due 2007 (the "Old Notes") (the "Exchange Offer"). This Registration Statement also covers the registration of the New Notes for resale by Donaldson, Lufkin & Jenrette Securities Corporation in market-making transactions. The complete prospectus relating to the Exchange Offer (the "Prospectus") follows immediately after this Explanatory Note. Following the prospectus are certain pages of the Prospectus relating solely to such market-making transactions (the "Market-Making Prospectus"), including alternate front and back cover pages, a section entitled "Risk
Factors--Trading Market for the New Notes" to be used in lieu of the section entitled "Risk Factors--Lack of Public Market," an alternate "Use of Proceeds" section and an alternate "Plan of Distribution" section. In addition, the Market-Making Prospectus will not include the following captions (or the information set forth under such captions) in the Exchange Offer Prospectus:
"Summary--  The Exchange Offer," "Summary--Consequences of Exchanging Old
Notes pursuant to the Exchange Offer," "Risk Factors--Lack of Public Market," "The Exchange Offer" and "Certain United States Tax Consequences of the Exchange Offer." All other sections of the Exchange Offer Prospectus will be included in the Market-Making Prospectus.

                 SUBJECT TO COMPLETION, DATED FEBRUARY 8, 1999
PROSPECTUS

                              Insilco Corporation

                               Offer to Exchange
             12% Series A Senior Subordinated Notes Due 2007  for
                12% Series B Senior Subordinated Notes Due 2007
    which have been registered under the Securities Act of 1933, as amended

               Insilco Corporation is offering to exchange an aggregate principal amount of up to $120,000,000 of its 12% Series B Senior Subordinated Notes due 2007 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act") for its existing 12% Series A Senior Subordinated Notes due 2007 (the "Old Notes").

               The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes have been registered under the Securities Act, and certain transfer restrictions and registration rights relating to the Old Notes do not apply to the New Notes.

               To exchange your Old Notes for New Notes, you must complete and send the letter of transmittal that accompanies this Prospectus to the
exchange agent by 5:00 p.m., New York time, on          , 1999.  If your Old
Notes are held in book-entry form at The Depository Trust Company ("DTC"), you must instruct DTC through your signed letter of transmittal that you wish to exchange your Old Notes for New Notes. When the exchange offer closes, your DTC account will be changed to reflect your exchange of Old Notes for New Notes.

               See "Risk Factors" beginning on page 14 for a discussion of certain risk factors that should be considered by you prior to tendering your Old Notes in the Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


The date of this prospectus is                 , 1999.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             ADDITIONAL INFORMATION

               We have filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-1 under the Act with respect to our offering of the New Notes. This prospectus does not contain all the information included in the Registration Statement and the exhibits and schedules thereto. You will find additional information about us and the New Notes in the Registration Statement. The Registration Statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities of the SEC's Regional Offices: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material may also be obtained from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including Insilco, that file electronically with the SEC. Statements made in this Prospectus about legal documents may not necessarily be complete and you should read the documents which are filed as exhibits to the Registration Statement or otherwise filed with the SEC.

               If for any reason we are not required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), we are still required under the indenture to furnish the holders of the New Notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act. In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

                                   ----------

               Certain of the titles and logos of our products referenced herein are trademarks of Insilco. Each trade name, trademark or servicemark of any other company appearing in this Prospectus is the property of its holder.

                                   ----------

           Cautionary Statement Concerning Forward-Looking Statements

               The information contained in this prospectus includes some forward-looking statements that involve a number of risks and uncertainties.
A number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements.

               These factors include, but are not limited to:

               o the competitive environment in our industry in general and in our specific market areas;

               o changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of our business;

               o  inflation;

               o changes in costs of goods and services;

               o economic conditions in general and in our specific market areas;

               o changes in or our failure to comply with federal, state, local or foreign government regulations;

               o liability and other claims asserted against our company;

               o changes in operating strategy or development plans;

               o the ability to attract and retain qualified personnel;

               o labor disturbances;

               o our significant indebtedness;

               o changes in our acquisition and capital expenditure plans;

               o and other factors referenced herein.

               In addition, forward-looking statements depend upon assumptions, estimates and dates that may not be correct or precise and involve known and unknown risks, uncertainties and other factors. Accordingly, a forward-looking statement in this prospectus is not a prediction of future events or circumstances and may not occur. Given these uncertainties, prospective investors are warned not to rely on such forward-looking statements. A forward-looking statement is usually identified by the use of terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates" or "intends," or by discussions of strategy or intentions. We are not undertaking any obligation to update any such factors or to publicly announce the results of any changes to our forward-looking statements due to future events or developments.

                               PROSPECTUS SUMMARY

               This section summarizes the more detailed information in this prospectus and you should read all of such information carefully and in its entirety. Because various entities discussed in this prospectus have similar sounding names, we refer to Insilco Holdings Co., our parent company, as "Holdings" and we refer to ourselves as "Insilco" the "Company," "we," "us" or "our company." All of the information that we present about Holdings and Insilco, except for historical financial information, reflects our recent merger, as described below and the various financings that we obtained in connection with the merger.


                                  THE COMPANY

               Overview

               We produce automotive, telecommunications and electronics components, and are a leading specialty publisher of student yearbooks.

               We report our financial results in three segments:

    o the Automotive Components Group, which manufactures

      o  transmission components and assemblies and

      o heat exchangers (such as radiators and air conditioning condensers) and heat exchanger tubing;

    o the Technologies Group, which manufactures

      o high performance data-grade connectors for the telecommunications and networking markets,

      o cable and wire assemblies primarily for the telecommunications market, and

      o precision metal stampings and power transformers primarily for the electronics market.

    o Specialty Publishing, which produces student yearbooks and other specialty books.

               Our portfolio of businesses serves several market segments, which we believe tends to minimize the effects of cyclicality and diversify business risk from any one market. Our broad base of more than 17,000 customers includes automotive and non-automotive original equipment manufacturers ("OEMs"), telecommunications, networking and electronics companies and school yearbook departments nationwide.

               We primarily focus on tailoring our products for customer-specific applications in niche markets. For example, (1) we customize products for particular customers and applications and (2) we develop technology to enhance product function. We believe that this focus on niche markets results in more stable revenues, higher margins and longer term customer relationships (often as the sole supplier to that customer). From fiscal 1994 to the twelve month period ended September 30, 1998, our net sales from continuing operations increased from $438.4 million to $543.0 million, representing a compound annual growth rate ("CAGR") of 5.9%, and Adjusted EBITDA (as we define on page [ ]) increased from $56.6 million to $68.9 million, representing a CAGR of 5.4%.

                                    Twelve Months
                               Ended September 30, 1998
                               ------------------------
                                               Adjusted
Segment                        Sales           EBITDA(1)   Principal Products/markets             Largest Customers
-------                        -----           ---------   --------------------------             -----------------
                                    (in millions)
Automotive                     $244.9            $33.5    --Transmission/suspension components      --Ford
Components Group                                          --Radiators/air conditioning condensors   --Valeo
                                                          --Heat exchanger tubing                   --Caterpillar
                                                                                                    --Behr
                                                                                                    --Delphi
Technologies Group              195.6             27.4    --Cable harness assemblies                --Nortel
                                                          --50/60 Hz transformers                   --Siemens
                                                          --Modular jacks & plugs                   --Littelfuse
                                                          --Precision high speed stamping           --Ericsson
                                                                                                    --Lucent
                                                                                                    --IBM
Specialty Publishing            102.5              8.0    --School yearbooks                        --High Schools
                               ------            -----                                              --Universities

Total                          $543.0            $68.9
                               ======            =====

----------

(1) See footnote 6 to the "Summary Historical and Unaudited Pro Forma Consolidated Financial Operating Data".

                The Automotive Components Group:

               Our automotive components group consists of:

      o Thermal Components which produces aluminum-and copper-based heat exchanger tubing for automotive OEMs and Tier 1 suppliers, and also manufactures radiators, air conditioning condensers and other heat exchangers for automotive and industrial applications.

      o Steel Parts which is the leading supplier of automatic transmission clutch plates to Ford and produces other stamped components for OEMs and Tier 1 suppliers.

      o Romac which produces stainless steel tubing for marine, architectural, industrial and automotive applications.

      o Thermalex, a joint venture owned equally by us and Mitsubishi Aluminum Co., Ltd. ("Mitsubishi Aluminum"), which is, we believe, the nation's leading producer of precision extruded multi-port aluminum heat exchanger tubing used in automotive air-conditioning condensers. In 1997, Thermalex, which is accounted for as an unconsolidated investment, contributed $2.6 million to our consolidated pre-tax income and paid a $1.5 million cash dividend to Insilco. On a stand-alone basis, Thermalex generated $10.3 million of EBITDA in 1997; however, only the $1.5 million dividend is included in our Adjusted EBITDA.

               We believe that the impact of the economic cycle in the automotive industry on our automotive components group's financial performance is lessened by the group's sales in the automotive aftermarket and to non-automotive OEMs, which represented 16% and 27%, respectively, of the group's 1997 net sales.

               The Technologies Group

               Our technologies group generally focuses on niche products which are designed for specific customer applications and seeks to supply all or a substantial portion of its customers' requirements. The group has four operating units:

    o Escod Industries, a supplier of cable and wire assemblies to the telecommunications market, including Northern Telecom and Siemens Telecom Network;

    o Stewart Connector, a producer of high performance data-grade connectors for the computer networking and telecommunications markets;

    o Stewart Stamping, a producer of highly customized precision stamped metal parts, primarily for the electronics industry; and

    o Signal Transformer, a producer of 50-60 Hz power transformers used in a variety of products.

               Specialty Publishing

                Taylor Publishing Company ("Taylor") is one of the nation's leading publishers of student yearbooks. We believe that Taylor was the first major yearbook publisher to make extensive use of digital pre-press technology (permitting cutting, pasting, and rescaling of text and graphics on a computer) as opposed to the more widely used pre-press process which involves manual cutting, pasting and rescaling. We believe that we use digital pre-press technology more extensively than our competitors, and that this technology offers yearbook departments superior quality and greater flexibility in altering page design. The student yearbook business is not very cyclical, has low customer turnover and many of the sales are pre-paid.

Competitive Strengths

               We believe that we possess a number of competitive strengths, including the following:

               Strong Niche Market Positions

               Many of our products are targeted to niche markets in which we can capitalize on our ability to produce highly customized products designed for a single customer or a specific application which often requires formal qualification. We believe that the specialized knowledge and experience we have gained from these niche markets and applications cannot be easily duplicated or replaced and strengthens our competitive position.

               Long Standing Customer Base

               We have many long-term customer relationships, which provides an ideal platform from which to offer new products to existing customers. In addition, such long-term relationships provide us with early insight into customers' changing needs and allow us to introduce application-specific products. The average length of our relationship with our ten largest customers is over twenty years.

               Recognized Quality

               We have received industry recognition and awards for quality. Awards recently received include: Ford's Q1 Quality Award, Eastman Kodak's Preferred Vendor Status, Littelfuse Supplier Ingenuity Award, Panasonic's (ACOM Division) Supplier of the Year, Sensormatic's Preferred Vendor and Siemens Success Supplier--Ship to Stock Award. In addition, several of our plants have been certified "QS 9000", "ISO 9001" or "ISO 9002", domestic and international standards certification recognizing quality manufacturing processes.

               Experienced Management Team

               The current management team, headed by chief executive officer, Robert L. Smialek, significantly reduced Insilco's debt during the past several years from $253.7 million on January 1, 1994 to $58.6 million prior to our recapitalization in June 1997 (at which time we borrowed money to buy back Insilco stock). At the same time, we increased adjusted EBITDA from $56.6 million in 1994 to $68.9 million in the twelve month period ended September 30, 1998, representing a compound annual growth rate of 5.4%. Management accomplished these improvements by divesting certain non-core businesses such as paint products, computer accessories and office products, focusing investments on its core businesses and actively managing working capital.

Business Strategy

               We seek sales growth through internal growth and acquisitions. In addition, we seek to improve operating margins through cost reduction programs and an ongoing process of efficiency improvements. Our strategy includes the following:

       Focus on Niche Markets

       Develop New Products and Applications

       Increase Value-Added Content

       Implement Cost Reduction Programs and Efficiency Improvements

       Expand Strategic Acquisitions and Partnerships; Divestitures

               For more complete information on our business strategies, you should read the section called "Business--Business Strategies."

Recent Developments

                Potential Charge Associated With Cost Reduction Program. We are reviewing a number of programs designed to improve operating efficiencies and reduce expenses. While the scope of these programs has not been finalized, we currently expect to record non-recurring charges of approximately $5 million in the aggregate during the fourth quarter of 1998 and the first quarter of 1999.

               The Mergers. On August 17, 1998, Holdings formed a wholly owned subsidiary which was then merged with and into Insilco (what we call the "Reorganization Merger"). In the merger, each of our existing stockholders had his or her shares converted into the same number of shares of Holdings and the right to receive $0.01 per share in cash, and Holdings became our corporate parent. Promptly following the Reorganization Merger, a second merger took place pursuant to which Silkworm Acquisition Corporation, an affiliate of DLJ Merchant Banking Partners II, L.P., merged with and into Holdings (what we call the "Merger," and together with the Reorganization Merger, the "Mergers") and each share of Holdings Common Stock ("Holdings Common Stock") was converted into the right to receive $43.47 in cash and retain 0.03378 of a share of the Holdings Common Stock. Thus, as a result of the Mergers, each of our existing stockholders:

      -- received $43.48 in cash (consisting of $.01 received in the Reorganization Merger and $43.47 received in the Merger) and

      -- retained 0.03378 of a share of Holdings Common Stock.

               In conjunction with the Mergers, DLJ Merchant Banking Partners II, L.P. and certain related funds and entities (what we call the "DLJMB Funds") purchased 1,400,000 shares of Holdings' 15% Senior Exchangeable

Preferred Stock due 2012 (the "PIK Preferred Stock"), and warrants to purchase 65,603 shares of Holdings Common Stock at an exercise price of $0.01 per share.

    As a result of those transactions, following the Mergers,

    o Insilco stockholders received, in the aggregate, approximately 10.1% (9.4% on a fully diluted basis) of the outstanding shares of Holdings Common Stock;

    o the DLJMB Funds held approximately 69.0% (69.8% on a fully diluted basis) of the outstanding shares of Holdings Common Stock;

    o 399 Venture Partners, Inc., an affiliate of Citibank, N.A. ("CVC"), purchased shares of Silkworm which in the Merger were converted into approximately 19.3% (17.8% on a fully diluted basis) of the outstanding shares of Holdings Common Stock; and

    o our management purchased approximately 1.7% (1.5% on a fully diluted basis) of the outstanding shares of Holdings Common Stock.

               Immediately before the Reorganization Merger, each outstanding option to acquire shares of our common stock that had been granted to our employees and directors, whether or not vested, was canceled and each holder of an option received a cash payment (collectively, the "Option Cash Payments") in an amount equal to:

      the excess, if any, of $45.00 over the exercise price of the option multiplied by

      the number of shares subject to the option, less applicable withholding taxes. Certain option holders elected to use the Option Cash Payments to purchase stock or equity units of Holdings.

               The Merger Financing. The cash required to consummate the foregoing transactions was approximately $204.4 million. This amount was financed with

    o approximately $70.2 million from the issuance by Silkworm of units (which were converted into units of Holdings (the "Holdings Units") in the Merger), each unit consisting of $1,000 principal amount of 14% Senior Discount Notes due 2008 (the "Holdings Senior Discount Notes") and one warrant to purchase 0.325 of a share of Holdings Common Stock at an exercise price of $0.01 per share,

    o approximately $56.1 million from the issuance by Silkworm to the DLJMB Funds, CVC and certain members of our management of 1,245,138 shares of Silkworm common stock (which was converted into Holdings Common Stock in the Merger),

    o $35.0 million from the issuance to the DLJMB Funds of 1,400,000 shares of the PIK Preferred Stock by Holdings and the DLJMB Warrants to purchase 65,603 shares of Holdings Common Stock at an exercise price of $0.01 per share, and

    o approximately $43.1 million of new borrowings under our then existing bank credit facility.

               Offer to Purchase. Because the Mergers caused a "change in control" of Insilco, we were required to make an offer to purchase all of our outstanding $150.0 million 10 1/4% Senior Subordinated Notes due 2007 at
101% of their aggregate principal amount, plus accrued interest. We issued the Old Notes as units together with warrants to purchase Holdings Common Stock and used the proceeds, together with certain borrowings under our new bank credit facility, to repurchase all of the 10 1/4% notes.

               New Credit Facility. On November 24, 1998, we entered into a new credit facility with a group of lenders led by DLJ Capital Funding Inc. to replace our existing credit facility. The new credit facility includes a $125 million term loan facility and a $175 million revolving credit facility (subject to adjustment as described below). The term loan facility has a maturity of seven years. The revolving credit facility will terminate on July 8, 2003. See "Description of Certain Indebtedness--New Credit Facility." The offering of the Old Notes, together with the repurchase of the 10 1/4% notes pursuant to the offer to purchase the 10 1/4% notes, and the borrowings under the new credit facility are referred to as the "Refinancing."

               Acquisitions. We recently acquired Eyelets for Industry, Inc.
(EFI) and its wholly owned subsidiary EFI Metal Forming Inc. and are currently in negotiations with respect to another potential acquisition. Neither the EFI acquisition, nor the other potential acquisition, if consummated, is material to our financial position.

               Jostens Litigation. On January 14, 1997, Taylor sued one of its principal competitors in the yearbook business, Jostens, Inc. ("Jostens"), in the U.S. District Court for the Eastern District of Texas, alleging violations of the federal antitrust laws as well as various claims arising under state law. On May 13, 1998, the jury in the case returned a verdict in favor of Taylor, and, on June 12, 1998, the judge rendered his judgment in the amount of $25.2 million plus interest at an annual rate of 5.434%. On January 14, 1999, in response to a motion by Jostens, the judge entered an order vacating the jury verdict and granting judgment in Jostens' favor. We will seek to overturn the order and reinstate the jury verdict on appeal. We cannot assure you what the actual amount is, if any, that Taylor will recover from Jostens.

                                   ----------

               Our principal executive offices are located at 425 Metro Place North, Fifth Floor, Dublin, Ohio 43017, and our telephone number is (614) 792-0468.

                              THE EXCHANGE OFFER


Securities Offered............    We are offering up to $120,000,000 aggregate
                                  principal amount of 12% Series B Senior
                                  Subordinated Notes due 2007, which have been registered under the Securities Act.

The Exchange Offer............    We are offering to issue the New Notes in
                                  exchange for a like principal amount of your Old Notes. We are offering to issue the New
                                  Notes to satisfy our obligations contained in the registration rights agreement entered into when the Old Notes were sold in transactions pursuant to Rule 144A under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see "The Exchange
                                  Offer."

Tenders, Expiration
Date, Withdrawal..............    The Exchange Offer will expire at 5:00 p.m.
                                  New York City time on               , 1999
                                  unless it is extended. If you decide to
                                  exchange your Old Notes for New Notes, you
                                  must acknowledge that you are not engaging in,
                                  and do not intend to engage in, a distribution
                                  of the New Notes. If you decide to tender your
                                  Old Notes pursuant to the Exchange Offer, you
                                  may withdraw them at any time prior to       ,
                                  1999. If we decide for any reason not to accept any Old Notes for exchange, your Old
                                  Notes will be returned to you without expense to you promptly after the Exchange Offer expires.

Federal Income
Tax Consequences..............    Your exchange of Old Notes for New Notes
                                  pursuant to the Exchange Offer will not result in any income, gain or loss to you for Federal income tax purposes. See "Certain United
                                  States Federal Income Tax Consequences of the
                                  Exchange Offer."

Use of Proceeds...............   We will not receive any proceeds from the
                                  issuance of the New Notes pursuant to the Exchange Offer.

Exchange Agent................    Star Bank, N.A. is the exchange agent for the
                                  Exchange Offer

                      CONSEQUENCES OF EXCHANGING OLD NOTES
                         PURSUANT TO THE EXCHANGE OFFER

               We believe that New Notes issued in exchange for Old Notes pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by you without registering the New Notes under the Securities Act or delivering a prospectus so long as you (1) are not one of our "affiliates", which is defined in Rule 405 of the Securities Act, and (2) acquire the New Notes in the ordinary course of your business and, unless you are a broker dealer, you do not have any arrangement with any person to participate in the distribution of such New Notes. Our belief is based on interpretations by the SEC's staff in no-action letters issued to third parties.

               Unless you are a broker-dealer, you must acknowledge that you are not engaged in, and do not intend to engage in, a distribution of the New Notes and that you have no arrangement or understanding to participate in a distribution of the New Notes. If you are an affiliate of Insilco, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of New Notes acquired in the Exchange Offer, you
(1) should not rely on our interpretations of the position of the SEC's staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

               If you are a broker-dealer and receive New Notes for your own account pursuant to the Exchange Offer, you must acknowledge that you will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. If you are a broker-dealer, you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of New Notes received in exchange for Old Notes acquired by you as a result of market-making or other trading activities. For a period of 90 days after the expiration of the Exchange Offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

               In addition, you may offer or sell the New Notes in certain jurisdictions only if they have been registered or qualified for sale there, or an exemption from registration or qualification is available and is complied with. Subject to the limitations specified in the registration rights agreement, we will register or qualify the New Notes for offer or sale under the securities laws of any jurisdictions that you reasonably request in writing. Unless you request that the sale of the New Notes be registered or qualified in a jurisdiction, we currently do not intend to register or qualify
the sale of the New Notes in any jurisdiction.   If you do not comply with
such requirement, you could incur liability under the Securities Act, and we will not indemnify you in such circumstances.

                        SUMMARY DESCRIPTION OF THE NOTES

               The terms of the New Notes and the Old Notes are identical in all material respects, except that the New Notes have been registered under the Securities Act, and certain transfer restrictions and registration rights relating to Old Notes do not apply to the New Notes.

Maturity Date.................    August 15, 2007

Interest Payment Dates........    Every February 15 and August 15, beginning
                                  February 15, 1999.

Optional Redemption...........    We may redeem any of the notes at our option
                                  on or after August 15, 2002 at the redemption prices set forth on page 66, plus accrued interest.

Change of Control.............    Upon the occurrence of a Change of Control,
                                  you may require us to repurchase your notes at 101% of their principal amount, plus accrued interest. We cannot assure you that we will have sufficient resources to satisfy our repurchase obligation in such circumstances.
                                  See "Risk Factors--Possible Inability to
                                  Repurchase Notes upon Change of Control" and
                                  "Description of Notes."

Ranking.......................    The notes rank junior to all of our senior
                                  indebtedness and secured indebtedness,
                                  including the new credit facility. The notes will rank equally with any of our future unsecured senior subordinated indebtedness.
                                  The notes will effectively rank junior to all liabilities of subsidiaries that have not guaranteed the notes. On a pro forma basis, as of September 30, 1998 Insilco and the guarantors would have had outstanding approximately $206.4 million of senior indebtedness.

Note Guarantees...............    The notes are unconditionally guaranteed on a
                                  senior subordinated basis by all of our
                                  wholly-owned domestic subsidiaries (the
                                  "guarantors"). The note guarantees are
                                  unsecured obligations of the guarantors and rank junior to all existing and future senior indebtedness of the guarantors, including indebtedness under our bank credit facility.
                                  See "Description of Notes--Note Guarantees."

Certain Covenants.............    The indenture governing the notes contains
                                  certain covenants limiting or prohibiting our ability and our subsidiaries' ability to:

                                  o incur additional indebtedness or issue
                                    preferred stock;
                                  o pay dividends or make distributions on, and
                                    to redeem or repurchase, capital stock or to repurchase subordinated indebtedness;
                                  o engage in transactions with affiliates;
                                  o engage in sale and leaseback transactions;
                                  o create liens securing indebtedness;
                                  o make investments and sell assets; and
                                  o consolidate with or merge into, or sell
                                    substantially all of our assets to, another person.

                                  See "Description of Notes--Certain Covenants."

Use of Proceeds...............    We will not receive any proceeds from the
                                  exchange of New Notes for Old Notes.

                   SUMMARY HISTORICAL AND UNAUDITED PRO FORMA
                          FINANCIAL AND OPERATING DATA

               The summary historical consolidated financial data presented below are derived from our audited consolidated financial statements. You should read the information contained in this table in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Financial Data" and the consolidated financial statements and the notes thereto included elsewhere in this prospectus (the "Consolidated Financial Statements"). The summary historical consolidated financial data as of and for the nine months ended September 30, 1997 and 1998 are unaudited; however, in management's opinion, they include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of results for such interim periods. Interim results are not necessarily indicative of results for the full year.

               The unaudited pro forma condensed consolidated financial data of Insilco and our subsidiaries for the twelve months ended September 30, 1998 and the year ended December 31, 1997 are based upon historical information that has been adjusted to give effect to the transactions described in footnote 1. The Reorganization Merger was accounted for as a reorganization of entities under common control, and the Merger was accounted for as a recapitalization. As a result, the Mergers had no impact on the historical basis of our assets or liabilities.

               The unaudited pro forma condensed consolidated balance sheet data as of September 30, 1998 have been prepared as if the Mergers, the Merger Financing and the Refinancing occurred on that date. The unaudited pro forma condensed consolidated income statements for the year ended December 31, 1997 and the nine months and twelve months ended September 30, 1998 have been prepared as if the Mergers, the Merger Financing, the Refinancing and the 1997 Transactions (as defined below) all occurred at the beginning of the relevant period. The expenses directly related to the aforementioned transactions (other than interest expense) are excluded from the pro forma statement of operations data. The unaudited pro forma financial data are based on certain assumptions and estimates, and therefore do not purport to be indicative of the results that would have been obtained had the transactions been completed as of such dates or indicative of future results of operations and financial position. See "Unaudited Pro Forma Condensed Consolidated Financial Data."

    Summary Historical and Unaudited Pro Forma Consolidated Financial and
                                Operating Data




                                                                                              Nine Months Ended
                                                    Years Ended December 31,                    September 30,           Pro Forma
                                           -------------------------------------------- ----------------------------  Twelve Months
                                                                                                                          Ended
                                                                                                                        September
                                                                           Pro Forma                                       30,
                                            1994        1995        1996     1997       1997        1997       1998      1998(1)
                                            ----        ----        ----     ----       ----        ----       ----      -------
Operations Data:
     Net sales......................       $438.4      $449.5      $492.4   $528.2     $528.2      $407.6     $422.4      $543.0
     Operating income(2)............          9.5        38.9        48.4     51.1       51.1        39.8       12.3        44.5
     Other income (expense):
     Interest expense...............        (29.1)      (19.5)      (18.3)   (20.5)     (37.3)      (13.4)     (20.6)      (35.1)
     Interest income................          1.8         1.4         0.7      2.8        0.8         2.8        0.1         0.1
     Other income, net(3)...........          3.2        13.9         7.7      3.4        3.4         2.3        4.6         5.7
                                           ------      ------      ------   ------     ------      ------     ------      ------
     Income (loss) from continuing
   operations before income taxes
   and extraordinary items..........        (14.6)       34.7        38.5     36.8       18.0        31.5       (3.6)       15.2
     Income tax expense.............         (5.7)      (16.7)      (13.3)   (13.4)      (6.1)      (11.6)      (1.2)       (5.0)
                                           ------      ------      ------   ------     ------      ------     ------      ------
     Income (loss) from continuing
   operations before extraordinary
   items............................        (20.3)       18.0        25.2     23.4       11.9        19.9       (4.8)       10.2
     Income (loss) from discontinued
operations, net of tax(4)...........         (9.7)      (15.4)       13.8     58.9       --          58.9       --          --
                                           ------      ------      ------   ------     ------      ------     ------      ------
  Income (loss) before extraordinary
   items............................        (30.0)        2.6        39.0     82.3       11.9        78.8       (4.8)       10.2
     Extraordinary items, net of tax         (2.1)       --          --       (0.7)      --          (0.7)      --          --
                                           ------      ------      ------   ------     ------      ------     ------      ------
     Net income (loss)..............       $(32.1)       $2.6       $39.0    $81.6      $11.9       $78.1      $(4.8)      $10.2
                                           ======      ======      ======   ======     ======      ======     ======      ======
Other Data:
     EBITDA(5)......................        $56.6       $68.4       $63.8    $69.5      $69.5       $54.1     $28.0        $64.3
     Adjusted EBITDA(6).............         56.6        64.6        68.7     71.3       71.3        55.8      53.3         68.9
     Cash interest expense..........         28.1        17.9        16.7     19.3       35.2        12.6      19.6         33.2
     Depreciation and amortization..         12.3        13.3        15.4     18.4       18.4        14.3      15.7         19.8
     Amortization of Reorganization
   Goodwill.........................         34.8        16.2        --       --         --          --        --           --
     Capital expenditures...........         17.5        20.2        20.0     23.6       23.6        15.0      15.7         24.3
Balance Sheet Data (at period end):
     Cash and cash equivalents......         $8.7        $9.9        $3.5    $10.7                  $10.7      $4.7         $4.7
     Working capital................         33.9        44.9        51.4     39.5                   39.5      78.6         81.1
     Total assets...................        368.7       340.1       348.4    302.7                  302.7     319.0        321.2
     Total debt.....................        198.1       186.5       161.0    257.7                  257.7     314.5        326.4
     Stockholders' equity (deficit).        (13.5)      (15.8)       33.4   (102.3)                (102.3)   (130.2)      (136.1)
Credit Statistics:
     Adjusted EBITDA/Cash interest
   expense..........................                                                                                        2.1x
     Net debt/Adjusted EBITDA(7)....                                                                                        4.7x

----------
(1) Pro forma results reflect (i) the following transactions (the "1997
    Transactions"): the entry into the Existing Credit Facility on July 3,
    1997, the issuance of the 10 1/4% notes on August 12, 1997 and our repurchase of 5,714,284 shares of common stock in the third quarter of 1997 for an aggregate of $220 million (the "Share Repurchase"); (ii) the Mergers and the Merger Financing and (iii) the Refinancing and the application of proceeds thereof, in each case, as if they occurred at the beginning of the relevant period.

(2) Operating income in 1994 and 1995 includes the deduction for the amortization of our reorganization value over the aggregate fair value of its tangible and identified intangible assets at March 31, 1993
    ("Reorganization Goodwill") of $34.8 million and $16.2 million, respectively, due to the adoption of "fresh start" accounting principles.
    See Note 1 to the Consolidated Financial Statements. Operating income in
    1995 includes a gain of $4.3 million related to a change in our pension plan (see Note 12 to the Consolidated Financial Statements).

(3) Other income, net in 1995 includes favorable adjustments of $3.6 million related to our environmental liabilities, $1.5 million related to the resolution of several legal disputes and a $4.0 million gain on the sale of idle corporate assets. Other income, net in 1996 includes a $2.2 million adjustment related to the satisfaction of certain of our environmental liabilities following completion of a site clean-up for an amount less than previously estimated.

(4) In March 1997, we completed the sale of its Office Products Business (as defined below) with the divestiture of its traditional office products business (the "Rolodex Business") for $112.6 million, net of transaction costs, resulting in a gain of $57.8 million, net of taxes of $37.2 million. The divestiture of the Rolodex Business was preceded in 1996 by the divestiture of the Rolodex electronics product line ("Rolodex Electronics") and our computer accessories business ("Curtis"). The proceeds from these sales aggregated $21.8 million (see Note 20 to the Consolidated Financial Statements for unaudited pro forma financial information with respect to these divestitures). Rolodex, Rolodex Electronics and Curtis are referred to collectively as the "Office Products Business."

    In July 1998, we amended our Form 10-K for the year ended December 31, 1997 (the "Form 10-K") to account for the sale of the Office Products Business as a discontinued operation and, accordingly, the accompanying consolidated statements of operations and cash flows for the periods prior to the sale have been reclassified. Revenues associated with the discontinued Office Products Business for the years 1994, 1995, 1996 and 1997 were $105.2 million, $111.7 million, $80.1 million and $10.8 million, respectively.

(5) "EBITDA" is defined as net income before interest expense, interest income, income taxes, depreciation and amortization, other income, equity in net income of Thermalex and net gain or net loss on sale of assets. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, operating income, cash flows from operating activities or other measures of performance in accordance with generally accepted accounting principles. EBITDA data are included because we understand that such information is used by certain investors as one measure of an issuer's historical ability to service debt. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies, or to the defined term "Consolidated EBITDA" used in "Description of Notes--Certain Covenants--Limitation on Consolidated Debt", due to the potential inconsistencies in the method of calculation.

(6) "Adjusted EBITDA" equals EBITDA plus dividends received from Thermalex of $0.4 million, $3.4 million, $1.5 million, $1.3 million, $1.3 million and $1.5 million for the years ended December 31, 1995, 1996, 1997 and the nine months and the twelve months ended September 30, 1998 and the nine months ended September 30, 1997, respectively, and excluding the effect of: (i) a $4.3 million gain relating to a change in our pension plan in the year ended December 31, 1995 (see Note 12 to the Consolidated Financial Statements); (ii) a $1.5 million restructuring charge at Taylor Publishing in the year ended December 31, 1996; (iii) $0.4 million, $0.9 million, $1.1 million and $0.2 million of legal expenses relating to the Jostens antitrust suit for the year ended December 31, 1997, nine months and twelve months ended September 30, 1998 and the nine months ended September 30, 1997, respectively; (iv) $1.3 million of corporate officers' severance for the nine months and twelve months ended September 30, 1998; and (v) Merger expenses recorded and paid of $20.9 million for the nine months and twelve months ended September 30, 1998; (vi) $0.4 million of facility relocation/consolidation expenses in the nine and twelve months ended September 30, 1998; and (vii) $0.5 million of legal expenses related to a successful judgment on a breach of contract lawsuit against a former employee in the nine and twelve months ended September 30, 1998.

(7) Net debt represents total debt less cash and cash equivalents and is calculated based on pro forma cash and debt balances as of September 30, 1998.

                                  RISK FACTORS

               In addition to the other matters described in this prospectus, you should carefully consider the following risk factors before accepting the Exchange Offer.

Consequences of Failure to Exchange Your Notes

                If you do not exchange your Old Notes in the Exchange Offer, your Old Notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for the Old Notes. In general, you may offer or sell the Old Notes only if they are registered under, offered or sold pursuant to an exemption from, or offered or sold in a transaction not subject to, the Securities Act and applicable state securities laws.

               We believe that New Notes issued in exchange for Old Notes pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by you without registering the New Notes under the Securities Act or delivering a prospectus so long as you (1) are not one of our "affiliates", which is defined in Rule 405 of the Securities Act, and (2) acquire the New Notes in the ordinary course of your business and, unless you are a broker dealer, you do not have any arrangement with any person to participate in the distribution of such New Notes. Our belief is based on interpretations by the SEC's staff in no-action letters issued to third parties. Please note that the SEC has not considered our Exchange Offer in the context of a no-action letter and we cannot assure you that the SEC's staff would make a similar determination with respect to our Exchange Offer.

               Unless you are a broker-dealer, you must acknowledge that you are not engaged in, and do not intend to engage in, a distribution of the New Notes and that you have no arrangement or understanding to participate in a distribution of the New Notes. If you are an affiliate of Insilco, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of New Notes acquired in the Exchange Offer, you
(1) should not rely on our interpretations of the position of the SEC's staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

               If you are a broker-dealer and receive New Notes for your own account pursuant to the Exchange Offer, you must acknowledge that you will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act. If you are a broker-dealer, you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of New Notes received in exchange for Old Notes acquired by you as a result of market-making or other trading activities. For a period of 90 days after the expiration of the Exchange Offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

               In addition, you may offer or sell the New Notes in certain jurisdictions only if they have been registered or qualified for sale there, or an exemption from registration or qualification is available and is complied with. Subject to the limitations specified in the registration rights agreement, we will register or qualify the New Notes for offer or sale under the securities laws of any jurisdictions that you reasonably request in writing. Unless you request that the sale of the New Notes be registered or qualified in a jurisdiction, we currently do not intend to register or qualify the sale of the New Notes in any jurisdiction.

Substantial Leverage; Liquidity

                Leverage

               In connection with the Merger and Merger Financing, we incurred significant indebtedness. On a pro forma basis, as of September 30, 1998, we had: (i) total consolidated indebtedness of approximately $326.4 million; and
(ii) $85.9 million of additional revolving borrowings available under the then existing bank credit facility, subject to customary conditions. In addition, subject to the restrictions in the new credit facility and the indenture, we may incur significant additional indebtedness, which may be secured, from time to time.

               The level of our indebtedness could have important consequences, including:

    o limiting cash flow available for general corporate purposes, including acquisitions, because a substantial portion of our cash flow from operations must be dedicated to debt service;

    o limiting our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions;

    o limiting our flexibility in reacting to competitive and other changes in the industry and economic conditions generally; and

    o exposing us to risks inherent in interest rate fluctuations because certain of our borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

   Conditions that may impact our ability to repay our Debt

               Our ability to pay or to refinance our indebtedness will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control.

                We anticipate that our operating cash flow, together with money we can borrow under our new credit facility, will be sufficient to meet anticipated future operating expenses, capital expenditures and to service debt as it becomes due. However, if our future operating cash flows are less than currently anticipated we may be forced, in order to meet our debt service obligations, to reduce or delay acquisitions or capital expenditures, sell assets or reduce operating expenses. If we were still unable to meet our debt service obligations, we could attempt to restructure or refinance our indebtedness or seek additional equity capital. There can be no assurance that we will be able to accomplish that on satisfactory terms, if at all.

               In addition, subject to the restrictions and limitations contained in our debt agreements, we may incur significant additional indebtedness to finance future acquisitions, which could adversely affect our operating cash flows and our ability to service indebtedness. See
"Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Restrictive Covenants

               The indenture governing the notes contains various covenants that limit our ability to engage in certain transactions. These covenants limit our and certain of our subsidiaries' ability to:

    o borrow and to place liens on assets

    o pay dividends or make certain other restricted payments

    o enter into certain transactions with affiliates; or

    o merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the assets of Insilco.

                In addition, our new credit facility contains other and more restrictive covenants and prohibits us from prepaying our other indebtedness
(including the notes).   Our new credit facility also requires us to maintain
specified financial ratios and satisfy certain other financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control, and there can be no assurance that we will meet those tests. A breach of any of these covenants could result in a default under our new credit facility and/or the notes. Upon the occurrence of an event of default under our new credit facility, the lenders could elect to declare all amounts outstanding under our new credit facility to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged substantially all of our assets, other than assets of our foreign subsidiaries, as security under our new credit facility. We cannot assure you that, if the lenders under our new credit facility accelerate the repayment of borrowings thereunder, we will have sufficient assets to repay our new credit facility and our other indebtedness, including your notes. See "Description of Certain Indebtedness--New Credit Facility."

Subordination

               The notes rank junior to all of our existing and future senior indebtedness, including all indebtedness under our new credit facility. In addition, the note guarantee of each guarantor will rank junior to all of senior indebtedness of such guarantor (including the guarantees of our bank credit facility) to the same extent that the notes rank junior to senior indebtedness of Insilco. As of September 30, 1998, on a pro forma basis, Insilco and the guarantors would have had approximately $206.4 million of senior indebtedness, substantially all of which would have been secured borrowings.

               As a result of such subordination, if:

                (i) Insilco and the guarantors are insolvent or enter into a bankruptcy or similar proceeding;

               (ii) Insilco fails to make a payment when due on senior
                    indebtedness; or

              (iii) any senior indebtedness is accelerated

then the holders of such senior indebtedness and any other creditors of subsidiaries, if any, must be paid in full before the holders of the notes may be paid. If we or the guarantors incur any additional debt that ranks equally with the notes, the holders of such debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of Insilco or the guarantors. This may have the effect of reducing the amount of such proceeds paid to you.

               In addition, we cannot make any cash payments to you if we have failed to make payments to holders of senior indebtedness. Under certain circumstances, we cannot make any payments to you for a period of up to 179 days if we have defaulted (other than failures to make payments) on our senior indebtedness covenants.

               Certain of our subsidiaries have not guaranteed the notes. As a result, the notes are not debt of such subsidiaries, and holders of indebtedness and other liabilities will effectively be senior to your claims against such subsidiaries. As of September 30, 1998, on a pro forma basis, these subsidiaries would have had $457.3 million of outstanding liabilities, including trade payables. See "Description of Notes--Subordination."

Holding Company Structure

               We conduct all of our operations through subsidiaries, and our ability to meet our debt service obligations is dependent upon the receipt of dividends from our direct and indirect subsidiaries.

    o Subject to the provisions of the indenture, future borrowings by our subsidiaries may contain restrictions or prohibitions on the payment of dividends by such subsidiaries to Insilco. See "Description of Notes--Certain Covenants."

    o Under applicable state law, our subsidiaries may be limited in amounts that they are permitted to pay as dividends on their capital stock.

Possible Inability to Repurchase Notes upon Change of Control

               Upon the occurrence of certain change of control events, you may require us to purchase your notes at 101% of their principal amount, plus accrued interest. Please note that the terms of our new credit facility limit our ability to purchase your notes in such circumstances. Any of our future debt agreements may contain similar restrictions and provisions. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers with respect to our existing bank credit facility and certain other indebtedness. We cannot assure that we will have the financial resources to purchase your notes, particularly if such change of control event triggers a similar repurchase requirement for, or results in the acceleration of, other indebtedness. Our new credit facility currently provides that certain change of control events will constitute a default and could result in the acceleration of our indebtedness under the new credit facility.

Customer Concentration; Absence of Long-Term Contracts

               A significant portion of our sales are made to a relatively small group of major customers. In 1997, sales to Ford represented approximately 10% of our net sales and sales to a group of our nine next largest customers represented approximately 22% of net sales.

      Our reliance on these major customers exposes us to

    o the risk of changes in the business condition of our major customers and

    o the risk that the loss of a major customer could adversely affect Insilco's results of operations.

               While we have supplied Ford for 40 years, Ford is not contractually bound to purchase supplies from us in the future. Thus, our relationship with Ford is subject to termination at any time. If we were to lose Ford as a customer, our results of operations would be adversely affected.

Cyclical Markets

               A substantial portion of our revenues derive from sales to markets that have been historically, and are likely to continue to be, cyclical. For example, our Automotive Components Group, which accounted for approximately 44% of Insilco's net sales and 45% of operating income for the year ended December 31, 1997, primarily serves the automobile OEM market and the automobile parts aftermarket through the manufacture of automotive heat exchangers and related tubing, and automatic transmission and suspension components. (For the year ended December 31, 1997, however, approximately 16% and 27% of the Automotive Components Group's net sales were attributable to the automotive aftermarket and non-automotive OEMs, respectively.) The automobile industry has experienced recessionary or slow growth conditions for substantial periods in the past and may experience recessionary conditions in the future. Any substantial weakening of the automobile industry would have an adverse effect on our results of operations.

Seasonality; Production Disruption

               In certain of our businesses in which there is high customer concentration or high production seasonality, we would be exposed to potentially significant revenue losses if we (or our customers) were to experience substantial disruption in production. With the continued emphasis on reductions in component inventories and "just-in-time" deliveries, especially in the automotive industry, any disruption in our production or by our major customers, through work stoppages or otherwise, could have an immediate and adverse effect on our results of operations.

               Additionally, a portion of our revenues and operating income are exposed to the seasonality of the yearbook production cycle. A majority of the annual revenues of Taylor are recognized in our second quarter. Any disruption during the peak production period (April to June) through work stoppages, loss of production facilities or otherwise, has caused and could in the future cause lost revenues or delay revenue recognition in the year in which it occurred or increase expenses and adversely affect future years' contract renewals.

Competition

               The businesses in which we are engaged are highly competitive and in some cases highly fragmented, with many small manufacturers. In some of our businesses, especially the data grade connector business and the heat exchanger business, we compete with entities having significantly more resources. In certain other businesses we compete with entities that have a greater share of the relevant market and lower costs. As competition increases, profit margins on some of our significant business lines could decrease, and in the more fragmented markets consolidation could occur, resulting in the creation of larger and financially stronger competitors.

               We believe that, to remain competitive and maintain or increase profitability, we must pursue a strategy focusing on growth and product innovation. However, our competitors can be expected to continue to seek their own growth, to improve the design and performance of their products, to reduce costs of existing competitive products and to introduce new products with competitive price and performance characteristics. Although we believe that, with respect to most of our businesses, we have certain technological, manufacturing and other advantages over our competitors, maintaining these advantages will require continued investment in research and development, sales and marketing, productivity improvements and information systems. We cannot assure you that we will have sufficient resources to continue to make such investments, that such investments will be successful or that we will be able to maintain our existing competitive advantages.

Technology and the Development of New Products

               The markets for many of our products, particularly the data grade connector products, are characterized by technological change, evolving industry standards, product customization and frequent new product introductions, which may render existing or proposed products noncompetitive or obsolete.

               Many of our products require significant planning, design, development and testing at the technological, product and manufacturing process levels. Moreover, many of our customers use our products and proprietary technologies as components of other products which they manufacture or assemble, which may become uncompetitive or obsolete.

               Although we work closely with our customers to stay informed with respect to product development, we cannot assure you that any of the products we are currently developing or those to be developed in the future, will be completed in any particular time frame or that our or our customers' products or proprietary technologies will not become uncompetitive or obsolete.

Acquisition Growth Strategy; Management and Funding of Growth

               We have historically pursued an acquisition strategy and recently completed an acquisition of a precision stamping company that specializes in "deep drawn" components for the electronics, automotive and consumer markets. We are currently in negotiations with respect to another potential acquisition as part of our ongoing strategy to promote growth. See "Summary--Recent Developments." There are various risks associated with pursuing a growth strategy of this nature.

    o Any future growth will require us to manage our expanding domestic and international operations, integrate new businesses and adapt our operational and financial systems to respond to changes in our business environment, while maintaining a competitive cost structure.

    o The acquisition strategy will continue to place demands on our management to improve our operational, financial and management information systems, to develop further the management skills of our managers and supervisors, and to continue to retain, train, motivate and effectively manage our employees.

Our failure to manage growth effectively could have a material adverse effect on us. We also cannot assure you that suitable acquisition candidates will be available or that acquisitions can be completed on reasonable terms.

               Additionally, our ability to maintain and increase our revenue base and to respond to shifts in customer demand and changes in industry trends will be partially dependent on our ability to generate sufficient cash flow or obtain sufficient capital for the purpose of, among other things, financing acquisitions, satisfying customer contractual requirements and financing infrastructure growth. We cannot assure you that we will be able to generate sufficient cash flow or that financing will be available on acceptable terms (or permitted to be incurred under the terms of our new credit facility, the indenture and any future indebtedness) to fund our future growth.

Environmental Matters

               Our operations are subject to federal, state, local and foreign laws and regulations relating to the storage, handling, generation, treatment, emission, release, discharge and disposal of certain substances and wastes. As a result, we are involved from time to time in administrative or legal proceedings relating to environmental matters and have incurred in the past and will continue to incur capital costs and other expenditures relating to environmental matters.

               Certain properties now or previously owned by us are undergoing remediation. Liability under environmental laws may be imposed on current and prior owners of property or businesses without regard to fault or to knowledge about the condition or action causing the liability. As an owner and operator of those properties, we may be required to incur costs relating to the remediation, and environmental conditions could lead to claims for personal injury, property damage or damages to natural resources.

               We have also in the past and may in the future be named a potentially responsible party ("PRP") at off-site third-party disposal sites to which our businesses have sent waste.

               We believe, based on current information, that any costs we may incur relating to environmental matters will not have a material adverse effect on our business, financial condition or result of operations. We cannot assure you, however, that we will not incur significant fines, penalties or other liabilities associated with noncompliance or clean-up liabilities or that future events, such as changes in laws or the interpretation thereof, the development of new facts or the failure of other PRPs to pay their share, will not cause us to incur additional costs that could have a material adverse effect on our business, financial condition or results of operations. See "Business--Environmental Regulation and Proceedings."

Dependence on Key Personnel

               Our success depends to a significant extent upon the services of our senior management and other management in our various businesses. We could be adversely affected if any of these persons were unwilling or unable to continue in our employ.

Risks Associated with Foreign Operations; Exchange Rate Fluctuations

               Our products are manufactured and assembled at facilities in the United States, the Dominican Republic, Germany, Ireland, the United Kingdom and Mexico and sold in many foreign countries. In 1997, less than 9% of our net sales and costs of goods sold occurred outside the United States and Canada. International manufacturing and sales are subject to inherent risks, including changes in local economic or political conditions, the impositions of currency exchange restrictions, unexpected changes in regulatory environments, potentially adverse tax consequences and exchange rate risk. We cannot assure you that these factors will not have a material adverse impact on our production capabilities or otherwise adversely affect our business and operating results.

Control by Principal Shareholders

               We are wholly owned by Holdings, and approximately 69.0% of the outstanding shares of Holdings' common stock is held by the DLJMB Funds. As a result of their stock ownership, the DLJMB Funds control us and (subject to any agreement they may have with CVC as described in "Description of Capital Stock--Other Stockholder Arrangements") have the power to elect all of our directors, appoint new management and approve any action requiring the approval of the holders of common stock, including adopting amendments to the certificate of incorporation and approving acquisitions or sales of all or substantially all of our assets.

               The general partners of each of the DLJMB Funds are affiliates or employees of Donaldson, Lufkin & Jenrette, Inc. ("DLJ, Inc."). DLJ Capital Funding, Inc., which is an agent and lender under our new credit facility, and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), which was the initial purchaser of the Old Notes, are also affiliates of DLJ, Inc.

               Circumstances may occur in which the interests of such principal shareholders could be in conflict with your interests. In addition, such shareholders may have an interest in pursuing transactions that, in their judgment, enhance the value of their equity investment in Insilco, even though such transactions may involve risks to the holders of the notes.

Fraudulent Transfer Statutes

      Federal or state fraudulent transfer laws permit a court, if it makes certain findings, to

    o avoid all or a portion of Insilco's obligations to you;

    o subordinate Insilco's obligations to you to other existing and future indebtedness of Insilco, entitling other creditors to be paid in full before any payment is made on the notes; and

    o take other action detrimental to you, including, in certain circumstances, invalidating the notes.

In that event, there would be no assurance that you would ever be repaid.

               Under federal and state fraudulent transfer laws, in order to take any of the actions described above, courts will typically need to find that, at the time the notes were issued, we:

      (i) issued the notes with the intent of hindering, delaying or defrauding current or future creditors; or

      (ii) received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes and

         (1) were insolvent or were rendered insolvent by reason of the issuance of the notes,

         (2) were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or

         (3) intended to incur, or believed (or should have believed) we would incur, debts beyond our ability to pay as such debts mature (as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes),

               Different jurisdictions define "insolvency" differently. However, we generally would be considered insolvent at the time we incurred the indebtedness constituting the notes if (i) the fair market value (or fair saleable value) of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability on contingent liabilities) as they become absolute or matured or (ii) we were incurring debts beyond our ability to pay as such debts mature. We cannot assure you as to what standard a court would apply in order to determine whether Insilco was "insolvent" as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that Insilco was insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether Insilco was insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

               Our obligations under the notes are guaranteed by certain of our subsidiaries, and the guarantees also may be subject to review under various laws for the protection of creditors, including federal and state fraudulent conveyance and fraudulent transfer laws. In such a case, the analysis set forth above would generally apply.

               In addition, creditors could also claim that, since the guarantees were incurred for the benefit of Insilco (and only indirectly for the benefit of the guarantors), the obligations of the guarantors thereunder were incurred for less than reasonably equivalent value or fair consideration. Courts could take actions similar to those outlined above. Please note that, in an attempt to limit the applicability of fraudulent transfer laws, the indenture limits the amount of each guarantee to the amount that will result in it not constituting a fraudulent conveyance or improper corporate distribution, and we cannot assure you as to what standard a court would apply in making a determination as to what would be the maximum liability of each guarantor.

Lack of Public Market

               The New Notes are being offered to holders of the Old Notes, which were issued on November 9, 1998 to a limited number of investors. There is currently no active trading market for the notes, and it is not possible to predict how the notes will trade in the secondary market or whether such
market will be liquid or illiquid.   If a trading market does develop, the
notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors, including economic conditions and the financial condition, and the performance of, and prospects for, Insilco. The liquidity of, and trading markets for, the notes may also be adversely affected by declines in the market for high yield securities generally. We do not intend to apply for listing of the notes on any securities exchange or for quotation through NASDAQ.

Year 2000

                Many existing computer programs utilized globally use only two digits to identify a year in the date field. These programs, if not corrected, could fail or create erroneous results after the century date changes on January 1, 2000 or when otherwise dealing with dates later than December 31, 1999. We have implemented a comprehensive "Year 2000" compliance program and believe that our internal systems are Year 2000 compliant or will be upgraded or replaced in connection with previously planned changes to information systems prior to the need to comply with Year 2000 requirements.

               The costs incurred to implement our Year 2000 compliance program have been immaterial to date and we presently expect to incur less than $1.0 million of costs in total.

               However, we are uncertain as to the extent our customers and vendors may be affected by Year 2000 issues that require commitment of significant resources and may cause disruptions in the customers' and vendors' businesses Moreover, Year 2000 issues present a number of risks that are beyond our reasonable control, such as:

    o the failure of utility companies to deliver electricity,

    o the failure of telecommunications companies to provide voice and data services,

    o the failure of financial institutions to process transactions and transfer funds,

    o the failure of vendors to deliver materials or perform services required by us and

    o the collateral effects on us of the effects of Year 2000 issues on the economy in general or on our customers in particular.

               Although we believe that our Year 2000 compliance program is designed to appropriately identify and address those Year 2000 issues that are subject to our reasonable control, there can be no assurance that our efforts in this regard will be fully effective or that Year 2000 issues will not have a material adverse effect on our business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Year 2000 Compliance."

                                USE OF PROCEEDS

               We will not receive any cash proceeds from the issuance of the New Notes offered hereby. New Notes will be exchanged for Old Notes as described in this prospectus on our receipt of Old Notes in like principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and canceled. Accordingly, the issuance of the New Notes will not result in any change in the indebtedness of the Company.

               The net proceeds to us from the sale of the Old Notes together with the warrants was approximately $116 million (after deduction of underwriting discounts and commissions and other expenses of the offering). Such net proceeds, together with borrowings under our new credit facility, were used to repurchase the 10 1/4% notes.

                                CAPITALIZATION

               The following table sets forth the unaudited consolidated capitalization of Insilco as of September 30, 1998 (i) on an actual basis, and
(ii) as adjusted to give effect to the offering of the Old Notes, the related borrowings under the new credit facility and the purchase of all $150 million aggregate principal amount of the 10 1/4% notes at 101% of the principal amount thereof. This table should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, the unaudited pro forma condensed consolidated financial statements and notes thereto, included in "Unaudited Pro Forma Condensed Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                  As of September 30, 1998
                                                       (in millions)
                                                ---------------------------
                                                        Pro Forma
                                                ---------------------------
                                                Actual          As Adjusted
                                                ------          -----------
Cash and cash equivalents....................  $  4.7               $  4.7
                                               ======               ======
Long-term debt:
      Revolving Credit Facility..............  $164.3               $ 81.2
      Term Loan..............................      --                125.0
      10 1/4% Senior Subordinated Notes.....    150.0                  --
      12% Senior Subordinated Notes..........      --                120.0
      Other debt obligations.................     0.2                  0.2
                                               ------               ------
      Total long-term debt (including
        current portion) ....................   314.5                326.4
                                               ------               ------
      Stockholders' deficit..................  (130.2)              (136.1)
                                               ------               ------
      Total capitalization...................  $184.3               $190.3
                                               ======               ======

                      SELECTED CONSOLIDATED FINANCIAL DATA

               The selected historical consolidated financial data presented below as of and for each of the years in the four year period ended December 31, 1997 are derived from our Consolidated Financial Statements and accompanying notes included elsewhere herein, which have been audited by KPMG LLP, independent certified public accountants. The information in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements. The selected historical consolidated financial data as of and for the nine months ended September 30, 1997 and 1998 are unaudited; however, in management's opinion, they include all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of results for such interim periods. Interim results are not necessarily indicative of results for the full year.

                                                                                                          Nine Months Ended
                                                            Years Ended December 31,                        September 30,
                                                 ----------------------------------------------       ------------------------
                                                 1994          1995         1996         1997          1997            1998
                                                 ----          ----         ----         ----          ----            ----
                                                                                 (in millions)
Operations Data:
      Net sales..............................  $  438.4      $  449.5     $  492.4     $  528.2       $  407.6       $  422.4
      Operating income(1)....................       9.5          38.9         48.4         51.1           39.8           12.3
      Other income (expense):................
      Interest expense.......................     (29.1)        (19.5)       (18.3)       (20.5)         (13.4)         (20.6)
      Interest income........................       1.8           1.4          0.7          2.8            2.8            0.1
      Other income, net(2)...................       3.2          13.9          7.7          3.4            2.3            4.6
                                               --------      --------     --------     --------       --------       --------
     Income (loss) from continuing operations
       before income taxes and extraordinary
       item..................................     (14.6)         34.7         38.5         36.8           31.5           (3.6)
      Income tax expense.....................      (5.7)        (16.7)       (13.3)       (13.4)         (11.6)          (1.2)
                                               --------      --------     --------     --------       --------       --------
     Income (loss) from continuing operations
       before extraordinary item.............     (20.3)         18.0         25.2         23.4           19.9           (4.8)
  Income (loss) from discontinued operations,
    net of tax(3)............................      (9.7)        (15.4)        13.8         58.9           58.9             --
                                               --------      --------     --------     --------       --------       --------
      Income (loss) before extraordinary item     (30.0)          2.6         39.0         82.3           78.8           (4.8)
      Extraordinary item, net of tax.........      (2.1)           --           --         (0.7)            --             --
                                               --------      --------     --------     --------       --------       --------
      Net income (loss)......................  $  (32.1)     $    2.6     $   39.0     $   81.6       $   78.8       $   (4.8)
                                               ========      ========     ========     ========       ========       ========
Balance Sheet Data (at period end):
      Working capital........................  $   33.9      $   44.9     $   51.4     $   39.5       $   39.5       $   78.6
      Total assets...........................     368.7         340.1        348.4        302.7          302.7          319.0
      Long-term debt.........................     198.1         186.5        161.0        257.7          257.7          314.5
      Stockholders' equity (deficit).........     (13.5)        (15.8)        33.4       (102.3)        (102.3)        (130.2)
Ratio Data:
 Ratio of Earnings to Fixed Charges..........      0.50x         2.63x        2.91x        2.64x          3.12x          0.83x

----------
(1) Operating income in 1994 and 1995 includes the deduction for the amortization of Reorganization Goodwill of $34.8 million and $16.2 million, respectively, due to the adoption of "fresh start" accounting principles. See Note 1 to the Consolidated Financial Statements appearing elsewhere herein. Operating income in 1995 includes a gain of $4.3 million related to a change in our pension plan (see Note 12 to the Consolidated Financial Statements appearing elsewhere herein).

(2) Other income, net in 1995 includes favorable adjustments of $3.6 million related to our environmental liabilities and $1.5 million related to the resolution of several legal disputes and a $4 million gain on the sale of idle corporate assets. Other income, net in 1996 includes a $2.2 million favorable adjustment related to the satisfaction of certain of our environmental liabilities following completion of a site clean-up for an amount less than previously estimated.

(3) In March 1997, we completed the sale of its Office Products Business with the divestiture of the Rolodex Business for $112.6 million, net of transaction costs, resulting in a gain of $57.8 million, net of taxes of $37.2 million. The divestiture of the Rolodex Business was preceded in 1996 by the divestiture of Rolodex Electronics and Curtis. The proceeds from these sales aggregated $21.8 million (see Note 20 to the Consolidated Financial Statements for unaudited pro forma financial information with respect to these divestitures).

    In July 1998, we amended our Form 10-K to account for the sale of the Office Products Business as a discontinued operation and, accordingly, the consolidated statements of operations and cash flows for the periods prior to the sale have been reclassified. Revenues associated with the discontinued Office Products Business for the years 1994, 1995, 1996 and 1997 were $105.2 million, $111.7 million, $80.1 million and $10.8 million, respectively.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

                                   THE COMPANY

Overview

               We are a diversified manufacturer of automotive components and telecommunications and electronics components and a publisher of specialty publishing products, chiefly student yearbooks. We have three reporting segments (the Automotive Components Group, the Technologies Group, and Specialty Publishing), and conduct our business in eight separate operating units, including both divisions and subsidiaries. Insilco's Specialty Publishing segment, formerly our Office Products/Specialty Publishing segment, was renamed following the divestiture of the Rolodex Business in March 1997.

               The Automotive Components Group is comprised of businesses that produce radiators and other heat exchanger components, equipment and systems used in the production of heat exchangers, heavy gauged stamped automotive parts (principally, transmission clutch plates) and welded stainless steel tubing, and a 50% owned joint venture, Thermalex, which produces precision extruded aluminum tubing. The Automotive Components Group serves both original equipment manufacturers and aftermarket customers in the automotive, specialty vehicle, truck and off-road vehicle and industrial equipment markets and also serves the marine and architectural markets with decorative stainless steel tubing.

               The Technologies Group manufactures high-performance data transmission connectors, small electric power transformers, precision stampings and wire and cable assemblies. The Technologies Group serves the computer networking, telephone digital switching, data processing, automotive, medical equipment and other markets.

               Specialty Publishing consists of Taylor, a publisher of student yearbooks. Taylor is highly seasonal, with the majority of sales occurring in the second and third quarters of each year.

               During the period from 1996 through the end of 1998, we completed a number of major transactions affecting the Company's ongoing operations and debt and capital structure. A summary of these transactions follows:

   o Acquisitions: In 1996, we acquired Great Lake, Inc. ("Great Lake") which serves the automotive, heavy truck and industrial manufacturing radiator replacement market, and the automotive aluminum tube business of Helmut Lingemann GmbH & Co. (the "Lingemann Business"). These acquisitions have been accounted for as purchases and, accordingly, the purchase prices have been allocated to the assets and liabilities acquired based on their fair values at the acquisition dates. The operating results of the businesses acquired have been included for the periods subsequent to the acquisition date.

   o Divestitures: The Office Products Business of our Office Products/Specialty Publishing Group was divested in three separate transactions during 1996 and the first quarter of 1997. The 1996 transactions included the divestitures of Curtis and Rolodex Electronics for $21.8 million in the aggregate which was used to reduce the outstanding amounts on our bank loans. On March 5, 1997, we sold the remainder of the Office Products Business, which consisted of the Rolodex Business, for net cash proceeds of approximately $112 million (the "Rolodex Proceeds"). As a result of the sale of the Rolodex Business, the Office Products Business has been accounted for as a discontinued operation. See "--Discontinued Operations."

   o Issuance of Subordinated Debt: On August 12, 1997, we issued $150 million aggregate principal amount of the 10 1/4% notes, realizing therefrom net proceeds of $145.9 million.

   o Share Repurchase: In the third quarter of 1997, using the Rolodex Proceeds and the proceeds received on the issuance of the 10 1/4% notes, we repurchased $220 million shares of Insilco common stock.

   o The Mergers: On August 17, 1998, a series of transactions involving Insilco was completed. These transactions included, among other things, the formation by Holdings (then a wholly owned subsidiary of Insilco) of a wholly owned subsidiary ("ReorgSub"), followed by the merger of ReorgSub with and into Insilco (the "Reorganization Merger"), pursuant to which each of our stockholders had his or her shares of Insilco converted into the same number of shares of Holdings and the right to receive $0.01 per share in cash, and Holdings became the parent of Insilco.

   o Promptly following the Reorganization Merger, a second merger took place pursuant to which Silkworm Acquisition Corporation ("Silkworm"), an affiliate DLJMB, merged with and into Holdings (the "Merger," and together with the Reorganization Merger, the "Mergers") and each share of Holdings Common Stock was converted into the right to receive $43.47 in cash and 0.03378 of a share of Holdings Common Stock. Thus, as a result of the Mergers, each stockholder of Insilco, in respect of each of his or her shares, received $43.48 in cash and retained 0.03378 of a share of Holdings Common Stock. Concurrently with the consummation of the Mergers, the DLJMB Funds purchased 1,400,000 shares of Holdings 15% Senior Exchangeable Preferred Stock due 2012 (the "PIK Preferred Stock"), and warrants to purchase 65,603 shares of Holdings Common Stock at an exercise price of $0.01 per share.

   o Following the Mergers, (i) our existing stockholders retained, in the aggregate, approximately 10.1% (9.4% on a fully diluted basis) of the outstanding shares of Holdings Common Stock; (ii) the DLJMB Funds held approximately 69.0% (69.8% on a fully diluted basis) of the outstanding shares of Holdings Common Stock; (iii) 399 Venture Partners Inc., an affiliate of Citibank, N.A. ("CVC"), purchased shares of Silkworm which in the Merger were converted into approximately 19.3% (17.8% on a fully diluted basis) of the outstanding shares of Holdings Common Stock; and
      (iv) our management purchased approximately 1.7% (1.5% on a fully diluted basis) of the outstanding shares of Holdings Common Stock.

   o Immediately prior to the effectiveness of the Reorganization Merger, each outstanding option to acquire shares of the common stock of Insilco granted to employees and directors, whether or not vested (the
      "Options") was canceled and in lieu thereof, each holder of an Option received a cash payment in an amount equal to (x) the excess, if any, of $45.00 over the exercise price of the Option multiplied by (y) the number of shares subject to the Option, less applicable withholding taxes (the "Option Cash Payments"). Certain holders of such Options elected to utilize amounts otherwise receivable by them to purchase equity or equity units of Holdings.

   o The Merger Financing: The total amount of cash required to consummate the foregoing transactions was approximately $204.4 million. This amount was financed with (i) gross proceeds of approximately $70.2 million from the issuance by Silkworm of units (which were converted into units of Holdings (the "Holdings Units") in the Merger), each unit consisting of $1,000 principal amount of 14% Senior Discount Notes due 2008 (the "Holdings Senior Discount Notes") and one warrant to purchase
      0.325 of a share of Holdings Common Stock at an exercise price of $0.01 per share, (ii) the issuance by Silkworm to the DLJMB Funds, CVC and certain members of management of Insilco, for an aggregate consideration of approximately $56.1 million, of 1,245,138 shares of Silkworm common stock (which was converted into Holdings Common Stock in the Merger),
      (iii) the issuance by Holdings to the DLJMB Funds, for an aggregate consideration of $35.0 million, of 1,400,000 shares of the PIK Preferred Stock by Holdings and the DLJMB Warrants to purchase 65,603 shares of Holdings Common Stock at an exercise price of $0.01 per share, and (iv) approximately $43.1 million of new borrowings under Insilco's then existing $200 million credit facility.

   o Post Merger Financing: The "change in control" of Insilco resulting from the Mergers required Insilco to make an offer to repurchase the 10 1/4% notes. To finance this repurchase and also to obtain an expanded line of credit for acquisitions, the Company: (i) issued the Old Notes realizing therefrom net proceeds of approximately $116 million; and (ii) entered into a new credit facility that includes a $125 million term loan facility and a $175 million revolving credit facility.

               The discussion that follows of the financial condition and results of operations includes the effect of the transactions discussed above in the respective periods in which they were recorded. As a result, the comparability of the results is significantly impacted. Pro forma results of operations, assuming all these transactions occurred at the beginning of the respective periods, are presented in Note 20 to the Consolidated Financial Statements.

"The Fresh Start" Accounting

               On March 31, 1993, we adopted the "fresh start" accounting principles prescribed by the Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (the "Reorganization SOP"), issued by the American Institute of Certified Public Accountants. The "fresh start" accounting principles required Insilco to value its assets and liabilities at fair values and eliminate its accumulated deficit.

               "Fresh start" accounting was required because on April 1, 1993, Insilco and certain of its subsidiaries emerged from Chapter 11 of the United States Bankruptcy Code (the "Chapter 11 cases") pursuant to a plan of reorganization (the "Plan of Reorganization"). For financial reporting purposes, the effective date of the Plan of Reorganization was March 31, 1993 (the "Plan Effective Date"). We sometime refer to Insilco for periods prior to the Plan Effective Date as the "Predecessor". The Chapter 11 cases were commenced on January 13, 1991 (the "Petition Date").

               One effect of "fresh start" accounting on the financial statements was the negative impact on the reported operating income of each business segment and the consolidated net income resulting from the noncash amortization of the Reorganization Goodwill. Such amortization expense totaled $16.2 million (exclusive of amortization expense related to discontinued operations) in 1995. At December 31, 1995, Reorganization Goodwill was fully amortized.

Discontinued Operations

               On March 5, 1997, we completed the sale of our Office Products Business within the Office Products/Specialty Publishing Group with the divestiture of the Rolodex Business for $112.6 million, net of transaction costs. The divestiture of the Rolodex Business was preceded in 1996 by the divestiture of Rolodex Electronics and Curtis for aggregate proceeds of $21.8 million. The Office Products Business segment has been accounted for as a discontinued operation and, accordingly, the consolidated statements of operations and cash flows for the periods prior to the sale have been reclassified.

Merger Costs

               We incurred $21.5 million in expenses in completing the Mergers. These expenses consisted primarily of financing fees, professional fees, compensation costs, registration fees and other expenses. We (i) recorded $1.3 million of such expenses in the quarter ended June 30, 1998,
(ii) recorded a one-time pretax charge of approximately $19.6 million in the quarter ended September 30, 1998 and (iii) will amortize all of the remaining capitalized costs in future periods. As a result, Insilco has recorded a significant net loss in the quarter ended September 30, 1998.

Results Of Operations

               Summarized sales and operating income (loss) by business segment for the years ended December 31, 1995, 1996 and 1997, and the nine months ended September 30, 1997 and 1998 are set forth in the following table and discussed below:

                                                                                         Nine Months Ended September
                                                  Year Ended December 31,                            30,
                                          --------------------------------------        ----------------------------
                                             1995           1996           1997           1997               1998
                                          ---------      ---------      --------        --------          ---------
                                                                            (in millions)
Sales
      Automotive Components Group.....    $  180.3       $  209.7       $  231.1         $  171.9           $  185.7
      Technologies Group..............       170.6          183.7          198.9            148.1              144.8
      Specialty Publishing............        98.6           99.0           98.2             87.6               91.9
                                          --------       --------       --------         --------           --------
      Consolidated sales..............    $  449.5       $  492.4       $  528.2         $  407.6           $  422.4
                                          ========       ========       ========         ========           ========
Operating Income (Loss)(1)(2)
      Automotive Components Group.....    $   20.4       $   23.9       $   23.1         $   17.2           $   15.8
      Technologies Group..............        20.3           24.5           23.0             17.3               14.2
      Specialty Publishing............        (0.7)           1.6            5.3              5.6                3.2
Unallocated corporate costs...........        (1.1)          (1.6)          (0.3)            (0.3)               --
Unallocated corporate merger expenses.          --             --             --               --              (20.9)
                                          --------       --------       --------         --------           --------
Consolidated operating income.........    $   38.9       $   48.4       $   51.1         $   39.8           $   12.3
                                          ========       ========       ========         ========           ========

----------

(1) Segment operating income (loss) reflects the allocation of corporate overhead. In 1995 corporate overhead was reduced by a $4 million gain relating to a change in Insilco's pension plan (See Note 12 to the Consolidated Financial Statements). The allocation of corporate overhead follows:

                                                                                           Nine Months Ended
                                                Year Ended December 31,                      September 30,
                                         ------------------------------------         ------------------------
                                         1995            1996            1997            1997             1998
                                         ----            ----            ----            ----             ----
                                                                     (in millions)
Automotive Components Group......        $  1.3       $  3.0          $  3.5           $  2.8           $  3.0
Technologies Group...............           1.4          3.1             3.7              2.9              3.2
Specialty Publishing.............           0.9          2.0             1.8              1.6              2.2
                                         ------       ------          ------           ------           ------
                                         $  3.6       $  8.1          $  9.0           $  7.3           $  8.4
                                         ======       ======          ======           ======           ======

----------
(2) 1995 segment operating income (loss) includes a deduction of $16.2 million for the amortization of Reorganization Goodwill.

Nine months ended September 30, 1998 compared to Nine months ended September 30, 1997

               Sales

               Total net sales from continuing operations of $135.1 million for the third quarter of 1998 were up 3% or $3.7 million over the corresponding period in 1997, due to increased sales of automotive tubing at the Automotive Components Group and increased sales at Taylor Publishing, due to the timing of yearbook shipments. These sales increases were partially offset by a decline in the Technologies Group caused by the continued weakness in the electronics market. In the first nine months of 1998, net sales from continuing operations of $422.4 million increased 4% or $14.8 million from 1997 primarily due to increased sales at the Automotive Components Group of automotive tubing and industrial and off-road radiators, and, to a lesser degree, increased sales at Specialty Publishing related to the timing of yearbook shipments, partially offset by a decline at the Technologies Group.

               The Automotive Components Group's sales increased 11% or $6.3 million and 8% or $13.8 million in the third quarter and first nine months of 1998, respectively, compared to the corresponding periods of 1997, due to increased automotive tubing sales in both the quarter and year-to-date periods. In addition, sales for the first nine months of 1998 improved over the prior year due to increased sales of radiators to OEMs serving the off-road and industrial equipment markets. These increases were partially offset by a significant decline in sales at Insilco's heat exchanger capital equipment manufacturing division, McKenica, which continues to experience a substantial decline in order backlog. Sales of transmission and other stamped automotive parts at Steel Parts, and of stainless steel tubing for non-automotive applications, were both up slightly in the third quarter of 1998 and were relatively flat on a year-to-date basis.

               The Technologies Group's sales decreased 9% or $4.4 million in the third quarter of 1998 compared to the corresponding period in 1997 due to declines at Escod and Signal Transformer primarily due to the weakness in the electronics market which continued in the third quarter. These declines were partially offset by increased sales of Stewart Connector's modular data interconnect products due to increased demand from a major telecommunications customer. Sales in the Technologies Group decreased 2% or $3.3 million in the first nine months of 1998 compared to the corresponding period in 1997 due to the weak demand in the electronics market in the second and third quarters of 1998. These sales decreases were partially offset by increased sales from Stewart Stamping and increased sales of Stewart Connector's modular data interconnect products.

               Taylor Publishing's sales of $27.4 million and $91.9 million for the third quarter and first nine months of 1998, respectively, increased 7% and 5% compared to the corresponding periods in 1997, primarily due to timing of yearbook shipments.

Operating Income

                In the third quarter of 1998, Insilco had an operating loss of $11.7 million compared to operating income of $11.0 million in the prior year period primarily due to $19.5 million of expenses related to the merger. In addition, Insilco incurred $1.3 million of expenses related to management severance, the consolidation of two facilities and a breach of contract lawsuit filed by Insilco. Insilco experienced an operating loss at its McKenica business unit, due to a lack of available order backlog, lower operating margins at Signal and Escod, due to the weakness in the electronics market, and lower margins at Stewart Connector, due to a less favorable mix of products and price degradation on certain mature connector products.

               For the first nine months of 1998, operating income decreased to $12.3 million from $39.8 million in 1997, primarily due to $20.9 million of expenses related to the merger, approximately $0.9 million in legal expenses (compared to $0.2 million in 1997) associated with Taylor's antitrust lawsuit against Jostens, and $2.2 million of expenses related to management severance, the consolidation of two facilities and a breach of contract lawsuit filed by Insilco. In addition, Insilco incurred increased costs, primarily higher shipping costs, from production delays during its peak yearbook production season at Taylor Publishing, and lower margins at Steel Parts primarily due to increased costs incurred to improve future operational efficiency, an operating loss at its McKenica business unit and lower operating margins at Signal and Stewart Connector.

               The Automotive Components Group's operating income in the third quarter of 1998 compared to the corresponding period of 1997 decreased to $4.3 million from $4.6 million primarily due to an operating loss of $0.2 million at its McKenica business unit, which represented a $0.6 million decline from the third quarter of 1997 operating income. This decline was partially offset by improved operating income results at Insilco's heat exchanger and automotive tubing business. For the first nine months of 1998, the Automotive Components Group's operating income, compared to the corresponding period of 1997, decreased to $15.8 million from $17.2 million. This decrease was due to an operating loss of $0.5 million at its McKenica business unit, which represented a $2.3 million decline from 1997, and increased costs at Steel Parts incurred to improve future operational efficiency. These declines were partially offset by improved operating results at the other operating units of the Thermal Components Group.

               The Technologies Group's operating income decreased to $3.6 million in the third quarter of 1998, from $6.0 million in the same period of 1997, as the continued weakness in the electronics market caused significant declines in operating income at Signal Transformer and Escod. Operating income at Stewart Connector decreased from the prior year period due to a less favorable sales mix of products and price degradation on certain mature connector products. For the first nine months of 1998, the Technologies Group's operating income, compared to the corresponding period of 1997,
decreased to $14.2 million from $17.3 million.   Operating income was impacted
by the decreased sales of power transformers, wire and cable assemblies and competitive pricing pressures in the connector market. Partially offsetting these declines, operating income improved over the prior year at Stewart Stamping.

               Taylor Publishing had an operating loss of $0.1 million in the third quarter of 1998, compared to operating income of $0.4 million in 1997, primarily due to $0.3 million of severance expenses incurred in the third quarter of 1998 and $0.1 million of legal expenses associated with Taylor's antitrust lawsuit against Jostens. For the first nine months of 1998, operating income decreased to $3.2 million from $5.6 million in the prior year period primarily due to increased costs of labor and air freight following production delays in the second quarter. In addition, Taylor incurred $0.9 million of legal expenses associated with Taylor's antitrust lawsuit against Jostens in the first nine months of 1998 compared to $0.2 million in 1997.

Other Income (Expense)

                Other income for the third quarters of 1998 and 1997 included $0.7 million and $0.6 million, respectively, of equity income from Insilco's unconsolidated joint venture, Thermalex, which manufactures extruded aluminum tubing primarily for automotive air conditioning condensers. For the first nine months of 1998, other income included $2.1 million of equity income from Thermalex compared to $2.2 million in 1997. Interest expense increased $1.1 million and $7.1 million in the third quarter and first nine months of 1998, respectively, from the corresponding 1997 periods due to the issuance of the $150.0 million of the 10 1/4% notes completed in the third quarter of 1997. Interest income decreased $0.7 million and $2.7 million in the third quarter and first nine months of 1998, respectively, from the corresponding 1997 periods as a result of interest income earned on the proceeds from the sale of the Rolodex Business in 1997.

               "Other income, net", included in Other income (expense), for the third quarter and first nine months of 1998 increased $0.3 million and $2.2 million, respectively, from the corresponding periods of 1997. Other income for the first nine months of 1998 included gains on the sale of idle assets.

Income Tax Expense

               Insilco incurred a net loss of $4.8 million primarily due to $20.9 million of merger expenses incurred in the third quarter. The Company did not receive the full tax benefit arising from these expenses because a significant amount of these expenses are not deductible for Federal income tax purposes. As a result of the tax treatment, Insilco had a 1998 third quarter tax benefit at a 30% effective tax rate. As a result of the third quarter's tax benefit, the Company's tax expense for the nine month period ending September 30, 1998 was reduced to a 33% effective tax rate.

1997 Compared to 1996

                Sales

               Consolidated net sales from continuing operations of $528.2 million increased 7% ($35.8 million) in 1997 compared to 1996 net sales from continuing operations of $492.4 million primarily due to a 10% ($21.4 million) increase at the Automotive Components Group and an 8% ($15.2 million) increase at the Technologies Group.

               Sales in the Automotive Components Group segment were $231.1 million, an increase of 10% over 1996 sales of $209.7 million. The increased sales were attributable to Thermal's increased sales of automotive heat exchangers and related components from the July 1996 acquisition of the Lingemann Business and higher sales of transmission and other stamped automotive parts at Steel Parts. The Lingemann Business contributed $31.6 million of sales in 1997 compared to $13.1 million in 1996. Approximately 30% of Thermal's sales are to the automotive OEM market. Steel Parts achieved sales growth over 1996 due to higher parts content per automobile, as automobile manufacturers have moved from three-speed to four and five-speed automatic transmissions. Steel Parts is primarily an OEM supplier of transmission and other automotive components.

               Sales in the Technologies Group were $198.9 million, an increase of 8% over 1996 sales of $183.7 million. Sales of the wire and cable assembly business, Escod, were up 19% over 1996 due to strong demand from one of its major customers as well as continued expansion of its customer base. Sales at Signal Transformer increased 9% over 1996 primarily due to higher demand for internationally certified products from electronic OEMs. Sales of precision stampings at the segment's Stewart Stamping unit increased 6% due to new product introductions, as well as the continued strength of the automotive, electrical control and circuit protection markets. Stewart Connector, Insilco's manufacturer of high speed data transmission connectors which serves the computer networking market, had a 1% decrease in sales from the prior year principally as a result of price erosion of existing products and delayed new product introduction. Foreign sales accounted for approximately 41% and 40% of Stewart Connector's sales in 1997 and 1996, respectively.

               Sales at Taylor Publishing were $98.2 million, relatively flat compared to prior year sales of $99.0 million.

               Operating Income

               Insilco's operating income from continuing operations of $51.1 million increased 6% ($2.7 million) in 1997 compared to 1996 primarily due to higher operating income at Taylor Publishing caused by increased productivity and a $1.5 million restructuring charge recorded in 1996.

               The Automotive Components Group's operating income in 1997 compared to 1996 decreased to $23.1 million from $23.9 million. Lower operating income from Thermal was partially offset by increased operating income at Insilco's stainless steel tubing business and stamped steel parts business. Thermal's operating performance was impacted by (i) decreased sales at Insilco's heat exchanger equipment manufacturer which continues to experience a substantial decline in order backlog; (ii) increased research and development costs associated with the Group's new technical center; (iii) additional expenses related to the integration of the Lingemann Business into Insilco's operations; and (iv) soft aftermarket demand for automotive heat exchangers.

               The Technologies Group's operating income in 1997 compared to 1996 decreased to $23.0 million from $24.5 million primarily due to decreased operating margins at Stewart Connector caused principally by competitive price pressure in the connector market and delayed introductions of new connector products. In addition, Insilco incurred additional start-up costs at its El Paso stamping facility. These declines were partially offset by the improved sales and operating margin at Escod.

               In 1997, the operating income of the Specialty Publishing business, Taylor Publishing, improved to $5.4 million from $1.7 million in 1996 due to improved operating margins from increased productivity and a $1.5 million restructuring charge incurred in 1996.

               Other Income (Expense)

               Interest expense increased approximately 12% or $2.2 million in 1997 compared to 1996 due to the refinancing completed in the third quarter of 1997. Interest income increased $2.1 million over 1996 due to interest income earned on the proceeds from the sale of the Rolodex Business prior to the share repurchase. Other income for 1996 included a favorable adjustment of $2.2 million related to Insilco's environmental liabilities for 1996 following completion of a site clean-up for an amount less than previously estimated.

               Equity income from Insilco's unconsolidated joint venture, Thermalex, was $2.6 million in 1997 compared to $2.9 million in 1996. Thermalex incurred higher expenses in 1997 related to the start-up of a new extrusion press and plant expansion.

               Income Tax Expense

               Insilco's actual income tax obligations during 1997 ($10.5 million) and 1996 ($2.4 million) were substantially less than the total amount of income taxes recognized ($47.9 million and $12.4 million, respectively) because previously generated net operating losses and other deferred tax assets were used to reduce the tax obligations. During 1996, additional deferred tax assets of $10.7 million were recognized and recorded on the balance sheet because it was concluded that it was more likely than not that such amounts would be realized in future years. In accordance with the Reorganization SOP, the tax benefits associated with the recognition of pre-effective date deferred tax assets, ($10.2 million in 1996) were recorded as an increase to additional paid-in capital.

               Discontinued Operations

               On March 5, 1997, Insilco completed the sale of its Office Products Business within the Office Products/Specialty Publishing Group with the sale of the Rolodex Business for $112.6 million, net of transactions costs. The divestiture of the Rolodex Business was preceded in 1996 by the divestiture of Rolodex Electronics and Curtis for aggregate sales proceeds of $21.8 million.

               As a result of the sale, the Office Products Business has been accounted for as a discontinued operation and, accordingly the accompanying consolidated statements of operations and cash flows for the periods prior to the sale have been reclassified. Revenues associated with the discontinued Office Products Business for the years 1997, 1996, and 1995 were $10.8 million, $80.1 million, and $111.7 million, respectively.

1996 Compared to 1995

                Sales

               Net sales from continuing operations in 1996 were $492.4 million, an increase of 10% over 1995 net sales from continuing operations of $449.5 million primarily due to a 16% ($29.4 million) increase at the Automotive Components Group and an 8% ($13.1 million) increase at the Technologies Group.

               Sales in the Automotive Components Group segment were $209.7 million, an increase of 16% over 1995 sales of $180.3 million. The increased sales were attributable to $20.5 million of sales from the 1996 acquisitions of the Lingemann automotive aluminum tube business and Great Lake, as well as higher content per automobile of clutch plates in transmissions, and higher sales of aluminum heat exchangers and related products and equipment manufactured by the segment's Thermal unit. Approximately 29% of Thermal's sales are to the automotive OEM market. Steel Parts achieved sales growth over 1995 due to higher parts content per automobile, as automobile manufacturers have moved from three-speed to four and five-speed automatic transmissions. Steel Parts is primarily an OEM supplier of transmission and other automotive components. The increased sales at Thermal and Steel Parts were partially offset by a decline from the prior year at Romac, Insilco's manufacturer of stainless steel tubing sold principally in marine and distribution markets.

               Sales in the Technologies Group were $183.7 million, an increase of 8% over 1995 sales of $170.6 million. Sales of the wire and cable assembly business, Escod, were up 23% over 1995, reflecting continued expansion of its customer base and a rebound in orders from its largest telecommunications customer. Stewart Connector, Insilco's manufacturer of high speed data transmission connectors which serves the computer networking market, had an 8% increase in sales over the prior year with 15% growth in the fourth quarter of the year, primarily as a result of a new contract with a major telecommunications customer for connector/cable assemblies. Foreign sales accounted for approximately 40% and 43% of Stewart Connector's sales in 1996 and 1995, respectively. Sales at the segment's Signal Transformer unit were flat compared to the prior year. Sales of precision stampings at the segment's Stewart Stamping unit increased 5% due to the underlying strength of the markets that it serves, including the housing construction and automotive markets.

               Sales at Taylor Publishing were $99.0 million, relatively flat compared to prior year sales of $98.6 million.

               Operating Income

               Operating income (loss) comparisons between 1996 and 1995 are more difficult to present than the sales comparisons because of the effects of "fresh start" accounting on the results of operations. Due to the effects of "fresh start" accounting, Insilco's 1995 operating results were depressed by a $16.2 million charge for the amortization of Reorganization Goodwill ($3.4 million, $7.2 million and $5.6 million of which were allocated to the Automotive Components Group, Technologies Group and Specialty Publishing, respectively). The consolidated reported operating income from continuing operations in 1996 improved to $48.4 million from $38.9 million in 1995. (See the table on page 32 regarding the comparability between the periods).

               Excluding the effects of "fresh start" accounting, as described above, the operating performance decreased $6.7 million or 12% due to higher corporate overhead, decreased operating margins in the Technologies Group and a $1.5 million restructuring charge recorded by Taylor Publishing. The higher corporate overhead in 1996 is primarily due to a $4.3 million gain recorded in 1995 related to a change in Insilco's pension plan which temporarily reduced corporate overhead. These items and other operational year-to-year changes are discussed below in the analysis of each segment's operating income.

               The Automotive Components Group's operating income in 1996 compared to 1995 increased to $23.9 million from $20.4 million. The results in 1995 were negatively impacted by the amortization of Reorganization Goodwill totaling $3.4 million. Excluding amortization of Reorganization Goodwill, the segment's operating performance was relatively flat compared to 1995, as the effect of higher sales was offset by a $1.7 million increase in allocated corporate overhead due to the 1995 pension gain noted above.

               The Technologies Group's operating income in 1996 compared to 1995 increased to $24.5 million from $20.3 million. The results in 1995 were negatively impacted by a $7.2 million amortization charge for Reorganization Goodwill. Excluding the amortization of Reorganization Goodwill, the segment's operating income decreased $3.0 million in 1996 compared to 1995, an 11% decline, due to decreased operating margins and a $1.7 million increase in allocated corporate overhead due to the 1995 pension gain noted above. The lower operating margins were caused principally by competitive price pressure in the connector market and delayed introductions of new connector products.

               In 1996, the operating income of the Specialty Publishing business, Taylor Publishing, improved to $1.7 million from an operating loss of $0.8 million in 1995 due principally to the reduction in amortization of Reorganization Goodwill, which totaled $5.6 million in 1995. Excluding the amortization of Reorganization Goodwill, the unit's operating performance decreased $3.2 million in 1996 compared to 1995 due to a $1.5 million restructuring charge incurred in 1996, following Taylor's adoption of a restructuring plan to improve profitability, a $1.1 million increase in allocated corporate overhead which was primarily attributable to the 1995 pension gain noted above and increased administrative costs.

               Other Income (Expense)

               Interest expense decreased approximately 6% or $1.2 million in 1996 compared to 1995 due to a lower effective interest rate and lower debt balances. Other income included a favorable adjustment of $2.2 million related to Insilco's environmental liabilities following completion of a site clean-up for an amount less than previously estimated. Other income for 1995 included favorable adjustments of $3.6 million related to Insilco's environmental liabilities following a review of its liabilities from previously divested operations and $1.5 million related to the resolutions of several legal disputes. In addition, other income included a $4.0 million gain on the sale of idle corporate assets.

               Income Tax Expense

               Insilco's actual income tax obligations during 1996 ($2.4 million) and 1995 ($2.6 million) were substantially less than the total amount of income taxes recognized ($12.4 million and $16.1 million respectively) because previously generated net operating losses and other net deferred tax assets were used to reduce the tax obligations. During 1996 and 1995, additional deferred tax assets of $10.7 million and $9.2 million respectively, were recognized and recorded on the balance sheet because it was concluded that it was more likely than not that such amounts would be realized in future years. In accordance with the Reorganization SOP, the tax benefits associated with the recognition of pre-effective date deferred tax assets ($10.2 million and $1.6 million in 1996 and 1995, respectively), were recorded as an increase to additional paid-in capital and $7.2 million in 1995 was recorded as a reduction to Reorganization Goodwill. The 1995 reduction eliminated the remaining unamortized Reorganization Goodwill.

               Discontinued Operations

               For information regarding our reclassification of its Office Products Business as a discontinued operation, see "1997 Compared to 1996--Discontinued Operations."

Liquidity and Capital Resources

                Post-Mergers and Refinancing

               Our principal sources of liquidity are cash flow from operations and borrowings under the new credit facility. Our principal uses of cash are debt service requirements, capital expenditures, acquisitions and working capital. We expect that ongoing requirements for debt service, capital expenditures and working capital will be funded from operating cash flow and borrowings under the new credit facility. We have recently completed an acquisition and are considering another acquisition. See "--Recent Developments." In connection with these and future acquisitions, we may require additional funding which may be provided in the form of additional debt, equity financing or a combination thereof. There can be no assurance that any such additional financing will be available to us on acceptable terms.

               We incurred substantial indebtedness in connection with the Mergers, the Merger Financing and the financing to repurchase the 10 1/4% notes. On a pro forma basis, Insilco would have had approximately $324.0 million of indebtedness outstanding as of September 30, 1998 (and Holdings would have had approximately $393.4 million) as compared to $314.5 million of indebtedness outstanding as of September 30, 1998 on a historical basis. In addition, on a pro forma basis, Insilco would have a stockholders' deficit of $134.4 million at June 30, 1998 as compared to a stockholders' deficit of $130.2 million as of September 30, 1998 on a historical basis. Insilco's significant debt service obligations could, under certain circumstances, have material consequences to security holders of Insilco and Holdings. See "Risk Factors."

               In connection with the Mergers, Holdings raised approximately $56.0 million of equity capital through the issuance of 1,245,138 shares of Holdings Common Stock, approximately $35.0 million through the issuance of the PIK Preferred Stock and the DLJMB Warrants to purchase 65,603 shares of Holdings Common Stock at an exercise price of $0.01 per share, and approximately $70.2 million aggregate gross proceeds of the Holdings Units. In addition, Insilco raised approximately $43.1 million through additional borrowings under the Existing Credit Facility.

               The Company

               Our new credit facility consists of a $125.0 million amortizing term loan maturing in seven years. Scheduled aggregate amortization is expected to be $1.3 million in 1999. The new credit facility also includes a $175.0 million revolving credit facility maturing on July 8, 2003 which provides for revolving loans and up to $50.0 million in letters of credit.

               Availability under the revolving credit facility decreases (i) on the six month anniversary of the new credit facility closing date by an amount equal to $46.0 million less the aggregate consideration paid in connection with acquisitions or committed to be paid pursuant to a signed definitive acquisition agreement entered into prior to such date and (ii) by $17.5 million on each of July 10, 2001 and July 10, 2002.

               Interest rates applicable to borrowings under the new credit facility vary depending on: (i) whether the loan is made under the revolving credit facility or the term loan facility; (ii) whether the loan is a base rate loan or a LIBOR rate loan, which is at Insilco's discretion, and (iii) with respect to revolving loans after the first six months, Insilco's ratio of total debt to EBITDA (as defined). The applicable rates are: the prime rate plus 1.75% for base rate revolving loan borrowings and the prime rate plus 2.50% for base rate term loan borrowings and LIBOR plus 3.00% for LIBOR revolving loan borrowings and LIBOR plus 3.75% for LIBOR term loan borrowings. Insilco's obligations under the new credit facility are guaranteed by Holdings and all material existing and future wholly-owned domestic subsidiaries of Insilco (the "subsidiary guarantors") and are secured by substantially all of the assets of Insilco and the subsidiary guarantors, including a pledge of the capital stock of all existing and future subsidiaries of Insilco (provided that no more than 65% of the voting stock of any foreign subsidiary shall be pledged) and a pledge by Holdings of the stock of Insilco. The new credit facility contains customary covenants and events of default. See "Description of Certain Indebtedness--New Credit Facility."

               The notes will mature in 2007. Interest on the notes is payable semiannually in cash. The notes contain customary covenants and events of default, including covenants that limit our ability to incur debt, pay dividends and make certain investments.

               We anticipate that our operating cash flow, together with borrowings under the new credit facility, will be sufficient to meet anticipated future operating expenses, capital expenditures and to service interest payments on its outstanding debt as they become due. Our ability to make scheduled payments of interest on or to refinance indebtedness and to satisfy other debt obligations will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond its control. See "Risk Factors."

               Historical

               Cash Flows from (Used In) Operating Activities. Operations used $22.9 million of cash in the first nine months of 1998 as compared to providing $11.6 million in the first nine months of 1997. Cash flows from operations in the first nine months of 1998 were impacted by $20.9 million of merger expenses incurred and interest payments related to the 10 1/4% notes totaling $15.5 million, partially offset by a Federal income tax refund of $5.1 million. Insilco's cash flow for periods prior to the nine months ended September 30, 1997 was favorably impacted by tax loss carryforwards, which reduced the actual cash payments for the years to well below the financial statement income tax expense. The tax loss carryforwards were substantially reduced in 1997 due to the gain from the sale of the Rolodex Business.

               Operations provided $45.5 million in cash in 1997 compared to providing $55.4 million in cash in 1996. Cash flows from operations decreased from the prior year primarily due to cash flows from the divested Office Products business included in 1996 results. The Company's cash for periods prior to 1997 was favorably impacted by tax loss carryforwards, which reduced the actual cash payments for the years to well below the financial statement income tax expense. The tax loss carryforwards were substantially reduced in 1997 due to the gain from the sale of the Rolodex Business. As result, beginning in 1998 it is expected that the Company will no longer have any tax loss carryforwards available to reduce cash payment obligations.

               Cash Flows from (Used In) Investing Activities. In March 1997, Insilco sold its Rolodex Business for a net sales price of $112.6 million. In the first nine months of 1998 and 1997, Insilco received dividend distributions from Thermalex of $1.3 million and $1.4 million, respectively. Insilco's other investing activities consisted principally of capital expenditures which totaled $15.7 million and $15.0 million for the first nine months of 1998 and 1997, respectively. In addition, Insilco paid $2.7 million and $2.8 million of prepetition liabilities in the first nine months of 1998 and 1997, respectively.

               In 1997, in addition to the sale of the Rolodex Business, the Company received a $1.5 million dividend distribution from Thermalex and $4.4 million from the liquidation of idle assets in 1997. In 1996, the Company acquired the Lingemann Business, and two affiliated businesses serving the automotive, heavy truck and industrial manufacturing radiator replacement market, Great Lake and Kar Tool Co. Inc., for approximately $37.7 million including transaction fees and expenses. In 1996, the Company received proceeds totaling $21.8 million from the sales of Curtis and Rolodex Electronics; $3.6 million from Thermalex for full repayment of loans outstanding; a $3.4 million dividend distribution from Thermalex; and $1.3 million from the disposal of idle assets. In 1995, the Company received $2.5 million from Thermalex relating to the partial repayment of loans, a $0.4 million dividend distribution from Thermalex and $4.7 million from the disposal of idle assets.

               The Company's capital expenditures totaled $23.6 million in 1997 and the Company has budgeted expenditures totaling approximately $22.1 million in 1998, of which $15.7 million was completed in the first nine months of 1998. The Company expects to finance these expenditures and investments with internally generated funds. The Company does not anticipate that limitations on capital expenditures under the Existing Credit Facility will adversely affect its ability to meet its operating goals.

               Cash Flows from (Used In) Financing Activities. Financing activities provided $28.1 million in the first nine months of 1998 compared to using $111.2 million in the first nine months of 1997. On August 17, 1998, a series of transactions involving Insilco were completed. (See "The Merger Financing" below.) In connection with the Mergers, Insilco paid a dividend of $30.9 million to Holdings and borrowed approximately $43.1 million under Insilco's then existing credit facility. Insilco also received a $3.5 million loan from Holdings.

               On July 3, 1997, Insilco refinanced its then existing bank debt (See Note 3 to the condensed consolidated financial statements) and using the Rolodex Proceeds purchased 2,857,142 shares of its common stock, at $38.50 per share in cash, for an aggregate purchase price of $110.0 million. On August 12, 1997, Insilco completed the Tender Offer, in which it purchased an additional 2,857,142 shares at a price of $38.50 per share in cash for an aggregate purchase price of $110.0 million. On August 12, 1997, Insilco issued $150.0 million of the 10 1/4% notes, for net proceeds of approximately $145.9 million.

               Insilco used the net proceeds from the offering of the 10 1/4% notes to fund the repurchase of shares tendered in the Tender Offer, repay bank loans, pay fees and expenses of the aforementioned transactions and for general corporate purposes. Insilco incurred $10.7 million in costs for the refinancing, Tender Offer and issuance of the notes.

               During 1996, the Company repaid $22.8 million of its initial $155.0 million term loan. The Company also repurchased an additional 97,500 shares of its common stock at prices ranging from $30.60 to $36.125 per share under the Company's $15.0 million stock buyback program. During 1995, the Company repaid $12.6 million of its initial $155.0 million term loan and repurchased 197,500 shares of its common stock at prices ranging from $32.375 to $36.875 per share.

               Net Income (Loss) and Accumulated Equity (Deficit). At December 31, 1997, Insilco had a stockholders' deficit totaling $102.3 million compared to stockholders' equity totaling $33.4 million at December 31, 1996. The deficit was attributable to the effect of the Share Repurchase as described in "Cash Flow From (Used In) Financing Activities" above.

               Seasonality. Insilco's yearbook publishing business, Taylor Publishing, is highly seasonal, with a majority of sales occurring in the second and third quarters of the year. Taylor receives significant customer advance deposits in the second half of each year. Insilco's other businesses are not highly seasonal.

               Impact of Inflation and Changing Prices. Inflation and changing prices have not significantly affected Insilco's operating results or markets.

               Liquidity. At September 30, 1998, Insilco's cash and cash equivalents and net working capital amounted to $4.7 million and $78.6 million, respectively, representing a decrease in cash equivalents of $6.0 million and an increase in net working capital of $39.1 million from year end 1997. The borrowing ability under Insilco's revolving credit facility as of the end of the quarter was $27.8 million which is also available for letters of credit.

               Trade receivables, net, at September 30, 1998 increased 25% or $17.0 million over the December 31, 1997 amount primarily due to increased receivables at Taylor Publishing following its peak yearbook production period (see "--Seasonality").

               At December 31, 1997, Insilco's cash and cash equivalents and net working capital amounted to $10.7 million and $39.5 million, respectively, compared to $3.5 million and $51.4 million, respectively, in 1996. The borrowing ability under Insilco's revolving credit facility at December 31, 1997 was $85.1 million, including $41.1 million available for additional letters of credit. Insilco believes it has adequate sources of liquidity to meet its working capital, capital expenditures and debt service requirements for the foreseeable future.

               Year 2000 Compliance. Many existing computer programs utilized globally use only two digits to identify a year in the date field. These programs, if not corrected, could fail or create erroneous results after the century date changes on January 1, 2000 or when otherwise dealing with dates later than December 31, 1999. This " Year 2000" issue is believed to affect virtually all companies and organizations, including Insilco.

               Insilco relies on computer-based technology and primarily utilizes a variety of third-party hardware and software and to a minimal degree some proprietary software. In addition to such information technology ('IT") systems, Insilco's operations rely on various non-IT equipment and systems that contain embedded computer technology. Third parties with whom Insilco has commercial relationships, including raw materials suppliers and service providers (such as banking and financial services, data processing services, telecommunications services and utilities), are also highly reliant on computer-based technology.

               In 1996, Insilco commenced an assessment of the potential effects of the Year 2000 issue on its business, financial condition and results of operations. In conjunction with such assessment, Insilco developed and implemented a "Year 2000" compliance program as described below.

               The majority of its IT systems are third party systems for which Insilco has received Year 2000 compliant versions. Insilco does not expect any significant outlay of cash for these systems as all of the third party systems are under current maintenance agreements which provide for continuing operation including functions involving Year 2000. The strategy instituted by Insilco to identify and address Year 2000 issues affecting third-party IT Systems includes contacting all third-party providers of computer hardware and software to secure appropriate representations to the effect that such hardware or software is or will timely be Year 2000 compliant.

               Insilco does not rely heavily on Company developed proprietary IT systems. Pursuant to our Year 2000 compliance program, Insilco has examined its proprietary IT systems for Year 2000 problems. All such systems that were identified as relating to a critical function and that were not Year 2000 compliant are being fixed. Insilco believes that nearly all of its proprietary IT systems fixed have been placed into production. Insilco is in the process of testing the remediated systems for Year 2000 compliance.

               Insilco has undertaken a review of its non-IT systems and is in the process of fixing of such systems that are within its control. Insilco expects to complete this remediation effort by April 30, 1999.

               Insilco procures its raw materials and operating supplies from a vast network of vendors located both within and outside the United States. As a part of its contingency planning effort, Insilco is continually assessing the Year 2000 readiness of its important vendors in order to identify any significant exposures that may exist and establish alternate sources or strategies where necessary.

               The costs incurred to implement Insilco's Year 2000 compliance program have been immaterial to date and Insilco presently expects to incur less than $1.0 million of costs in the aggregate. All of Insilco's Year 2000 compliance costs have been or are expected to be funded from Insilco's operating cash flow. Insilco's Year 2000 compliance budget does not include material amounts for hardware replacement because Insilco has historically employed a strategy to continually upgrade its business systems. Consequently, Insilco's Year 2000 budget has not required the diversion of funds from or the postponement of the implementation of other planned IT projects.

               Insilco's Year 2000 compliance program is directed primarily towards ensuring that Insilco will be able to continue to perform three critical functions: (i) make and sell its products, (ii) order and receive raw material and supplies, and (iii) pay its employees and vendors. It is difficult, if not impossible, to assess with any degree of accuracy the impact on any of these three areas of the failure of one or more aspects of Insilco's compliance program.

               The novelty and complexity of the issues presented and the proposed solutions therefore and Insilco's dependence on the technical skills of employees and independent contractors and on the representations and preparedness of third parties are among the factors that could cause Insilco's efforts to be less than fully effective. Moreover, Year 2000 issues present a number of risks that are beyond Insilco's reasonable control, such as the failure of utility companies to deliver electricity, the failure of telecommunications companies to provide voice and data services, the failure of financial institutions to process transactions and transfer funds, the failure of vendors to deliver materials or perform services required by Insilco and the collateral effects on Insilco of the effects of Year 2000 issues on the economy in general or on Insilco's customers in particular. Although Insilco believes that its Year 2000 compliance program is designed to appropriately identify and address those Year 2000 issues that are subject to Insilco's reasonable control, there can be no assurance that Insilco's efforts in this regard will be fully effective or that Year 2000 issues will not have a material adverse effect on Insilco's business, financial condition or results of operations.

               Foreign Sales. In 1997 Insilco had export sales of $55.4 million which represented 10% of total sales. Export sales in 1997 to Europe, Asia, Canada and Mexico were $21.2 million, $14.0 million, $9.7 million and $4.3 million, respectively. All other export sales in 1997 totaled $6.2 million. In 1996, Insilco had export sales of $58.2 million which were 12% of total sales. In 1995, export sales were $53.1 million or 12% of total sales. Insilco's transactions are primarily in U.S. dollars.

                                    BUSINESS

               Overview

    We produce automotive, telecommunications and electronics components, and are a leading specialty publisher of student yearbooks.

    We report our financial results in three segments:

    o the Automotive Components Group, which manufactures

      o  transmission components and assemblies and

      o heat exchangers (such as radiators and air conditioning condensers) and heat exchanger tubing;

    o the Technologies Group, which manufactures

      o high performance data-grade connectors for the telecommunications and networking markets,

      o cable and wire assemblies primarily for the telecommunications market, and

      o precision metal stampings and power transformers primarily for the electronics market.

    o Specialty Publishing, which produces student yearbooks and other specialty books.

    Our portfolio of businesses serves several market segments, which we believe tends to minimize the effects of cyclicality and diversify business risk from any one market. Our broad base of more than 17,000 customers includes automotive and non-automotive original equipment manufacturers ("OEMs"), telecommunications, networking and electronics companies and school yearbook departments nationwide.

    We primarily focus on tailoring our products for customer-specific applications in niche markets. For example, (1) we customize products for particular customers and applications and (2) we develop technology to enhance product function. We believe that this focus on niche markets results in more stable revenues, higher margins and longer term customer relationships (often as the sole supplier to that customer). From fiscal 1994 to the twelve month period ended September 30, 1998, our net sales from continuing operations increased from $438.4 million to $543.0 million, representing a compound annual growth rate ("CAGR") of 5.9%, and Adjusted EBITDA (as we define on page [ ]) increased from $56.6 million to $68.9 million, representing a CAGR of 5.4%.

                                   Twelve Months
                              Ended September 30, 1998
                              ------------------------
                                                Adjusted
Segment                       Sales            EBITDA(1)          Principal Products/markets           Largest Customers
-------                       -------         ----------   ---------------------------------------     -----------------
                                   (in millions)
Automotive                   $  244.9          $   33.5    --Transmission/suspension components        --Ford
Components Group                                           --Radiators/air conditioning condensors     --Valeo
                                                           --Heat exchanger tubing                     --Caterpillar
                                                                                                       --Behr
                                                                                                       --Delphi
Technologies Group              195.6              27.4    --Cable harness assemblies                  --Nortel
                                                           --50/60 Hz transformers                     --Siemens
                                                           --Modular jacks & plugs                     --Littelfuse
                                                           --Precision high speed stamping             --Ericsson
                                                                                                       --Lucent
                                                                                                       --IBM
Specialty Publishing            102.5               8.0    --School yearbooks                          --High Schools
                             --------          --------
                                                                                                       --Universities

Total                        $  543.0           $  68.9
                             ========           =======

----------
(1) See footnote 6 to the "Summary Historical and Unaudited Pro Forma Consolidated Financial Operating Data".

    The Automotive Components Group:

    The Automotive Components Group consists of three operating units and a joint venture,

    o Thermal Components which produces aluminum-and copper-based heat exchanger tubing for automotive OEMs and Tier 1 suppliers, and also manufactures radiators, air conditioning condensers and other heat exchangers for automotive and industrial applications.

    o Steel Parts which is the leading supplier of automatic transmission clutch plates to Ford and produces other stamped components for OEMs and Tier 1 suppliers.

    o Romac which produces stainless steel tubing for marine, architectural, which industrial and automotive applications.

    o Thermalex, a joint venture owned equally by us and Mitsubishi Aluminum, which is, management believes, the nation's leading producer of precision extruded multi-port aluminum heat exchanger tubing used in automotive air-conditioning condensers. In 1997, Thermalex, which is accounted for as an unconsolidated investment, contributed $2.6 million to our consolidated pre-tax income and paid a $1.5 million cash dividend to us. On a stand-alone basis, Thermalex generated $10.3 million of EBITDA in 1997; however, only the $1.5 million dividend is included in our Adjusted EBITDA.

    We believe that the impact of the automotive cycle on the automotive components group's financial performance is lessened by the group's sales to the automotive aftermarket and non-automotive OEMs, which represented 16% and 27%, respectively, of the group's 1997 net sales.

   The Technologies Group:

               Our Technologies Group generally focuses on niche products which are designed for specific customer applications and seeks to supply all or a substantial portion of its customers' requirements. The group has four operating units:

   o Escod Industries, a supplier of cable and wire assemblies to the telecommunications market, including Northern Telecom and Siemens Telecom Network;

   o Stewart Connector, a producer of high performance data-grade connectors for the computer networking and telecommunications markets;

   o Stewart Stamping, a producer of highly customized precision stamped metal parts, primarily for the electronics industry; and

   o Signal Transformer, a producer of 50-60 Hz power transformers used in a variety of products.

   Specialty Publishing

               Specialty Publishing consists of Taylor, one of the nation's leading publishers of student yearbooks. We believe that Taylor was the first major yearbook publisher to make extensive use of digital pre-press technology as opposed to the more widely used pre-press process which involves manual cutting, pasting and rescaling. We believe it uses digital pre-press technology more extensively than its competitors, which offers yearbook departments superior quality and greater flexibility in altering page design. The student yearbook business is not very cyclical, has low customer turnover and many of the sales are prepaid.

Competitive Strengths

               We believe we possess a number of competitive strengths, including the following:

   Strong Niche Market Positions

               Many of our products are targeted to niche markets in which we can capitalize on our ability to produce highly customized products designed for a single customer or a specific application which often requires formal qualification. We believe that the specialized knowledge and experience we have gained from these niche markets cannot be easily duplicated or replaced and strengthens our competitive position. As a result, we believe we have an advantage in competing with potential new entrants attempting to displace us as a supplier in many of its niche markets. We further believes that we are the sole supplier to customers of many of our niche products. Examples of our niche market products include automatic clutch plates for domestic Ford automobiles and light trucks, certain customer-specific high-speed data-grade transmission connectors, and certain customer-specific cable and wire assemblies for Nortel and Siemens.

   Long Standing Customer Base

               Our customer base, characterized by many long-term relationships, provides an ideal platform from which to offer new products to existing customers. In addition, such long-term relationships provide us with early insight into customers' changing needs and allow us to introduce application-specific products. The length of our average relationship with its ten largest customers is over twenty years.

   Recognized Quality

               We have received industry recognition and awards for quality. Awards recently received include: Ford's Q1 Quality Award, Eastman Kodak's Preferred Vendor Status, Littelfuse Supplier Ingenuity Award, Panasonic's (ACOM Division) Supplier of the Year, Sensormatic's Preferred Vendor and Siemens Success Supplier--Ship to Stock Award. In addition, several of our plants have been certified as "QS 9000", "ISO 9001" or "ISO 9002", domestic and international standards certification recognizing quality manufacturing processes.

   Experienced Management Team

               The current management team, headed by chief executive officer, Robert L. Smialek, significantly reduced Insilco's debt during the past several years from $253.7 million on January 1, 1994 to $58.6 million prior to our recapitalization in June 1997 (at which time we borrowed money to buy back Insilco stock), while increasing adjusted EBITDA from $56.6 million in 1994 to $68.9 million in the twelve month period ended September 30, 1998, representing a compound annual growth rate of 5.4%. Management accomplished these improvements by divesting certain non-core businesses such as paint products, computer accessories and office products, focusing investments on its core businesses and actively managing working capital.

Business Strategy

               We seek sales growth through internal growth and acquisitions. In addition, we seek to improve operating margins through cost reduction programs and an on-going process of efficiency improvements. Our strategy includes the following:

    Focus on Niche Markets

               Our primary focus is to tailor our products for customer specific applications in niche markets. This strategy includes customizing products for particular accounts and applications and developing technology to enhance product function. We believe that this niche market focus results in more stable revenues, higher margins and longer term, often sole-supplier, customer relationships.

   Develop New Products and Applications

               We pursue internal growth by developing specialized products and by developing new applications for existing products. To further this goal, the Automotive Components Group formed a technical center to research emerging trends in heat transfer technologies and to develop new products and applications. One longer-term project involves adapting our condenser technology for use in HVAC applications for the residential market. We believe our heat exchanger technology could be used in the design of smaller, more energy efficient aluminum condensers to replace the conventional copper/brass condensers currently used in residential HVAC systems. In addition, working with customers such as Xircom, we have introduced several new products at Stewart Connector in 1998, including a Xircom PCMCIA modem containing multiple standard RJ45 connectors. Finally, our investments in digital pre-press technology at Taylor are designed to lower production costs and improve yearbook quality.

   Increase Value Added Content

               Our business strategy also emphasizes increasing value added content to provide customers with integrated solutions rather than individual components. For example, our Steel Parts unit has expanded its product offering to include sub-assemblies in addition to component parts. Our contract cable assembly unit has expanded its services to include complete wire harness systems, and our high-precision stamping unit now offers a number of finishing processes, in addition to designing and stamping high-precision parts. By doing more to the components we produce, through value-added assemblies and manufacturing processes, we are able to foster long-term relationships with customers, and increase sales and margins. Moreover, OEM customers are able to reduce their supplier base, while ensuring that an integrated sub-assembly passes quality standards and meets exacting design compatibility requirements.

    Implement Cost Reduction Programs and Efficiency Improvements

               We have a continual improvement philosophy which, by recognizing and rewarding efficiency and quality improvements, has reduced scrap rates, improved labor productivity and increased operating margins. In addition, our individual businesses have automated manufacturing processes and have increased production at lower cost plants, such as those in the Dominican Republic, Mexico, Ireland and El Paso, Texas. For example, new equipment installed at Thermal Components in 1996 has increased capacity, substantially reduced cycle time, and lowered costs and product defect ratios. Taylor Publishing has switched to automated pre-press operations and introduced a pilot program through which selected customers are using the Internet to proof and approve electronic copy, which we believe will lead to reduced pre-press production costs.

   Expand Strategic Acquisitions and Partnerships; Divestitures

               We believe that we operate in highly fragmented industries which provide many strategic acquisition and partnership opportunities. Through acquisitions and partnerships, we seek to leverage our technical expertise, customer contacts and managerial talent to augment our core business, broaden our product lines, increase our geographic scope and better serve our customers. For example, we just completed the acquisition of a precision metal stamping company that adds "deep draw" precision stamping capabilities, and significant new markets (e.g. consumer goods) and customers, to our precision stamping business. In 1996, we acquired Great Lake, Inc., which expanded our product reach to include the automotive and heavy truck radiator replacement market, and acquired the automotive aluminum tubing business of Helmut Lingemann GmbH & Co., which expanded our international market position in the automotive heat exchanger tubing market. We believe that numerous acquisition candidates exist globally and intend to continue to seek new acquisition opportunities in our technology and automotive segments. In addition, we have explored and are continuing to explore divestiture opportunities.

Business Segments

   Automotive Components Group

               The Automotive Components Group is made up of three operating units, Thermal Components, Romac and Steel Parts. The businesses in this segment manufacture automotive heat exchangers and related tubing, stainless steel tubing, and automatic transmission and suspension components, respectively. The Automotive Components Group accounted for 43.7% of our total sales in 1997, or approximately $231 million.

   Automotive Sales by Market Segment


                                                   1997
                                                   ----
Automotive OEM...............................      45.9%
Other OEM....................................      27.2
Automotive Aftermarket.......................      16.2
Other........................................      10.7
Total........................................     100.0%


               Tubing and Heat Transfer. Thermal Components is a vertically integrated manufacturer of heat exchangers for the automotive, specialty vehicle, truck, heavy equipment and off-road vehicle and industrial equipment markets. Its products include thin wall aluminum and copper tubes used principally in heat transfer applications, radiators, air conditioning condensers, oil coolers and heaters and production machinery and equipment used in the manufacture and assembly of automotive heat exchangers.

               Thermal Components uses a direct sales force and independent sales representatives to market its products. Thermal Components sells to both OEMs and aftermarket customers.

               Thermalex, our joint venture with Mitsubishi Aluminum, manufactures multiport aluminum extrusions used principally in automotive air conditioning condensers.

               The markets for automobile heat-exchanger products are highly competitive and have many participants, particularly automobile OEMs that produce for their own use and several large independent manufacturers. Thermal supplies tubes and, through Thermalex, extrusions to domestic automobile OEMs and independent manufacturers. Thermal is an established supplier of welded radiator tubes to manufacturers and repair shops in the heat-exchanger aftermarket.

               Thermal has manufacturing facilities in Alabama, Michigan, New York, South Carolina, Wisconsin and Germany. At December 31, 1997, Thermal (excluding Thermalex) had 936 employees.

               Transmission Components. Steel Parts manufactures automotive parts consisting of close-tolerance precision metal stampings at its facility in Indiana. Its products include clutch plates for automatic transmissions, suspension parts for vibration-reducing assemblies and engine mounts.

               Substantially all Steel Parts' sales are made to the domestic automobile industry, either directly or indirectly through other independent automotive parts suppliers. As a result, the demand for Steel Parts' products historically has been heavily dependent on the level of new car production by the domestic automobile industry. Steel Parts has also seen its production content per automobile increase in recent years as automobile manufacturers have moved from three-speed to four-and five-speed automatic transmissions. The strong domestic automotive market resulted in Steel Parts operating at or near capacity for most of 1997 and 1996.

               The market for original equipment automobile parts is competitive and has many participants, principally the automobile manufacturers themselves because of their ability to make their own parts. Approximately 70%, 70% and 67% of Steel Parts' sales in 1997, 1996 and 1995, respectively, were to Ford Motor Company.

               At December 31, 1997, Steel Parts had 383 employees.

               Stainless Steel Tubing. Romac manufactures stainless steel tubing for a variety of marine, architectural, automotive and decorative applications at its facility in North Carolina. Substantially all of its sales are domestic.

               The markets for these products are highly competitive. Competition is based principally on price and, to a lesser extent, on the shapes and finishes that can be achieved with the tubing. At December 31, 1997, Romac had 129 employees.

   Technologies Group

               The Technologies Group consists of four operating units, Stewart Connector, Signal Transformer, Stewart Stamping and Escod Industries, which manufacture telecommunication and electrical component products for the computer networking, telephone digital switching, premises wiring, main frame computer, automotive and medical equipment markets. The Technologies Group accounted for 37.7% of our total sales in 1997, or approximately $198.9 million.

               Specialized Connector Systems. Stewart Connector designs and manufactures specialized high speed data connector systems, including modular plugs, modular jacks, shielded and nonshielded specialized connectors, and cable assemblies for telecommunications, cellular communications and data transmission, including local and wide area networks. Its primary manufacturing facility is located in Pennsylvania, with an assembly operation in Mexico.

               Stewart Connector sells its products throughout the world, directly and through sales subsidiaries, and through a network of manufacturers' representatives. Foreign sales accounted for approximately 41%, 40% and 43% of Stewart Connector's sales in 1997, 1996 and 1995, respectively. It maintains direct sales offices (and to a lesser extent, distribution operations) in England, Japan and Germany and has numerous domestic and foreign competitors, some of which are substantially larger than Stewart Connector. Competition is based principally on price with respect to older product lines, and on technology and product features for newer products and to a lesser extent, patent protection.

               At December 31, 1997, Stewart Connector had 796 employees, of which 372 were employed in the U.S., 20 in Japan, 7 in Germany, 4 in the United Kingdom, and 393 in Mexico.

               Power Transformers. Signal Transformer manufactures both standard "off-the-shelf" and custom-made power transformers serving a broad customer base in a variety of industries. Signal's markets include telecommunications, home and retail security systems, medical instrumentation, gaming and entertainment and process controls. Signal markets its products directly, utilizing catalogs and print advertising, and indirectly through selective independent sales representatives in targeted regions of the country. It has a customer base of over nine thousand accounts, consisting of both OEMs and aftermarket resellers.

               The electronic transformer industry includes both domestic and foreign manufacturers and there are numerous competitors to Signal. Competition is based on price and availability of product to meet customers' needs. Signal has directed its marketing efforts for many years towards engineers and other customers having specialized, low-volume demand and prompt delivery requirements. To capitalize on an identified market niche, Signal has a service that guarantees 24 hour delivery for small order quantities of certain off-the-shelf transformers.

               Signal manufactures its transformers at production facilities located in the Dominican Republic, Puerto Rico and New York. The New York facility also serves as Signal's major sales, administration and distribution center.

               At December 31, 1997, Signal had 645 employees, of which 153 were employed in the U.S., 250 in the Dominican Republic and 242 in Puerto Rico.

               Precision Stampings and Wireforms. Stewart Stamping is a tool designer and subcontract manufacturer of precision stampings and wireformed parts. Stewart Stamping manufactures components used in electrical devices, such as circuit breakers, electric fuses, lighting and process controls, and in electronic industries, including passive components such as capacitor cans and connector contacts. Stewart Stamping sells its products to a broad customer base primarily in the U.S. through a network of manufacturers representatives. Stewart Stamping manufactures its products at its plant in Yonkers, New York. In early 1997, Stewart Stamping leased a manufacturing facility in El Paso, Texas to better serve the Southwestern U.S. and Mexican assembly operations of telecommunication and electronics customers.

               Stewart Stamping's competitors in each of its product lines are numerous (including, in the case of metal stampings, its own customers), but Stewart Stamping traditionally has focused on products that, because of the engineering and manufacturing capability required to produce them, have the potential for repeat business.

               At December 31, 1997, Stewart Stamping had 320 employees.

               Cable and Wire Assemblies. Escod Industries produces electronic cable assemblies, specialized wire harnesses and certain telecommunication equipment subassemblies for sale to manufacturers of telecommunications, computer and other electronics equipment. Escod's markets generally are regional in nature, and Escod's production facilities (three in the Carolinas and one in Florida) are operated principally to serve local plants of OEMs. Because substantially all of Escod's customers are OEMs having a number of production facilities, the demand for Escod's products depends not only on the demand for its customers' products, but also on its customers' varying utilization of their production sites.

               Telecommunications and computer OEMs account for the bulk of Escod's sales. Two telecommunications OEMs together accounted for approximately 68%, 66% and 60% of Escod's total revenues in 1997, 1996 and 1995, respectively. Escod's dependence on these two major customers makes its revenues and operating income sensitive to changes in demand from those customers. Beginning in 1995, Escod has focused its efforts on developing a broader customer base and a broader product line.

               Competition in Escod's markets is based primarily on price and, to a lesser extent, on responsiveness to customers' needs. The profitability of Escod's sales generally depend on the relative raw material content, labor productivity, quality of the products sold, proximity to customers and timeliness of delivery.

               As a result of the low barriers to entry into Escod's business and increased, low-cost foreign competition in recent years, Escod's business has become highly competitive.

               At December 31, 1997, Escod had 798 employees.

   Specialty Publishing

               Taylor Publishing Company is engaged primarily in the contract design and printing of student yearbooks from which it derived at least 87% of its revenues in each of the last three years. Specialty Publishing accounted for 18.6% of our total sales in 1997, or approximately $98.2 million. Its principal yearbook customers are secondary (middle and senior high) schools. Other yearbook customers include elementary schools, colleges and academies. Taylor also publishes a variety of specialty books on a contract basis and a limited number of its own publishing titles and provides reunion planning and other services for alumni of schools, colleges and academies.

               Competition in the yearbook industry is based upon customer service, quality and price. The market for yearbooks is affected more by demographic trends, which are expected to be favorable, than by business cycles. Taylor offers several yearbook lines with different graphic and typographic options and capabilities. Taylor has expended significant resources in recent years to develop a system of electronic copy preparation designed to enhance the quality and consistency of photographs, reduce production costs and shorten the time required for yearbook production. Taylor has developed proprietary software programs for use by its customers in developing yearbooks. This software facilitates the yearbook design work performed by schools and improves the overall production process.

               Taylor markets its yearbook services through commissioned independent sales representatives who maintain contact with yearbook faculty advisors, school principals and other key purchasing personnel. It also trains students and their advisors in layout, design and marketing, conducts seminars and workshops and provides supporting materials, including software, to assist student yearbook staffs in the production process.

               Yearbook production is highly seasonal. Orders are normally obtained in the fall and finished yearbooks are delivered at or near the end of the school year, typically late spring to early summer and to a lesser degree, in the fall of the following school year. Deposits representing approximately 25% of the yearbook contract price are due from the yearbook customer upon its submission of the first set of yearbook pages.

               Given the seasonal production cycle, we typically receive significant cash deposits in the second half of each calendar year. These deposits are available to fund the working capital requirements of the yearbook production cycle, and to a lesser extent, to provide us with working capital for general corporate purposes.

               Taylor operates six production facilities in Texas (two owned and four leased) and one leased production facility in Pennsylvania. Its work force reflects the seasonality of its business, typically ranging from 1,000 to 1,700 full-time employees. At December 31, 1997, it had 168 salaried and 1,194 hourly employees.

               Divested Office Products Businesses. On September 3, 1996, we sold Curtis, our computer accessories business. On October 4, 1996, we sold Rolodex Electronics, consisting of electronic personal organizers and telephones. On March 5, 1997, we sold the Rolodex Business, which comprised our office products line. As a result, the Office Products Business has been accounted for as a discontinued operation.

Corporate History

               We have undergone significant change and restructuring in the past five years. A review of the most significant developments follows, in chronological order:

   o On April 1, 1993, we emerged from Chapter 11 bankruptcy proceedings pursuant to the Plan of Reorganization. The Plan of Reorganization resulted in a reduction in our liabilities by $532.3 million, an extraordinary gain realized in 1993 of $448.3 million attributable to the discharge of such liabilities, and a change in control of us.

   o The Plan of Reorganization among other matters provided for: (i) the issuance of 9,230,839 shares of our common stock in exchange for allowed unsecured claims; (ii) deferred payment of certain pre-petition claims, including various state and Federal taxes and trade debt; and (iii) provisions to issue additional stock to other unsecured creditors over time at the pre-determined rate of 18 shares of stock per $1,000 of allowed claim as those claims are determined. Settlements were reached in 1997 on all remaining claims pending in the Bankruptcy Court and the Chapter 11 cases were closed on June 12, 1997.

   o In 1994, we sold our paint products segment for $50.8 million, and entered into a long-term $285 million credit facility that allowed us to retire our outstanding 10 3/8% Senior Secured Guaranteed Notes due July 1, 1997 and 9 1/2% Notes due 1997.

   o In 1996, we acquired, for an aggregate purchase price of approximately $37 million, Great Lake, an aftermarket automotive, heavy truck and industrial radiator manufacturer, and the Lingemann Business.

   o  We divested the office products business of our Office
      Products/Specialty Publishing Group in three separate transactions during 1996 and the first quarter of 1997. The 1996 transactions included the divestitures of Curtis and Rolodex Electronics for an aggregate $21.8 million. On March 5, 1997, the Rolodex Business was sold for net cash proceeds of approximately $112 million.

   o Following the sale of the Rolodex Business, we refinanced our existing debt.

   o In the third quarter of 1997, using the proceeds from the sale of the Rolodex Business and the proceeds received on the issuance of the 10 1/4% notes, we repurchased $220 million of Insilco common stock..

   o On August 17, 1998, Holdings was formed followed by the merger of ReorgSub with and into Insilco, pursuant to which each of our stockholders had his or her shares of Insilco converted into the same number of shares of Holdings and the right to receive $0.01 per share in cash, and Holdings became the parent of Insilco.

   o Soon after this, a second merger took place pursuant to which Silkworm Acquisition Corporation, an affiliate DLJMB, merged with and into Holdings and each share of Holdings Common Stock was converted into the right to receive $43.47 in cash and 0.03378 of a share of Holdings Common Stock. Thus, as a result of the Mergers, each of our stockholders, in respect of each of his or her shares, received $43.48 in cash and retained 0.03378 of a share of Holdings Common Stock. Concurrently with the consummation of the Mergers, the DLJMB Funds purchased 1,400,000 shares of Holdings 15% Senior Exchangeable Preferred Stock due 2012 (the "PIK Preferred Stock"), and warrants to purchase 65,603 shares of Holdings Common Stock at an exercise price of $0.01 per share.

   o Following the Mergers, (i) our existing stockholders retained, in the aggregate, approximately 10.1% (9.4% on a fully diluted basis) of the outstanding shares of Holdings Common Stock; (ii) the DLJMB Funds held approximately 69.0% (69.8% on a fully diluted basis) of the outstanding shares of Holdings Common Stock; (iii) 399 Venture Partners Inc., an affiliate of Citibank, N.A. ("CVC"), purchased shares of Silkworm which in the Merger were converted into approximately 19.3% (17.8% on a fully diluted basis) of the outstanding shares of Holdings Common Stock; and
      (iv) management of Insilco purchased approximately 1.7% (1.5% on a fully diluted basis) of the outstanding shares of Holdings Common Stock.

   o Immediately prior to the effectiveness of the Reorganization Merger, each outstanding option to acquire shares of the common stock of Insilco granted to employees and directors, whether or not vested (the
      "Options") was canceled and in lieu thereof, each holder of an Option received a cash payment in an amount equal to (x) the excess, if any, of $45.00 over the exercise price of the Option multiplied by (y) the number of shares subject to the Option, less applicable withholding taxes (the "Option Cash Payments"). Certain holders of such Options elected to utilize amounts otherwise receivable by them to purchase stock or equity units of Holdings.

   o The total amount of cash required to consummate the foregoing transactions was approximately $204.4 million. This amount was financed with (i) gross proceeds of approximately $70.2 million from the issuance by Silkworm of units (which were converted into units of Holdings (the "Holdings Units") in the Merger), each unit consisting of $1,000 principal amount of 14% Senior Discount Notes due 2008 (the "Holdings Senior Discount Notes") and one warrant to purchase 0.325 of a share of Holdings Common Stock at an exercise price of $0.01 per share, (ii) the issuance by Silkworm to the DLJMB Funds, CVC and certain members of management of Insilco, for an aggregate consideration of approximately $56.1 million, of 1,245,138 shares of Silkworm common stock (which was converted into Holdings Common Stock in the Merger), (iii) the issuance by Holdings to the DLJMB Funds, for an aggregate consideration of $35.0 million, of 1,400,000 shares of the PIK Preferred Stock by Holdings and the DLJMB Warrants to purchase 65,603 shares of Holdings Common Stock at an exercise price of $0.01 per share, and (iv) approximately $43.1 million of new borrowings under our then existing $200 million credit facility.

  o The "change in control" of Insilco resulting from the Mergers required Insilco to make an offer to repurchase the 10 1/4% notes. To finance this repurchase and also to obtain an expanded line of credit for acquisitions, the Company: (i) issued the Old Notes realizing therefrom net proceeds of approximately $116 million; and (ii) entered into a new credit facility that includes a $125 million term loan facility and a $175 million revolving credit facility.

Patents and Trademarks

               We hold patents or trademarks in most of our businesses which have expiration dates ranging from 1998 to 2018. We expect to maintain such patents and to renew the trademarks important to our business prior to their expiration and do not believe the expiration of any one of its patents will have material adverse effect on any of our businesses.

Raw Materials and Supplies

               The principal raw materials and supplies used by us include:
(i) steel, aluminum, copper, zinc, brass and nickel (Automotive Components Group); (ii) copper wire, steel, brass, aluminum, plastics, ceramics and precious metals (Technologies Group); and (iii) paper, film and other photographic and printing supplies (Specialty Publishing). We purchase these materials and supplies on the open market to meet our current requirements and believe our sources of supply are adequate for our needs.

Backlog

               Our backlog by industry segment, believed to be firm, at September 30, 1997 and 1998 follows:

                                                September 30,
                                           ----------------------
                                             1997           1998
                                           --------      --------
                                                (in millions)
Automotive Components Group.........       $   52.9      $   61.2
Technologies Group..................           52.4          46.6
Specialty Publishing Group..........           91.3          81.6
                                           --------      --------
     Total..........................       $  196.6      $  189.4
                                           ========      ========

               We believe that approximately $106.9 million of our September 1998 backlog will be filled in 1998, and the remainder in 1999. Of the 1998 backlog, $72.2 million represents post-1998 orders placed with Specialty Publishing, which often receives early renewals of contracts.

Properties

               As of September 30, 1998, we operated 39 facilities throughout the United States and seven facilities internationally consisting of approximately 2.3 million square feet. Seventeen of these 46 facilities (consisting of approximately 1.6 million square feet) are owned by us. We believe that our facilities generally are well maintained and adequate for the purposes of which they are used.

               Substantially all of our material domestic assets, including owned properties, are subject to liens and encumbrances to secure the our obligations under the Credit Facility.

Employees and Labor Relations

               At December 31, 1997, we employed approximately 5,418 people on a full-time basis, of whom approximately 25% were covered by collective bargaining agreements with various unions. The largest collective bargaining unit (at Taylor) covers approximately 563 employees. Taylor entered into a new contract with this unit in early 1998. We consider relations with our employees to be good.

               We have defined benefit and defined contribution pension plans covering substantially all employees. For information respecting defined benefit pension plans, see Note 12 to the Consolidated Financial Statements.

Environmental Regulation and Proceedings

                Environmental Matters

               Our manufacturing operations involve the generation of a variety of waste materials and are subject to extensive federal, state and local environmental laws and regulations. The waste materials generated include metal scrap from stamping operations, cutting and cooling oils, degreasing agents, chemicals from plating and tinning operations, etching acids and photographic and printing chemicals. We uses offsite disposal facilities owned by others to dispose of its wastes and do not store wastes we generate to the extent such storage would require a permit. We do not treat, store or dispose of waste for others. We are required to obtain permits to operate various of our facilities, and these permits generally are subject to revocation or modification.

               We have taken significant measures to address emissions, discharges and waste generation and disposal; improve management practices and operations in response to legal requirements; and internally audit compliance with applicable environmental regulations and approved practices. These measures include: raw material and process substitution; recycling and material management programs; periodic review of hazardous waste storage and disposal practices; and reviewing the compliance and financial status and management practices of its offsite third-party waste management firms.

               As a result of our reorganization, much uncertainty has been removed concerning our potential liability for environmental contamination at sites owned or operated by us (and at third party disposal and waste management facilities used by us) prior to the filing of our bankruptcy petition. During the reorganization, we settled all claims of the United States relating to our pre-Petition Date conduct at previously owned or third party sites arising under the federal Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"). This settlement (i) discharged our liability to the United States at a number of hazardous waste sites; (ii) protects us from contribution claims of the remaining potentially responsible parties; (iii) limits the amount we may be required to pay the United States in any one year on pre-petition claims; and (iv) provides that any such payment may be made in cash or, at the our option, common stock valued at 30% of the allowed claim.

               We are also currently engaged in clean up programs at sites located in Newtown, Connecticut, Mount Vernon, New York and Oak Creek, Wisconsin, and may in the future be required to engage in investigations or clean-ups at other presently or previously owned and operated sites. We have established what we believe are appropriate reserves for anticipated remedial obligations. Due to the establishment of these reserves and the environmental settlements reached during our reorganization, based on currently available information, we do not believe that environmental compliance or remedial requirements are likely to have a material adverse effect on us.

Legal Proceedings

               On January 14, 1997, Taylor sued one of its principal competitors in the yearbook business, Jostens, Inc. ("Jostens"), in the U.S. District Court for the Eastern District of Texas, alleging violations of the federal antitrust laws as well as various claims arising under state law. On May 13, 1998, the jury in the case returned a verdict in favor of Taylor, and, on June 12, 1998, the judge rendered his judgment in the amount of $25.2 million plus interest at an annual rate of 5.434%. On January 14, 1999, in response to a motion by Jostens, the judge entered an order vacating the jury verdict and granting judgment in Jostens' favor. We will seek to overturn the order and reinstate the jury verdict on appeal. We cannot assure you what the actual amount is, if any, that Taylor will recover from Jostens.

               From time to time, we are involved in litigation relating to claims arising out of our operations in the normal course of our business. We maintain insurance coverage against potential general liability and certain other claims in an amount we believe to be adequate. In our opinion, the outcome of these matters will not have a material adverse effect on our financial condition, liquidity or results of operation.

                                   MANAGEMENT

               The following table sets forth the name, age and position of each person who is a director or executive officer of Insilco.

Name                                    Age                                Position
----                                    ---                                --------
Robert L. Smialek..................     55      Chairman of the Board, President and Chief Executive Officer
David A. Kauer.....................     43      Vice President and Chief Financial Officer
Kenneth H. Koch....................     43      Vice President, General Counsel and Secretary
Leslie G. Jacobs...................     48      Vice President, Human Resources and Assistant Secretary
Michael R. Elia....................     40      Vice President and Controller
Thompson Dean......................     40      Director
William F. Dawson, Jr..............     34      Director

               Robert L. Smialek has served as Chairman of the Board, President and Chief Executive Officer of Insilco since May 1, 1993. From October 1992 to May 1993, Mr. Smialek served as the President and Chief Operating Officer of the Temperature and Appliance Controls Group of Siebe plc, a global controls and engineering firm. From September 1990 to October 1992, Mr. Smialek served as President and Chief Operating Officer of Ranco, Inc., a subsidiary of Siebe, Inc. Mr. Smialek is a director of General Cable Corporation and Gleason Corporation.

               David A. Kauer has been Vice President and Chief Financial Officer since May 1998, Vice President and Treasurer from April 1997 to May 1998 and Treasurer from September 1993 to April 1997. Previously, Mr. Kauer was the Controller and Treasurer of Johnson Yokogawa Corporation (a joint venture of Yokogawa Electric Corporation and Johnson Controls, Inc.) from October 1989 to September 1993.

               Kenneth H. Koch has been Vice President, General Counsel and Secretary since October 1993. Prior thereto, Mr. Koch was a partner with the law firm of Porter, Wright, Morris & Arthur.

               Leslie G. Jacobs has been Vice President, Human Resources since August 1993 and was Director of Human Resources from January 1990 to August 1993. Prior thereto, Mr. Jacobs was Director, Compensation and Employee Programs, of Rockwell International.

               Michael R. Elia has been Vice President and Controller since August 1998. Prior thereto, Mr. Elia was Chief Financial Officer of Jordan Telecommunication Products and from 1994 to 1997, he was Director of Strategic Planning for Fieldcrest Cannon, Inc. From 1983 to 1994, Mr. Elia held senior financial positions with Insilco's Technologies Group.

               Thompson Dean has been the Managing Partner of DLJMB Inc. since November 1996. Prior thereto, Mr. Dean was a Managing Director of DLJMB Inc. (and its predecessor). Mr. Dean serves as a director of Commvault Inc., Von Hoffman Corporation, Manufacturers' Services Limited, Phase Metrics, Inc., and Arcade Holding Corporation.

               William F. Dawson, Jr. has been a Principal of DLJMB Inc. since August 1997. From December 1995 to August 1997, he was a Senior Vice President in DLJ's High Yield Capital Markets Group. Prior thereto, Mr. Dawson was a Vice President in the Leveraged Finance Group within DLJ's Investment Banking Group. Mr. Dawson serves as a director of Von Hoffman Corporation and Thermadyne Holdings Corporation.


                            EXECUTIVE COMPENSATION

               The aggregate remuneration of the Chief Executive Officer during 1997 and the three other most highly compensated executive officers of Insilco whose salary and bonus exceeded $100,000 for the fiscal year ended December 31, 1997, is set forth in the following table:

                          Summary Compensation Table


                                                                          Restricted     Securities
                                                                             Stock       Underlying          All Other
Name and Principal Position            Year    Salary ($)    Bonus ($)    Award(s)($)    Options (#)    Compensation ($)(1)
---------------------------            ----    ----------    ---------    -----------    -----------    -------------------
Robert L. Smialek, President and
 CEO...............................    1997    $550,000      $300,000         --             --               $9,901
                                       1996     537,499       235,000         --             --               13,251
                                       1995     500,000       180,000         --             --               13,817
David A. Kauer, Vice President and
 Chief Financial Officer...........    1997     164,000       80,000          --           10,000              3,369
                                       1996     143,917       58,000          --            1,500              3,109
                                       1995     130,833       40,000          --             --                2,447
Kenneth H. Koch, Vice President,
 General Counsel and Secretary.....    1997     162,833       75,000          --           10,000              3,314
                                       1996     151,167       78,373          --            2,500              3,114
                                       1995     138,667       50,000          --             --                2,693
Leslie G Jacobs, Vice President,
 Human Resources and Assistant
 Secretary.........................    1997     165,000       70,000          --           10,000              4,031
                                       1996     155,833       62,500          --             --                3,762
                                       1995     147,500       50,000          --             --                2,629

----------
(1) Includes employer contributions under Insilco's Employee Thrift Plan
    401(k) (the "Thrift Plan") and insurance premiums paid by Insilco.

Stock Options

               The following table shows information regarding Options to purchase shares of Insilco's Common Stock granted to executive officers named in the summary compensation table in 1997 under the 1993 Long-Term Incentive Plan. All of these Options were canceled in the Mergers in exchange for the Option Cash Payments, except to the extent the holder thereof participated in the Management Rollover described under "--Employee and Severance Benefits Agreements."

                                                          Option Grants in Last Fiscal Year
                                                          ---------------------------------
                                                                                  Potential Realizable Value at Assumed
                                                                                        Annual Rates of Stock Price
                                                                                     Appreciation for Option Term (1)
                                                                                 ---------------------------------------
                                      % of Total
                                       Options
                                      Granted to
                                      Employees        Exercise
                        Options       in Fiscal         Price        Expiration
Name                  Granted (#)        Year         ($/Share)         Date           0%($)         5%($)         10%($)
----                  -----------     -----------     ---------      ----------        -----       --------       -------
Robert L. Smialek...           --          --             --               --            --              --            --
David A. Kauer......     10,000           6.6           36.75         6/25/02             0         101,533       224,362
Kenneth H. Koch.....     10,000           6.6           36.75         6/25/02             0         101,533       224,362
Leslie G. Jacobs....     10,000           6.6           36.75         6/25/02             0         101,533       224,362

----------
(1) The amounts under the columns labeled "5%($)" and "10%($)" are included by
    Insilco pursuant to certain rules promulgated by the Securities and
    Exchange Commission and are not intended to forecast future appreciation, if any, in the price of  Insilco's Common Stock. Such amounts are based on the assumption that the Option holders hold the options granted for their full term. The actual value of the Options will vary in accordance with the market price of Insilco's Common Stock. The column headed "0%($)" is included to illustrate that the Options were granted at fair market value and Option holders will not recognize any gain without an increase in the stock price, which increase benefits all shareholders commensurately.

               The following table provides certain information regarding the number and the value of Options exercised during 1997 and the value of the Options held by the executive officers named in the summary compensation table at fiscal year end.

                                                               Number of Securities               Value of Unexercised
                                                             Underlying Unexercised             In-The-Money Options at
Name                      Shares        Value            Options at Fiscal Year-End (#)            Year-End ($) (2)
                        Acquired on    Realized         --------------------------------     -----------------------------
                       Exercise (#)     ($)(#)          Exercisable        Unexercisable     Exercisable     Unexercisable
                       ------------   ----------        -----------        -------------     -----------     -------------
Robert L. Smialek..     160,000       $3,460,000           160,000              80,000         $480,000          $760,000
David A. Kauer.....       5,000          111,875            10,500              11,000          105,000                 0
Kenneth H. Koch....       7,500          167,813            10,332              11,668           96,000                 0
Leslie G. Jacobs...       9,524          221,433            12,142              13,334          113,568                 0

----------
(1) Value realized represents the difference between the exercise price of the
    Option shares and the market price of the Option shares on the date the
    Option was exercised. The value realized was determined without consideration for any taxes or brokerage expenses which may have been owed.

(2) Represents the total gain which would be realized if all in-the-money
    Options held at year end were exercised, determined by multiplying the number of shares underlying the Options by the difference between the per share Option exercise price and per share fair market value of $33.00 on December 31, 1997.

Employee and Severance Benefit Agreements

               The following is a description of the current employment agreements with certain of Insilco's executive officers:

               We employ Mr. Smialek under an agreement providing that Mr. Smialek will serve indefinitely as our President and Chief Executive Officer. Under the agreement, Mr. Smialek receives an annual base salary of $550,000. Mr. Smialek will be eligible to receive annual bonuses and salary increases in such amounts as may be reasonably determined by the board of directors (or if constituted thereunder, a compensation committee thereof). Mr. Smialek received an annual bonus for 1997 in the amount of $300,000. Mr. Smialek also is entitled to participate in all incentive, savings, retirement and welfare benefit plans and arrangements in which certain other senior executive officers are eligible to participate, other than any restricted stock or option plans in which his participation will be at our discretion.

               If Mr. Smialek's employment is terminated by us without "Cause" or by Mr. Smialek for "Good Reason" (as the quoted terms are used in the agreement), he will be entitled to a lump sum amount equal to his accrued salary, annual bonus and vacation pay and any compensation previously deferred by him (collectively, the "Accrued Obligations") as well as a severance payment equal to his annual salary plus the greater of $150,000 or his most currently determined annual bonus, together with the continuation of certain benefits for a one-year period.

               In 1993, Mr. Smialek purchased from Insilco 33,333 restricted shares of common stock issued under the Plan at a cash purchase price per share of $15, whereupon 66,667 restricted shares were awarded to him under the Plan for a nominal price (all of such restricted shares are referred to collectively herein as the "Restricted Shares"). Restrictions on the Restricted Shares expired March 31, 1996, and Mr. Smialek has all the rights of a holder of common stock with respect to such shares. Mr. Smialek has the option to settle the tax withholding obligations of Insilco resulting from expiration of the restrictions with shares of common stock.

               In December 1996, we entered into a Value Appreciation Agreement (as amended, the "Value Appreciation Agreement") with Messrs. Kauer, Koch, Jacobs and certain other officers. The Value Appreciation Agreement provided that the executives would be entitled to receive a commission from us in certain circumstances following a transaction giving rise to a change in control. Upon consummation of the Mergers, a commission on the sale of $2.6 million was paid and the Value Appreciation Agreement was terminated.

               Holders of Options and persons entitled to payments under the Value Appreciation Agreement invested an aggregate of approximately $5 million to receive (i) phantom equity awards in lieu of the cash amounts otherwise payable in respect of such Options or the Value Appreciation Agreement or with the proceeds of a loan extended by Insilco and (ii) shares of common stock of Holdings purchased for cash (the "Management Rollover"). Holdings filed a registration statement on Form S-8 with respect to the securities issued in the Management Rollover. The shares of Holdings Common Stock were sold to such persons at a purchase price of $45 per share. Holders of such common stock are not permitted to transfer it until (i) sixty days after they are terminated from Insilco or (ii) a Significant Event (as defined) occurs. Upon the occurrence of any Significant Event prior to August 17, 2008, or the person's termination, Holdings has a right to purchase from such person, and the holder has a right to sell to Holdings, the Holdings Common Stock at a price equal to the common stock's Fair Market Value (as defined) thereof or, if such holder was terminated for Cause (as defined), at the lesser of $45 and the Fair Market Value. The phantom equity awards, which are not transferable, were granted pursuant to an Equity Unit Plan that is governed by a committee of the board of directors of Holdings. Holders of the phantom equity units purchased them for a price equal to their Fair Market Value (which may be paid in cash, the termination of options or the foregoing of future salary and bonus payments). Such equity units are cancelled upon the occurrence of a Significant Event or the holder's termination from Insilco, at which time the holder will receive a payment equal to the Fair Market Value of the equity units or, if such holder was terminated for Cause (as defined), a payment equal to the lesser of $45 and the Fair Market Value (which amount may be paid, at the committee's discretion, either in cash or shares of Holdings Common Stock).

               In December 1996, we entered into Income Protection Agreements with Messrs. Kauer, Koch, Jacobs and certain other officers. The Income Protection Agreements provide that in the event of termination of an executive's employment by Insilco without cause, or, in certain circumstances, by the executive, the executive will be entitled to receive certain severance benefits. The benefits payable to the executive in the event of a termination of employment covered by the Income Protection Agreement are as follows: (i) one year's base salary; (ii) a bonus equal to the bonus paid to executive in 1996 or the target bonus for the year in which employment is terminated, as well as a pro rated bonus for the year in which the termination occurs; (iii) continued participation in Insilco's benefit plans for the duration of the severance period; (iv) accelerated vesting of all stock options and stock appreciation rights; (v) continuation of any rights to indemnification from Insilco; and (vi) certain outplacement services. The Income Protection Agreements have three year terms and automatically renew for subsequent one year terms, unless terminated by either party.

               Director Compensation. In 1993, we adopted the 1993 Nonemployee Director Stock Incentive Plan covering 360,000 shares of Common Stock for nonemployee directors in lieu of paying annual or other directors' fees. The 1993 Nonemployee Director Stock Incentive Plan was effectively terminated on consummation of the Mergers. The terms of the options and the restricted stock awards, including forfeiture provisions, generally were the same as those described under "Employee and Severance Benefit Agreements" respecting the options and restricted stock awarded Mr. Smialek.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

               We are a wholly-owned subsidiary of Holdings. The following table sets forth certain information with respect to the beneficial ownership of Holdings Common Stock as of October 30, 1998 by (i) any person or group who beneficially owns more than five percent of Holdings Common Stock, (ii) each of our directors and executive officers (and each director or officer of Holdings who is not an officer or director of Insilco) and (iii) all directors and officers as a group.

                                                                                   Shares
                                                                                Beneficially          Percentage of
                                                                               Owned After the         Outstanding
Name and Address of Beneficial Owner:                                              Mergers           Common Stock(3)
-------------------------------------                                          ---------------       ---------------
DLJ Merchant Banking Partners II, L.P. and related investors(1)(2)........         1,043,584                 70.8%
399 Venture Partners, Inc.(4).............................................           266,666                 19.3
Thompson Dean(5)..........................................................                --                   --
William F. Dawson, Jr.(5).................................................                --                   --
Keith Palumbo(5)..........................................................                --                   --
David Y. Howe(6)..........................................................                --                   --
Randall E. Curran.........................................................                --                   --
John F. Fort III..........................................................                --                   --
Robert L. Smialek.........................................................             2,536                    *
Kenneth H. Koch...........................................................               100                    *
David A. Kauer............................................................                27                    *
Leslie G. Jacobs..........................................................                13                    *
Michael R. Elia...........................................................                --                   --
All directors and officers as a group (9 persons)(5)(6)...................             2,676                    *

----------
*  less than 1%.

(1) Includes 65,603 shares of Holdings Common Stock issuable upon exercise of the DLJMB Warrants issued in connection with the PIK Preferred Stock. Also includes 22,425 shares of Holdings Common Stock issuable upon exercise of warrants issued as part of the Holdings Units purchased by the DLJ Mezzanine Investors (as defined herein). See "The Merger and the Merger Financing."

(2) Consists of shares held directly by the following investors related to
    DLJMB: DLJ Offshore Partners II, C.V. ("Offshore"), a Netherlands Antilles limited partnership, DLJ Diversified Partners, L.P. ("Diversified"), a Delaware limited partnership, DLJMB Funding II, Inc. ("Funding"), a Delaware corporation, DLJ Merchant Banking Partners II-A, L.P. ("DLJMBPIIA"), a Delaware limited partnership, DLJ Diversified Partners-A L.P. ("Diversified A"), a Delaware limited partnership, DLJ Millennium Partners, L.P. ("Millennium"), a Delaware limited partnership, DLJ Millennium Partners-A, L.P. ("Millennium A"), a Delaware limited partnership, DLJ EAB Partners, L.P. ("EAB"), UK Investment Plan 1997 Partners ("UK Partners"), a Delaware partnership, DLJ First ESC L.P., a Delaware limited partnership ("DLJ First ESC"), and DLJ ESC II, L.P., a Delaware limited partnership ("DLJ ESC II"). See "Certain Relationships and Related Transactions" and "Plan of Distribution." The address of each of DLJMB, Diversified, Funding, DLJMBPIIA, Diversified A, Millennium, Millennium A, DLJ First ESC, DLJ ESC II and EAB is 277 Park Avenue, New York, New York 10172. The address of Offshore is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles. The address of UK Partners is 2121 Avenue of the Stars, Fox Plaza, Suite 3000, Los Angeles, California 90067.

(3) Does not give effect to the issuance of the Warrants issued together with the notes.

(4) The address of 399 Venture Partners, Inc. is 399 Park Avenue, New York, New York, 10022-4614.

(5) Messrs. Dean, Dawson and Palumbo are officers of DLJMB Inc., an affiliate of DLJMB and the Initial Purchaser. The business address of Messrs. Dean, Dawson and Palumbo is DLJMB Inc., 277 Park Avenue, New York, New York 10172. Share data shown for such individuals excludes shares shown as held by the DLJMB Funds, as to which such individuals disclaim beneficial ownership.

(6) Mr. Howe is an officer of Citicorp Venture Capital, Ltd., an affiliate of 399 Venture Partners, Inc. The business address of Mr. Howe is 399 Park Avenue, New York, NY 10022-4614. Share data shown for Mr. Howe excludes shares shown as held by 399 Venture Partners, Inc., as to which Mr. Howe disclaims beneficial ownership.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

               The DLJMB Funds own approximately 69.0% of the outstanding shares of the Holdings Common Stock (67.0% on a fully diluted basis after giving effect to the issuance of the Warrants). Messrs. Dean and Dawson are officers of DLJMB and directors of Insilco and Holdings. Neither Holdings nor Insilco is aware of any transaction or of any currently proposed transaction, in which DLJ has any material direct or indirect interest as a result of its ownership position in a party to the transaction other than Insilco, except as follows:

               Donaldson Lufkin & Jenrette Securities Corporation ("DLJSC") received customary fees in connection with the distribution of the units of which the Old Notes were part, received customary fees in connection with the arranging of the syndication of the new credit facility, received customary fees in connection with the distribution of the Holdings Units and received an advisory fee in connection with the Mergers. In connection with the sale of the Holdings Units, Holdings granted registration rights to DLJSC in connection with its market-making activities and agreed to indemnify DLJSC against certain liabilities, including liabilities under the Securities Act. In addition, DLJ Capital Funding is an agent and lender under the new credit facility. DLJ Capital Funding and DLJSC have and will receive customary fees in connection with the provision of the new credit facility. In addition, DLJ Capital Funding received customary fees in connection with a commitment (since terminated) to provide financing to fund the Offer to Purchase and refinance the Existing Credit Facility. The aggregate fees to be received by these DLJ entities for these services are expected to be approximately $14.9 million.

               DLJ Investment Partners, L.P., DLJ ESC II, L.P. and DLJ Investment Funding, Inc. (the "DLJ Mezzanine Investors"), each of which is an affiliate of DLJMB, purchased an aggregate of approximately 50% of the Holdings Units and are entitled to certain registration rights in connection therewith.

               In connection with the Mergers, DLJMB and Holdings entered into an agreement with respect to registration and certain other rights. See "Description of Capital Stock--Other Stockholder Arrangements."

               Prior to the Mergers, Water Street Corporate Recovery Fund I, L.P. ("Water Street"), an affiliate of Goldman, Sachs & Co. ("Goldman Sachs"), beneficially owned approximately 45% (62% prior to the Share Repurchase) of Insilco's common stock. Neither Holdings nor Insilco is aware of any transaction or of any currently proposed transaction in which Goldman Sachs has any material direct or indirect interest as a result of its ownership position in a party to the transaction other than Holdings, except as follows:

               Goldman Sachs advised Insilco in connection with the Mergers and received a fee of $2.0 million payable on the consummation of the Mergers. In the Mergers, Water Street received approximately $81.0 million and retained 62,962 shares of Holdings. Holdings entered into a Registration Rights Agreement with Water Street in which Water Street has certain registration rights with respect to such 62,962 shares.

               During 1997, Insilco paid Goldman Sachs $3,094,000 in underwriting fees related to the 10 1/4% notes, $2,042,000 in investment banking fees in connection with the refinancing and the issuance of the 10 1/4% notes, and $204,000 for services rendered in connection with the Share Repurchase. Water Street received an aggregate of approximately $154.7 million in the Share Repurchase. Also during 1997, Insilco paid Goldman Sachs $1,966,000 in investment banking fees and expenses related to the sale of the Rolodex Business.

               In 1996, Goldman Sachs advised Insilco in connection with the purchase of the Lingemann Business and received an investment banking fee of $1.0 million and reimbursement of expenses.

               An affiliate of Goldman Sachs was a lender under Insilco's credit agreement that preceded the Existing Credit Facility and in 1995 and 1996 received $459,409 and $372,000, respectively, in fees and interest under such agreement. Goldman Sachs Credit Partners L.P. is a member of the bank group under the Existing Credit Facility and received $583,000 from the agent bank for its portion of the arrangement fee paid by Insilco in 1997.

               In 1995, Insilco loaned $210,000 to James J. Gaffney, a former director of Insilco, in two separate loan transactions. Each loan bore interest at a variable rate equal to the applicable federal rate at the date of the loan, adjusted semi-annually in accordance with changes in the applicable federal rate. The loan was repaid in full on February 19, 1997.

               In 1995, Insilco loaned $128,000 to James D. Miller, a former executive officer of Insilco. The loan bore interest at a variable rate equal to the applicable federal rate at the date of the loan, adjusted semi-annually in accordance with changes in the applicable federal rate. Mr. Miller terminated his employment with Insilco on April 18, 1997 and the loan was repaid in full.

               Insilco believes that the terms of all the transactions and existing arrangements set forth above are no less favorable to Insilco than similar transactions and arrangements which might have been entered into with unrelated parties.

                       DESCRIPTION OF CERTAIN INDEBTEDNESS

New Credit Facility

               On November 24, 1998 a new credit facility was provided by a syndicate of banks and other financial institutions led by Donaldson, Lufkin & Jenrette Securities Corporation, as arranger, DLJ Capital Funding, as syndication agent, and The First National Bank of Chicago, as administrative agent. The new credit facility includes a $125 million term loan facility and a $175 million revolving credit facility (subject to adjustment as provided below), which provides for revolving loans and up to $50 million of letters of credit. The term loan facility has a maturity of seven years. The revolving credit facility will terminate on July 8, 2003.

               Borrowings under the new credit facility generally bear interest, at Insilco's option, at the Administrative Agent's alternate base rate or at the reserve-adjusted London Interbank Offered Rate ("LIBOR") plus, in each case, applicable margins of

             (1) in the case of alternate base rate loans,

                  (x) 1.75% for revolving and

                  (y) 2.50% for term loans and

             (2) in the case of LIBOR loans,

                  (x) 3.00% for revolving and

                  (y) 3.75% for term loans.

               Insilco pays a commitment fee calculated at a rate of 0.625% per annum on the daily average unused commitment under the revolving credit facility. Such fee will be payable monthly in arrears and upon termination of the revolving credit facility.

               Beginning May of 1999, the applicable margins for the revolving credit facility, as well as the commitment fee and letter of credit fee, will be subject to possible reductions based on the ratio of consolidated Debt to EBITDA (each as defined in the new credit facility).

               Insilco will pay a letter of credit fee on all outstanding letters of credit, at a rate per annum equal to the then applicable margin for LIBOR loans under the revolving credit facility. Such fees will be payable monthly in arrears. In addition, Insilco will pay customary transaction charges in connection with any letters of credit.

               Availability under the revolving credit facility will decrease:

             (1) on the six month anniversary of the new credit facility closing date by an amount equal to $46.0 million less the aggregate consideration paid in connection with acquisitions or committed to be paid pursuant to a signed definitive acquisition agreement entered into prior to such date, and


             (2) by $20.0 million on each of July 10, 2000, July 10, 2001 and July 10, 2002. The term loan facility will be subject to the following amortization schedule:

Year                                      Percentage Reduction
----                                      --------------------
1...........................                         1.0%
2...........................                         1.0%
3...........................                         1.0%
4...........................                         1.0%
5...........................                         1.0%
6...........................                         1.0%
7...........................                        94.0%
                                                   100.0%

The term loan facility is subject to mandatory prepayment:

             (1) with 100% of the net cash proceeds from the issuance of debt, subject to certain exceptions;

             (2) with 100% of the net cash proceeds of asset sales and casualty events, subject to certain exceptions;

             (3) with 50% of Insilco's Excess Cash Flow (as defined in the new credit facility) to the extent that the Leverage Ratio (as defined in the new credit facility) exceeds 3.5 to 1.0; and

             (4) with 50% of the net cash proceeds from the issuance of equity to the extent that the Leverage Ratio exceeds 3.5 to 1.0.

               Insilco's obligations under the new credit facility are secured by a first-priority perfected lien on:

             (1) substantially all domestic property and assets, tangible and intangible (other than accounts receivable sold or to be sold into the accounts receivable program and short term real estate leases), of Insilco and its domestic subsidiaries;

             (2) the capital stock of:

                 (a) Insilco held by Holdings; and

                 (b) substantially all subsidiaries of Insilco (provided that no more than 65% of the equity interest in non-U.S. subsidiaries held by Insilco and its domestic subsidiaries and no equity interests in subsidiaries held by foreign subsidiaries will be required to be pledged); and

             (3) all intercompany indebtedness.

               Holdings has guaranteed the obligations of Insilco under the new credit facility. In addition, obligations under the new credit facility are guaranteed by substantially all domestic subsidiaries.

               The new credit facility contains customary covenants and restrictions on Insilco's ability to engage in certain activities, including, but not limited to:

             (1) limitations on the incurrence of liens and indebtedness;

             (2) restrictions on sale lease-back transactions, consolidations, mergers, sale of assets, capital expenditures, transactions with affiliates and investments; and

             (3) severe restrictions on dividends, and other similar distributions.

               The new credit facility also contains financial covenants requiring Insilco to maintain a minimum Interest Coverage Ratio (as defined in the new credit facility); a minimum Fixed Charge Coverage Ratio (as defined in the new credit facility); and a maximum Leverage Ratio.

Holdings Senior Discount Notes

               As part of the Merger Financing, Holdings issued and sold the Holdings Units consisting of Holdings Senior Discount Notes and warrants to purchase Holdings Common Stock. The Holdings Senior Discount Notes accrete at a rate of 14% compounded semiannually to an aggregate principal amount of $138,000,000 in August 2003. Interest is payable in cash thereafter on each February 15 and August 15, commencing February 15, 2004. The Holdings Senior Discount Notes are subject to redemption at Holdings' option:

             (1) in whole or in part, on or after August 15, 2003;

             (2) in whole or in part, prior to August 15, 2001, with the proceeds of one or more Public Equity Offerings (as defined); and

             (3) in whole but not in part, upon the occurrence of a Change of Control (as defined) prior to August 15, 2003, in each case at the redemption prices set forth therein.

               Holders have the option of requiring Holdings to purchase their Holdings Senior Discount Notes:

             (1) in the event that Holdings completes one or more Public Common Stock Offerings (as defined) prior to August 15, 2001; or

             (2) in the event of a Change of Control.

               The Holdings Indenture contains covenants that, among other things, and subject to exceptions:

             (1) limit the ability of Holdings and its Restricted Subsidiaries (as defined) to incur additional indebtedness, contingent obligations and Disqualified Stock (as defined);

             (2) limit the ability of Holdings to grant liens on debt which is pari passu with or subordinate to the Holdings Senior Discount Notes;

             (3) limit the ability of Holdings and its Restricted Subsidiaries to pay dividends or make other distributions;

             (4) limit the issuance of preferred stock by Holdings' Restricted Subsidiaries;

             (5) limit the ability of Holdings and its Restricted Subsidiaries to engage in transactions with Holdings' affiliates;

             (6) limit the ability of Holdings to merge, consolidate or sell all or substantially all its assets; and

             (7) limit the ability of Holdings and Holdings' Restricted Subsidiaries from making certain asset sales and in connection with permitted asset sales require that the proceeds thereof be used to make an offer to repurchase the Holdings Senior Discount Notes at 100% of their principal amount unless such proceeds have been reinvested in the business of Holdings or used to repay indebtedness.

               In addition, in the event of a Change of Control, Holdings is required to make an offer to purchase all outstanding Holdings Senior Discount Notes at a purchase price equal to 101% of their aggregate principal amount, plus accrued interest to the date of purchase.

               The Holdings Indenture contains certain events of defaults which include the failure to pay interest and principal on the Holdings Senior Discount Notes, the failure to comply with covenants in the Holdings Senior Discount Notes or the Holdings Indenture, a principal payment default at maturity under, or acceleration of, certain other indebtedness of Holdings and Holdings' Restricted Subsidiaries, the failure to pay certain final judgments and certain events occurring under bankruptcy laws.

                              DESCRIPTION OF NOTES

General

               We issued the notes under an Indenture between Insilco and Star Bank, N.A., as trustee (the "Trustee"). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act").

               Because this is a summary it does not contain all the information that may be important to you. You should read the entire indenture, including the definitions therein of certain terms used below. We have filed a copy of the indenture as an exhibit to the registration statement which includes this prospectus. For definitions of certain terms used in this description see "-Certain Definitions." As used in this "Description of Notes", the word "Insilco" refers only to Insilco Corporation and not to any of its subsidiaries.

               The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes and except that, if the registration statement relating to this exchange offer is not declared effective by the Commission by April 3, 1999, Holders that have complied with their obligations under the Registration Rights Agreement will be entitled, subject to certain exceptions, to liquidated damaged in an amount equal to $0.05 per week per $1,000 principal amount of notes held by such Holder until July 2, 1999 and increasing every 90 days thereafter up to a maximum amount equal to $.025 per week per $1,000 principal amount of notes until the registration statement is declared effective.

      The notes

    o will be general unsecured obligations of Insilco

    o will be subordinated in right of payment to all existing and future Senior Indebtedness of Insilco (including borrowings under the Credit Facility)

    o will rank senior in right of payment to all future Subordinated Indebtedness of Insilco

    o will be effectively subordinated to all liabilities of Insilco's subsidiaries, except that with respect to subsidiaries which are guarantors, the notes will be subordinated only to Senior Indebtedness of such subsidiaries.

               On a pro forma basis, as of September 30, 1998, we and the guarantors would have had outstanding approximately $206.4 million of Senior Indebtedness. The indenture permits Insilco and its Subsidiaries to incur additional Debt, including Senior Indebtedness, in the future. See "Risk Factors--Subordination of the Notes; Dependence on Subsidiaries" and "--Certain Covenants--Limitation on Consolidated Debt."

               As of the date of the indenture, all of Insilco's Subsidiaries were Restricted Subsidiaries. However, under certain circumstances, we will be permitted to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries are not be subject to the restrictive covenants set forth in the indenture.

Principal, Maturity and Interest

               The notes are limited to $150 million aggregate principal amount (including any Additional Notes, as defined below) and will mature on August 15, 2007. The notes will bear interest at the rate per annum shown on the front cover of this prospectus from the date of original issuance or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on February 15 and August 15 of each year, commencing February 15, 1999, to the Person in whose name the note (or any predecessor note) is registered (a "Holder") at the close of business on the preceding February 1 or August 1, as the case may be. The notes will bear interest on overdue principal and premium (if any) and, to the extent permitted by law, overdue interest at the rate per annum shown on the front cover of this prospectus plus 2%. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

               The principal of (and premium, if any) and interest and Liquidated Damages (as defined herein), if any, on the notes will be payable, and the transfer of notes will be registrable, at the office or agency of Insilco maintained for that purpose in the Borough of Manhattan, The City of New York. In addition, payment of interest and Liquidated Damages, if any, may, at the option of Insilco, be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register; provided, however, that all payments of the principal (and premium, if any) and interest on notes the Holders of which have given wire transfer instructions to Insilco or its agent at least 10 Business Days prior to the applicable payment date will be required to be made by wire transfer of immediately available funds to the accounts specified by such Holders in such instructions.

               Subject to the covenants described below, we may issue additional notes of up to an aggregate principal amount of $30 million (the "Additional Notes") under the indenture having the same terms in all respects as the notes (or in all respects except for the payment of interest on the notes

             (1) scheduled and paid prior to the date of issuance of such Additional Notes or


             (2) payable on the first interest payment date following such date of issuance). The notes offered hereby and any such Additional Notes would be treated as a single class for all purposes under the indenture.


Optional Redemption

               The notes will be subject to redemption, at our option, in whole or in part, at any time on or after August 15, 2002 and prior to maturity, upon not less than 30 nor more than 60 days' notice mailed to each Holder of notes to be redeemed at such Holder's address appearing in the Security Register, in amounts of $1,000 or an integral multiple of $1,000, at the following Redemption Prices (expressed as percentages of the principal amount redeemed), plus accrued interest to but excluding the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date), if redeemed during the twelve-month period beginning on August 15 of each of the years indicated below:

Year                                        Redemption Price
----                                        ----------------
2002.................................          106.000%
2003.................................          104.000%
2004.................................          102.000%
2005 and thereafter..................          100.000%



               If less than all the notes are to be redeemed, the particular notes to be redeemed will be selected not more than 60 days prior to the Redemption Date by the Trustee, from the outstanding notes not previously called for redemption, by such method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $1,000 or any integral multiple thereof) of the principal amount of notes of a denomination larger than $1,000.

Mandatory Redemption

               Except as described above under "Special Redemption" and below under "Repurchase at the Option of Holders--Asset Dispositions" and "--Change of Control," the notes will not have the benefit of any mandatory redemption or sinking fund obligations of Insilco.

Repurchase at the Option of Holders

  Asset Dispositions

               Insilco may not make, and may not permit any Restricted Subsidiary to make, any Asset Disposition (other than an Asset Disposition permitted under the indenture as described in "Covenants--Mergers, Consolidations and Certain Sales of Assets" below) in one transaction (or series of related transactions) unless:

             (1) Insilco (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such disposition at least equal to the fair market value of the shares or other assets disposed of (as determined in good faith by the Board of Directors and evidenced by their resolution) for any transaction (or series of related transactions) involving in excess of $2 million;

             (2) at least 80% of the consideration received by Insilco (or such Restricted Subsidiary) consists of:

                (u) cash, readily marketable cash equivalents, readily
             marketable fixed-income securities or equity securities traded on a national securities exchange or NASDAQ (valued, in the case of securities, at the market value thereof when received by Insilco or such Restricted Subsidiary),

                (v) the assumption of Debt or other liabilities reflected on the consolidated balance sheet of Insilco and its Restricted Subsidiaries in accordance with generally accepted accounting principles (excluding Debt or any other liabilities subordinate in right of payment to the notes) and release from all liability on such Debt or other liabilities assumed,

                (w) assets used by, or stock or other ownership interests in, a
             Person that upon the consummation of such Asset Disposition becomes a Restricted Subsidiary and will be principally engaged in the business of Insilco or any of its Wholly Owned Restricted Subsidiaries substantially as such business was conducted prior to such Asset Disposition (as determined by the Board of Directors in good faith) or

                (x) any combination thereof and

             (3) 100% of the Net Available Proceeds from such Asset Disposition (including from the sale of any marketable cash equivalents, fixed-income or equity securities received therein), less any amounts ("Reinvested Amounts") invested, within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Proceeds, in assets that will be used in the same or a substantially similar or related business of Insilco or any of its Wholly Owned Restricted Subsidiaries as conducted prior to such Asset Disposition (as determined by the Board of Directors in good faith), are applied by Insilco or a Restricted Subsidiary

                (a) first, within one year from the later of the date of such
             Asset Disposition or the receipt of such Net Available Proceeds, to repayment of Senior Indebtedness of Insilco or Debt of its Restricted Subsidiaries then outstanding under any agreements or instruments which would require such application or which would prohibit payments pursuant to the following clause (b);

                (b) second, to the extent Net Available Proceeds are not
             required to be applied to Senior Indebtedness of Insilco or Debt of Restricted Subsidiaries as specified in clause (a), to purchases of outstanding notes pursuant to an Offer to Purchase at a purchase price equal to 100% of their principal amount, plus accrued interest to the date of purchase (subject to the rights of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the purchase date), and, to the extent required by the terms thereof, to purchases (on a pro rata basis with the notes) of any other Debt of Insilco or its Restricted Subsidiaries that is pari passu with the notes at a price no greater than 100% of the principal amount thereof, plus accrued interest to the date of purchase, in each case to the extent such purchases are not prohibited by the terms of any Senior Indebtedness of Insilco or of any Debt of Restricted Subsidiaries then outstanding;

                (c) third, to the extent of any remaining Net Available Proceeds following purchases pursuant to the foregoing clause (b), to the repayment of other Debt of Insilco or Debt of a Restricted Subsidiary, to the extent permitted under the terms thereof and

                (d) fourth, to the extent of any remaining Net Available
             Proceeds, to any other use as determined by Insilco which is not otherwise prohibited by the indenture.

The foregoing obligations will not continue after a discharge of Insilco or defeasance from its obligations with respect to the notes. See "Defeasance" below.

               Notwithstanding the foregoing, Insilco will not be required to comply with the requirements described in clause (2) or clause (3) of the preceding paragraph for any Asset Disposition that is an Excepted Disposition, and Insilco will not be required to comply with the requirements described in clause (3) of the preceding paragraph except at any time and from time to time that the aggregate amount of Net Available Proceeds, less Reinvested Amounts, required to be applied pursuant to clause (3) (and not theretofore so applied) exceeds $10 million; provided, however, with respect to such clause (3), that if any Restricted Subsidiary in which a Reinvested Amount is invested becomes an Unrestricted Subsidiary thereafter, such change in status, except under certain circumstances, will be deemed an Asset Disposition with Net Available Proceeds of cash in an amount equal to such Reinvested Amount (less any portion of such Reinvested Amount theretofore distributed to Insilco or any Restricted Subsidiary), and such amount of cash will be applied pursuant to clause (3) above (subject to this proviso).

               Any Offer to Purchase required by the provisions described above will be effected by the sending of the written terms and conditions thereof (the "Offer Document"), by first class mail, to Holders of the notes within 30 days after the date which is one year after the later of the date of such Asset Disposition or the receipt of the related Net Available Proceeds. The form of the Offer to Purchase and the requirements that a Holder must satisfy to tender any New Note pursuant to such Offer to Purchase are substantially the same as those described below under "--Change of Control."

   Change of Control

               Within 30 days following the consummation of a transaction that results in a Change of Control (as defined below), Insilco will commence an Offer to Purchase all outstanding notes, at a purchase price equal to 101% of their aggregate principal amount, plus accrued interest to the date of purchase (subject to the rights of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the date of purchase). Such obligation will not continue after a discharge of Insilco or defeasance from its obligations with respect to the notes. See "Defeasance."

               Insilco will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes resulting from a Change of Control.

               Under the terms of the Credit Facility, a Change of Control could constitute an event of default thereunder and prohibit the redemption of the notes. If an event of default under the Credit Facility has occurred and is continuing, payments owing on the notes could be blocked pursuant to the subordination provisions of the notes. See "--Subordination" below. To repay the notes, it may be necessary for Insilco first to recapitalize or refinance the Credit Facility and some or all of its outstanding indebtedness (if any). There can be no assurance that such recapitalization or refinancing, if required, would be accomplished on favorable terms, in a timely manner or at all.

               Prior to the mailing of an Offer Document, Insilco will in good faith seek to obtain any required consents of holders of Senior Indebtedness or repay the outstanding obligations thereunder. The right of holders to require Insilco to purchase notes pursuant to an Offer to Purchase will be subject to obtaining the requisite consents or making such repayment.

               Within 30 days following a Change of Control, an Offer Document will be sent, by first class mail, to Holders of the notes, accompanied by such information regarding Insilco and its Subsidiaries as Insilco in good faith believes will enable the holders to make an informed decision with respect to the Offer to Purchase, which at a minimum will include

             (1) the most recent annual and quarterly financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in the documents required to be filed with the Trustee pursuant to the provisions described under "Covenants--Provision of Financial Information" below (which requirements may be satisfied by delivery of such documents together with the Offer to Purchase),

             (2) a description of material developments in Insilco's business subsequent to the date of the latest of such financial statements referred to in clause (1) (including a description of the events requiring Insilco to make the Offer to Purchase),

             (3) if applicable, appropriate pro forma financial information concerning the Offer to Purchase and the events requiring Insilco to make the Offer to Purchase and

             (4) any other information required by applicable law to be included therein. The Offer Document will contain all instructions and materials necessary to enable holders of the notes to tender notes pursuant to the Offer to Purchase.

        The Offer Document will also state

             (1) that a Change of Control has occurred (or, if the Offer to Purchase is delivered in connection with an Asset Disposition, that an Asset Disposition has occurred) and that Insilco will offer to purchase the holder's notes,

             (2) the Expiration Date of the Offer to Purchase, which will be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer Document,

             (3) the Purchase Date for the purchase of notes which will be within five Business Days after the Expiration Date,

             (4) the aggregate principal amount of notes to be purchased (including, if less than 100%, the manner by which such purchase has been determined pursuant to the indenture) and the purchase price and

             (5) a description of the procedure which a holder must follow to tender all or any portion of the notes.

               To tender any note, a holder must surrender such note at the place or places specified in the Offer Document prior to the close of business on the Expiration Date (such note being duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to Insilco and the Trustee duly executed by, the holder thereof or its attorney duly authorized in writing). A holder will be entitled to withdraw all or any portion of notes tendered if Insilco (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, facsimile transmission or letter setting forth the name of the holder, the principal amount of the note the holder tendered, the certificate number of the note the holder tendered and a statement that such holder is withdrawing all or a portion of his tender. Any portion of a note tendered must be tendered in an integral multiple of $1,000 principal amount.

Subordination

               The payment of the principal of (and premium, if any) and interest on the notes and all other Obligations in respect of the notes or on account of any Claim (collectively, the "Subordinated Obligations") will, in certain circumstances as set forth in the indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness of Insilco. Upon any payment or distribution of assets of Insilco to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings ("Insolvency Proceedings") of Insilco, the holders of Senior Indebtedness of Insilco will be entitled to receive payment in full of the principal of (and premium, if any), interest on and all other Obligations in respect of such Senior Indebtedness, including all amounts due or to become due on all such Senior Indebtedness, or provision will be made for payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of such Senior Indebtedness, before the Holders of notes are entitled to receive any Securities Payment. "Securities Payment" means any payment or distribution of any kind, whether in cash, property or securities (including any payment or distribution deliverable by reason of the payment of any other Debt subordinated to the notes) on account of the Subordinated Obligations or on account of the purchase, redemption or other acquisition of notes by Insilco or any Subsidiary of Insilco. If notwithstanding the foregoing the Trustee or the Holder of any note receives during the pendency of any Insolvency Proceeding any Securities Payment before all Senior Indebtedness of Insilco is paid in full or payment thereof is provided for in cash or cash equivalents or otherwise in a manner satisfactory to the holders of such Senior Indebtedness, then in such event such Securities Payment will be required to be paid over or delivered forthwith to the holders of Senior Indebtedness for application to the payment of all Senior Indebtedness of Insilco remaining unpaid, to the extent necessary to pay such Senior Indebtedness in full. Notwithstanding the foregoing, Holders of the notes may receive Subordinated Securities.

               Insilco may not make any Securities Payment (other than pursuant to the Special Redemption and except for Subordinated Securities) if there has occurred and is continuing a default in the payment of the principal of (or premium, if any) or interest on or any other payment Obligation owing in respect of any Designated Senior Indebtedness or if there has occurred and is continuing any event of default with respect to any Designated Senior Indebtedness that has resulted in such Designated Senior Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable (a "Senior Payment Default"). In addition, if any default (other than a Senior Payment Default) with respect to any Designated Senior Indebtedness permitting after notice or lapse of time (or both) the holders thereof (or a trustee on behalf thereof) to accelerate the maturity thereof (a "Senior Nonmonetary Default") has occurred and is continuing and Insilco and the Trustee have received written notice thereof from the administrative agent under the Credit Facility or the trustee or other authorized representative of the holders of any Designated Senior Indebtedness (in any case, a "Senior Representative"), then Insilco may not make any Securities Payment (other than pursuant to the Special Redemption and except for Subordinated Securities) for a period (a "Blockage Period") commencing on the date Insilco and the Trustee receive such written notice and ending on the earliest of

             (1) 179 days after such date;

             (2) the date, if any, on which the Designated Senior Indebtedness to which such default relates is paid in full or such default is waived or otherwise cured; and

             (3) the date on which Insilco and the Trustee receive written notice from such Senior Representative terminating the Blockage Period.

               If notwithstanding the foregoing the Trustee or the Holder of any note receives during the pendency of any Blockage Period any Securities Payment before such Designated Senior Indebtedness is paid in full or payment thereof is provided for in cash or cash equivalents or otherwise in a manner satisfactory to the holders of such Designated Senior Indebtedness, then in such event such Securities Payment will be required to be paid over or delivered forthwith to the holders of such Designated Senior Indebtedness for application to the payment thereof, to the extent necessary to pay such Designated Senior Indebtedness in full. Notwithstanding the foregoing, Holders of the notes may receive Subordinated Securities.

               During any 360-day period, the aggregate of all Blockage Periods shall not exceed 179 days and there shall be a period of at least 181 consecutive days in each consecutive 360-day period when no Blockage Period is in effect. When no Blockage Period is in effect, Insilco may make all required payments (including any such payments not made during any Blockage Period) in respect of the notes not prohibited by the terms of these subordination provisions. No Senior Nonmonetary Default that existed or was continuing on the date of commencement of any Blockage Period will be, or can be, made the basis for the commencement of a subsequent Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days.

               By reason of the subordination of the notes described above, in the event of insolvency, creditors of Insilco that are not holders of Senior Indebtedness of Insilco or of the notes may recover less, ratably, than holders of such Senior Indebtedness and may recover more, ratably, than the Holders of the notes, and Insilco may be unable to fully satisfy its obligations in connection with the notes.

               The subordination provisions described above will cease to be applicable to the notes upon any defeasance or covenant defeasance of the notes as described below under "Defeasance."

Note Guarantees

               Insilco's wholly-owned Domestic Restricted Subsidiaries jointly and severally guarantee the notes. The indenture provides that if any future wholly-owned Domestic Restricted Subsidiary guarantees any Indebtedness under the Credit Facility, then such Domestic Restricted Subsidiary shall become a guarantor under the indenture and execute a Supplemental Indenture and deliver an Opinion of Counsel, in accordance with the terms of the indenture. The guarantee of each guarantor is subordinated to the prior payment in full in cash or cash equivalents of all existing and future Senior Indebtedness of such guarantor (including such guarantor's guarantee of the Credit Facility) to the same extent that the notes are subordinated to Senior Indebtedness of Insilco. The obligations of each guarantor under its guarantee are limited so as not to constitute a fraudulent conveyance under applicable law.

               The indenture provides that, in the event of a sale or other disposition of all or substantially all of the assets of any guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all or substantially all of the capital stock of any guarantor held by Insilco or any Restricted Subsidiary, such guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all or substantially all of the capital stock of such guarantor) or the Person acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such guarantor) will be released and relieved of any obligations under its guarantee.

Certain Covenants

                Limitation on Consolidated Debt

               Insilco may not, and may not permit any Restricted Subsidiary to, Incur any Debt unless, immediately after giving pro forma effect to the Incurrence of such Debt and the receipt and application of the proceeds thereof, the Consolidated EBITDA Coverage Ratio of Insilco and its Restricted Subsidiaries for the four full fiscal quarters next preceding the Incurrence of such Debt for which financial information is available, calculated on a pro forma basis as if such Debt had been Incurred and the proceeds thereof had been received and so applied at the beginning of the four fiscal quarters, would be greater than (x) 1.9 to 1 for Debt Incurred on or prior to November 9, 1999 and (y) 2.0 to 1 for Debt Incurred thereafter.

               Notwithstanding the foregoing limitation, the following Debt may be Incurred:

             (1) Debt Incurred by Insilco or any Restricted Subsidiary under the Credit Facility in an aggregate principal amount at any time outstanding not to exceed $200 million, less (A) $20 million at each of the third, fourth and fifth anniversaries of the Credit Facility's effective date, plus (B) increased revolving credit commitments thereunder in an aggregate amount not exceeding in the aggregate the amount of Debt that is permitted to be Incurred, but has not been Incurred, under clauses
        (4) and (8) of this paragraph, and plus (C) the amount of Debt Incurred under the Credit Facility on a term loan basis that is Incurred pursuant to the immediately preceding paragraph, and, with respect to all of the foregoing, any renewal, extension, refinancing or refunding (a "refinancing") of such Debt in an amount that does not exceed the sum of the amount of the revolving credit commitments and the amount of the outstanding term Debt under the Credit Facility immediately prior to such renewal, extension, refinancing or refunding; provided that no Debt Incurred on a term loan basis may be refinanced on a revolving credit basis;

             (2) the original issuance by Insilco of the Debt evidenced by the notes and the issuance by Insilco's subsidiaries of the guarantees;

             (3) Debt (other than Debt described in another clause of this paragraph) of Insilco outstanding on the date of the indenture after giving effect to the application of the proceeds of the notes;

             (4) Debt in respect of Capital Lease Obligations, mortgage financings or other purchase money obligations, in an aggregate principal amount at any time outstanding not to exceed $15 million (including Debt refinanced pursuant to clause (7) of this paragraph and without duplication at such time of any portion of any revolving credit commitment then in effect that represents an increase made under the immediately preceding clause (1)(B) in reliance on this clause (4)), Incurred by Insilco or any Restricted Subsidiary for the purpose of financing all or any part of the acquisition or improvement of any property used in the business of Insilco or such Restricted Subsidiary;

             (5) Debt owed by Insilco to any Wholly Owned Restricted Subsidiary or Debt owed by any Restricted Subsidiary to Insilco or a Wholly Owned Restricted Subsidiary; provided, however, that

                (a) any such Debt (not pledged as security for any Senior
             Indebtedness) owing by Insilco to a Wholly Owned Restricted Subsidiary shall be Subordinated Indebtedness evidenced by an intercompany promissory note and

                (b) upon either

                   (1) the transfer or other disposition (excluding any pledge thereof as security for any Senior Indebtedness) by such Wholly Owned Restricted Subsidiary or Insilco of any Debt so permitted to a Person other than Insilco or another Wholly Owned Restricted Subsidiary or

                   (2) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition (including by consolidation or merger) of shares of Capital Stock (other than any pledge thereof as security for any Senior Indebtedness) of such Wholly Owned Restricted Subsidiary to a Person other than Insilco or another such Wholly Owned Restricted Subsidiary, the provisions of this clause (5) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such issuance, sale, lease, transfer or other disposition, as the case may be;

             (6) Debt Incurred by Insilco or any Restricted Subsidiary consisting of Permitted Interest Rate, Currency or Commodity Price Agreements;

             (7) Debt which is exchanged for or the proceeds of which are used to refinance or refund, or any extension or renewal of, outstanding Debt Incurred pursuant to the preceding paragraph or clauses (2), (3) or (4) of this paragraph (each of the foregoing, a "refinancing") in an aggregate principal amount not to exceed the principal amount of the Debt so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by Insilco as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase and plus the expenses of Insilco or the Restricted Subsidiary, as the case may be, Incurred in connection with such refinancing; provided, however, that

                (a) Debt the proceeds of which are used to refinance the notes or Debt that is pari passu with or subordinate in right of payment to the notes shall only be permitted if

                   (1) in the case of any refinancing of the notes or Debt that is pari passu with the notes, the refinancing Debt is Incurred by Insilco and made pari passu with the notes or subordinated in right of payment to the notes, and

                   (2) in the case of any refinancing of Debt that is
                subordinate in right of payment to the notes, the refinancing Debt is Incurred by Insilco and constitutes Subordinated Indebtedness;

              (b) the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued,

                   (1) does not provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof (including any redemption, defeasance, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon any event of default thereunder), in each case prior to the final stated maturity of the Debt being refinanced and

                   (2) except as provided for by the terms of the Debt being
                refinanced, does not permit redemption or other retirement (including pursuant to an offer to purchase) of such Debt at the option of the holder thereof prior to the final stated maturity of the Debt being refinanced other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase) which is conditioned upon provisions substantially similar to those described above under "Repurchase at the Option of Holders-- Asset Dispositions" and "--Change of Control";

                (c) in the case of any refinancing of Debt Incurred by Insilco, the refinancing Debt may be Incurred only by Insilco and, in the case of any refinancing of Debt Incurred by a Restricted Subsidiary, the refinancing Debt may be Incurred only by Insilco or such Restricted Subsidiary; provided, further, that Debt Incurred pursuant to this clause (7) may not be Incurred more than 90 days prior to the application of the proceeds to repay the Debt to be refinanced; and

             (8) Debt not otherwise permitted to be Incurred by Insilco or any Restricted Subsidiary pursuant to clauses (1) through (7) above, which, together with any other outstanding Debt Incurred pursuant to this clause (8), has an aggregate principal amount at any time outstanding not in excess of $15 million (without duplication at such time of any portion of any revolving credit commitment then in effect that represents an increase made under the immediately preceding clause
        (1)(B) in reliance on this clause (8)).

   Limitation on Debt and Preferred Stock of Subsidiaries

               Insilco may not cause, and may not permit, any Restricted Subsidiary to Incur any Debt or issue any Preferred Stock except:

             (1) Debt Incurred by any Restricted Subsidiary that is expressly permitted in the preceding paragraph;

             (2) Debt or Preferred Stock outstanding on the date of the indenture after giving effect to the application of the proceeds of the notes;

             (3) Debt or Preferred Stock issued to and held by Insilco or a Wholly Owned Restricted Subsidiary (provided that such Debt or Preferred Stock is at all times held by Insilco or a Wholly Owned Restricted Subsidiary);

             (4) Debt or Preferred Stock Incurred or issued by a Person prior to the time

                (A) such Person became a Restricted Subsidiary,

                (B) such Person merges into or consolidates with a Restricted
             Subsidiary or

                (C) another Restricted Subsidiary merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary), which Debt or Preferred Stock was not Incurred or issued in anticipation of such transaction and was outstanding prior to such transaction; or

             (5) any guarantee incurred by any guarantor; provided, in the case of this clause (5), that if the obligation guaranteed is

                (x) subordinated to the notes, then such guarantee shall be subordinated to the guarantee under the indenture to substantially the same extent or

                (y) pari passu with the notes, then such guarantee shall be pari passu with the guarantee under the indenture to substantially the same extent.

  Limitation on Layered Debt

               Insilco may not Incur any Debt which by its terms is both

            (1) subordinated in right of payment to any Senior Indebtedness and

            (2) senior in right of payment to the notes.

               Limitation on Issuance of Guarantees of Subordinated
Indebtedness

               Insilco may not permit any Restricted Subsidiary, directly or indirectly, to assume, guarantee or in any other manner become liable with respect to any Debt of Insilco that by its terms is pari passu with or junior in right of payment to the notes unless such Restricted Subsidiary has issued a guarantee under the indenture.

  Limitation on Restricted Payments

               Insilco may not, and may not permit any Restricted Subsidiary to, directly or indirectly,

             (1) declare or pay any dividend, or make any distribution, of any kind or character (whether in cash, property or securities) in respect of the Capital Stock of Insilco or any Restricted Subsidiary or to the holders thereof in their capacity as such (excluding

                (u) dividends or distributions to the extent payable in shares of the Capital Stock of Insilco (other than Redeemable Interests) or in options, warrants or other rights to acquire the Capital Stock of Insilco (other than Redeemable Interests),

                (v) dividends or distributions by a Restricted Subsidiary to
             Insilco or another Restricted Subsidiary and

                (w) the payment of pro rata dividends by a Restricted Subsidiary to holders of both minority and majority interests in such Restricted Subsidiary),

             (2) other than pursuant to the Special Redemption, purchase, redeem or otherwise acquire or retire for value

                (a) any Capital Stock of Insilco or any Capital Stock of or
             other ownership interests in any Subsidiary or any Affiliate or Related Person of Insilco or

                (b) any options, warrants or rights to purchase or acquire shares of Capital Stock of Insilco or any Capital Stock of or other ownership interests in any Subsidiary or any Affiliate or Related Person of Insilco (excluding, in each case of (a) and (b), the purchase, redemption, acquisition or retirement by any Restricted Subsidiary of any of its Capital Stock, other ownership interests or options, warrants or rights to purchase such Capital Stock or other ownership interests

                   (x) owned by Insilco or any Restricted Subsidiary,

                   (y) owned by any other Person if effected on a pro rata basis with respect to holders of both minority and majority interests in such Restricted Subsidiary or

                   (z) owned by any officer, director or employee of Insilco, but solely for the purpose of enabling such Person (or Insilco on his or her behalf) to satisfy tax obligations in respect of his or her exercise of options, warrants or rights to purchase Capital Stock of Insilco),

             (3) make any Investment that is not a Permitted Investment or

             (4) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Debt of Insilco that is subordinate in right of payment to the notes (each of the transactions described in clauses (1) through (4) being a "Restricted Payment"), if:

                (1) an Event of Default, or an event that with the lapse of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing;

                (2) Insilco would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four full fiscal quarter period for which annual or quarterly financial statements are publicly available immediately preceding the date of such Restricted Payment, not have been permitted to Incur at least $1.00 of additional Debt pursuant to the Consolidated EBITDA Coverage Ratio test described in the first paragraph under "--Limitation on Consolidated Debt" above; or

                (3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph) from the date of the indenture (the amount so expended, if other than in cash, determined in good faith by the Board of Directors) exceeds the sum, without duplication, of:

                   (a) 50% of the aggregate Consolidated Net Income (or, in case
                Consolidated Net Income shall be negative, less 100% of such deficit) for the period (taken as one accounting period) from June 30, 1997 through the end of Insilco's most recently ended fiscal quarter for which annual or quarterly financial statements are publicly available at the time of such Restricted Payment;

                   (b) 100% of the aggregate net cash proceeds from the issuance and sale (other than to a Restricted Subsidiary) of Capital Stock (other than Redeemable Interests) of Insilco and options, warrants or other rights to acquire Capital Stock (other than Redeemable Interests and Debt convertible into Capital Stock) of Insilco and the principal amount of Debt and Redeemable Interests of Insilco that has been converted into or exchanged for Capital Stock (other than Redeemable Interests) of Insilco after June 30, 1997, provided that any such net proceeds received by Insilco from an employee stock ownership plan financed by loans from Insilco or a Subsidiary of Insilco shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination;

                   (c) the amount by which the total consideration paid by
                Insilco in the Tender Offer was less than $110 million; and

                   (d) $5 million.

               The foregoing covenant will not be violated by reason of:

             (1) the payment of any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing covenant;

             (2) any payment made by Insilco in connection with the consummation of the Transactions;

             (3) any refinancing or refunding of Debt permitted pursuant to clause (1) or (7) of the second paragraph under "Limitation on Consolidated Debt" above; and

             (4) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Insilco or any options, warrants or rights to purchase or acquire shares of Capital Stock of Insilco in exchange for, or out of the net cash proceeds of, the substantially concurrent issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Redeemable Interests) of Insilco; provided that the amount of any such net cash proceeds that are utilized for any such purchase, redemption or other acquisition or retirement for value shall be excluded from clause (3)(b) in the foregoing paragraph.

               Upon the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, an amount equal to the greater of the book value and the fair market value of all assets of such Restricted Subsidiary at the end of Insilco's most recently ended fiscal quarter for which annual or quarterly financial statements are publicly available prior to such designation will be deemed to be a Restricted Payment at the time of such designation for purposes of calculating the aggregate amount of Restricted Payments (including the Restricted Payment resulting from such designation) permitted under provisions described in the second preceding paragraph.

 Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

               Insilco may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary

             (1) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock or other ownership interests or pay any Debt or other obligation owed to Insilco or any other Restricted Subsidiary;

             (2) to make loans or advances to Insilco or any other Restricted Subsidiary; or

             (3) to sell, lease or transfer any of its property or assets to Insilco or any Restricted Subsidiary. Notwithstanding the foregoing, Insilco may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction:

                (a) pursuant to any agreement in effect on the date of the indenture (including the Credit Facility, the indenture and the notes);

                (b) pursuant to an agreement relating to any Debt Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by Insilco and outstanding on such date and not Incurred in anticipation of becoming a Restricted Subsidiary;

                (c) pursuant to mortgages and other purchase money obligations in connection with property acquired or improved in the ordinary course of business or liens in connection therewith permitted to be Incurred under the indenture as described in "--Limitation on Liens" below that impose restrictions of the nature described in clause (3) above on the property so acquired or improved;

                (d) pursuant to an agreement effecting a renewal, refunding, refinancing or extension of Debt Incurred pursuant to an agreement referred to in clause (a), (b) or (c) above, provided, however, that the provisions contained in such renewal, refunding, refinancing or extension agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof (as determined in good faith by the Board of Directors);

                (e) pursuant to customary non-assignment provisions entered into in the ordinary course of business consistent with past practices in leases, licenses or contracts to the extent such provisions restrict the transfer, subletting or other disposition of any such lease, license or contract;

                (f) pursuant to an agreement which has been entered into for the sale or other disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that consummation of such transaction would not result in an Event of Default or an event that, with the passing of time or the giving of notice or both, would constitute an Event of Default, that such restriction terminates if such transaction is closed or abandoned and that the closing or abandonment of such transaction occurs within one year of the date such agreement was entered into; or

                (g) arising under any applicable law, rule, regulation or order.

 Limitation on Liens

               Insilco may not, and may not permit any Restricted Subsidiary to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any Debt of Insilco that is expressly by its terms subordinate or junior in right of payment to any other Debt of Insilco (other than related to any secured deposit of funds for the repayment of the 10 1/4% notes; provided that the excess of such secured deposit over the principal amount of the 10 1/4% notes to be repaid shall be deemed to be a Restricted Payment) without making, or causing such Restricted Subsidiary to make, effective provision for securing the notes

             (1) equally and ratably with such Debt as to such property or assets for so long as such Debt will be so secured or

             (2) in the event such Debt is subordinate in right of payment to the notes, prior to such Debt as to such property or assets for so long as such Debt will be secured.

 Limitation on Ownership of Capital Stock of Subsidiaries

               Insilco may not, and may not permit any Restricted Subsidiary to, issue, transfer, convey, lease or otherwise dispose of any shares of Capital Stock (other than directors' qualifying shares and shares pledged as security for any Senior Indebtedness) of a Restricted Subsidiary or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary to any Person other than Insilco or a Wholly Owned Restricted Subsidiary except in a transaction consisting of a sale (including a public offering) of all or part of the Capital Stock of such Restricted Subsidiary owned by Insilco and any Restricted Subsidiary and that complies with the provisions described under "Repurchase at the Option of Holders--Asset Dispositions" above to the extent such provisions apply; provided that after any sale of less than all of the Capital Stock of any Restricted Subsidiary, Insilco directly or indirectly maintains voting power to elect a majority of the board of directors of such Restricted Subsidiary.

 Transactions with Affiliates and Related Persons

               Insilco may not, and may not permit any Restricted Subsidiary to, after the date of the indenture, enter into any transaction (or series of related transactions) with an Affiliate or Related Person of Insilco (other than Insilco or any Restricted Subsidiary), including any Investment, either directly or indirectly, that involves total consideration or asset transfers in excess of $1,000,000

             (1) unless such transaction is on terms no less favorable to Insilco or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person and is in the best interests of Insilco or such Restricted Subsidiary and

             (2) except for the Transactions. For any transaction that involves in excess of $1,000,000 but less than or equal to $5,000,000, the Chief Executive Officer of Insilco shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a certificate filed with the Trustee. For any transaction that involves in excess of $5,000,000, a majority of the disinterested members of the Board of Directors shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a Board Resolution filed with the Trustee. For any transaction that involves in excess of $10,000,000, Insilco shall also obtain an opinion from a nationally recognized expert with experience in appraising the terms and conditions of the type of transaction (or series of related transactions) for which the opinion is required stating that such transaction (or series of related transactions) is on terms no less favorable to Insilco or such Restricted Subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an Affiliate or Related Person of Insilco, which opinion shall be filed with the Trustee; provided, however, that the foregoing restrictions will not apply to:

                (a) reasonable employment, compensation, bonus or benefit
             arrangements entered into in the ordinary course of business (including the granting of stock acquisition rights and other incentives other than Redeemable Interests); the payment of reasonable fees, expense reimbursements and customary indemnification, advances and other similar arrangements with respect to officers and directors; and reasonable loans and advances to employees in the ordinary course of business;

                (b) required payments with respect to any Debt permitted by the indenture as described in "Covenants--Limitation on Consolidated Debt" above;

                (c) transactions permitted by the indenture as described in
             "Covenants-- Limitation on Restricted Payments" above;

                (d) any payments or other transactions pursuant to any tax sharing agreement with any Person with which Insilco or such Restricted Subsidiary is required or permitted to file a consolidated tax return or with which Insilco or such Restricted Subsidiary is or could be part of a consolidated group for tax purposes; and

                (e) any transaction with the Principals, their Related Parties or any of their Affiliates to the extent that such transaction is or was approved by a majority of the disinterested members of the Board of Directors in good faith.

               Provision of Financial Information

               Whether or not Insilco is required to be subject to Section 13(a) or15(d) of the Exchange Act, or any successor provision thereto, Insilco shall file with the Commission the annual reports, quarterly reports and other documents that Insilco would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if Insilco were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which Insilco would have been required so to file such documents if Insilco were so required. Insilco shall also in any event within 15 days after each Required Filing Date

               (1) transmit by mail to all Holders, as their names and addresses appear in the Security Register, without cost to such Holders, and

               (2) file with the Trustee,
copies of the annual reports, quarterly reports and other documents that Insilco files with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto or would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if Insilco were so required. If filing such documents by Insilco with the Commission is not permitted under the Exchange Act, Insilco will upon written request promptly provide copies of such documents to any prospective holder of the notes.

               Unrestricted Subsidiaries

               Insilco at any time may designate any Person that is a Subsidiary, or after the date of the indenture becomes a Subsidiary, of Insilco as an "Unrestricted Subsidiary," whereupon (and until such Person ceases to be an Unrestricted Subsidiary) such Person and each other Person that is then or thereafter becomes a Subsidiary of such Person will be deemed to be an Unrestricted Subsidiary. In addition, Insilco may at any time terminate the status of any Unrestricted Subsidiary as an Unrestricted Subsidiary, whereupon such Subsidiary and each other Subsidiary of Insilco (if any) of which such Subsidiary is a Subsidiary will be a Restricted Subsidiary.

               Notwithstanding the foregoing, no change in the status of a Subsidiary of Insilco from a Restricted Subsidiary to an Unrestricted Subsidiary or from an Unrestricted Subsidiary to a Restricted Subsidiary will be effective, and no Person may otherwise become a Restricted Subsidiary, if:

             (1) the Consolidated EBITDA Coverage Ratio of Insilco and its Restricted Subsidiaries for the four full fiscal quarters of Insilco next preceding the effective date of such purported change or other event, calculated on a pro forma basis as if such change or other event had been effective at the beginning of such period, would not exceed

                (a) on or prior to November 9, 1999, 1.9 to 1.0 and

                (b) thereafter, 2.0 to 1.0;

             (2) in the case of any change in status of a Restricted Subsidiary to an Unrestricted Subsidiary, the Restricted Payment resulting from such change would violate the provisions of the indenture described under clause (3) of the first paragraph under "Covenants--Limitation on Restricted Payments" above; or

             (3) such change or other event would otherwise result (after the giving of notice or the lapse of time, or both) in an Event of Default.

               In addition and notwithstanding the foregoing, no Restricted Subsidiary may become an Unrestricted Subsidiary, and the status of any Unrestricted Subsidiary as an Unrestricted Subsidiary will be deemed to have been immediately terminated (whereupon such Subsidiary and each other Subsidiary of Insilco (if any) of which such Subsidiary is a Subsidiary will be a Restricted Subsidiary) at any time when:

             (1) such Subsidiary

                (A) has outstanding Debt that is Unpermitted Debt or

                (B) owns or holds any Capital Stock of or other ownership
             interests in, or a Lien on any property or other assets of, Insilco or any of its Restricted Subsidiaries; or

             (2) Insilco or any other Restricted Subsidiary

                (A) provides credit support for, or a guarantee of, any Debt of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or

                (B) is directly or indirectly liable for any Debt of such
             Subsidiary.

               Any termination of the status of an Unrestricted Subsidiary as an Unrestricted Subsidiary pursuant to the preceding sentence will be deemed to result in a breach of this covenant in any circumstance in which Insilco would not be permitted to change the status of such Unrestricted Subsidiary to the status of a Restricted Subsidiary pursuant to the provision of the indenture described under the preceding paragraph; provided, however, that

             (a) so long as the aggregate principal amount outstanding of Unpermitted Debt does not exceed $5 million, no such breach will be deemed to have occurred with respect to any Unpermitted Debt until 15 days after Insilco has become aware of such Unpermitted Debt and such Unpermitted Debt remains outstanding or Unpermitted Debt, and

             (b) any change of status of an Unrestricted Subsidiary to a Restricted Subsidiary as aforesaid followed within one year by a change of status of such Restricted Subsidiary to an Unrestricted Subsidiary will not be deemed an Asset Disposition or cause any Reinvested Amount invested therein to be deemed Net Available Proceeds or the book value or fair market value of the assets thereof to be deemed a Restricted Payment. "Unpermitted Debt" means any Debt of a Subsidiary of Insilco if

                (x) a default thereunder (or under any instrument or agreement pursuant to or by which such Debt is issued, secured or evidenced), or any right that the holders thereof may have to take enforcement action against such Subsidiary or its property or other assets, would permit (whether or not after the giving of notice or the lapse time or both) the holders of any Debt of Insilco or any other Restricted Subsidiary to declare the same due and payable prior to the date on which it otherwise would have become due and payable or otherwise to take any enforcement action against Insilco or such other Restricted Subsidiary or

                (y) such Debt is secured by a Lien on any property or other assets of Insilco and any of its other Restricted Subsidiaries.

               Each Person that is or becomes a Subsidiary of Insilco will be deemed to be a Restricted Subsidiary at all times when it is a Subsidiary of Insilco that is not an Unrestricted Subsidiary. Each Person that is or becomes a Wholly Owned Subsidiary of Insilco shall be deemed to be a Wholly Owned Restricted Subsidiary at all times when it is a Wholly Owned Subsidiary of Insilco that is not an Unrestricted Subsidiary.

 Mergers, Consolidations and Certain Sales of Assets

     Insilco

             (1) may not, and may not permit any Restricted Subsidiary to, consolidate with or merge into any Person, provided that this clause (1) will not prohibit any such consolidation or merger by a Restricted Subsidiary if

                (x) such Restricted Subsidiary ceases to be a Restricted
             Subsidiary in such consolidation or merger or

                (y) such consolidation or merger is with or into Insilco or another Restricted Subsidiary;

             (2) may not permit any Person other than a Restricted Subsidiary to consolidate with or merge into Insilco or any Restricted Subsidiary, provided that this clause (2) will not prohibit any such consolidation or merger with or into a Restricted Subsidiary if such Restricted Subsidiary ceases to be a Restricted Subsidiary in such consolidation or merger; and

             (3) may not, directly or indirectly (in one transaction or a series of related transactions), transfer, convey, sell, lease or otherwise dispose of al or substantially all of the properties and assets of Insilco and its Subsidiaries on a consolidated basis unless, in each case (1), (2) and (3) above:

             (1) immediately before and after giving effect to such transaction (or series of related transactions) and treating any Debt Incurred by Insilco or a Subsidiary of Insilco as a result thereof as having been Incurred by Insilco or such Subsidiary at the time of such transaction (or series of related transactions), no Event of Default, or event that with the passing of time or the giving of notice, or both, will constitute an Event of Default, shall have occurred and be continuing;

             (2) in a transaction (or series of related transactions) in which Insilco does not survive or in which Insilco transfers, conveys, sells, leases or otherwise disposes of all or substantially all of its properties and assets, the successor entity is a corporation, partnership, limited liability company or trust and is organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and expressly assumes, by a Supplemental Indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all Insilco's obligations under the indenture;

             (3) Insilco or its successor entity would, at the time of such transaction (or series of related transactions) and after giving pro forma effect thereto as if such transaction (or series of related transactions) had occurred at the beginning of the most recently ended four full fiscal quarter period for which annual or quarterly financial statements are publicly available immediately preceding the date of such transaction (or series of related transactions), have been permitted to Incur at least $1.00 of additional Debt pursuant to the Consolidated EBITDA Coverage Ratio test described in the first paragraph under "Covenants--Limitation on Consolidated Debt" above;

             (4) if, as a result of any such transaction, property or assets of Insilco would become subject to a Lien prohibited by the covenant described above under "Covenants--Limitation on Liens," Insilco or its successor entity will have secured the notes as required by such covenant; and

             (5) Insilco has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel as specified in the indenture.

Events of Default

               The following constitute Events of Default under the indenture:

             (1) failure to pay any interest on any note when due, continuing for 30 days;

             (2) failure to pay principal of (or premium, if any, on) any note when due;

             (3) failure to perform or comply with the provisions described under "Covenants-- Mergers, Consolidations and Certain Sales of Assets" or the provisions described under "Repurchase at the Option of Holders-- Asset Dispositions" and "--Change of Control";

             (4) failure to perform any other covenant or warranty of Insilco in the indenture or the notes, continuing for 60 days after written notice to Insilco and the Trustee from Holders of at least 25% in principal amount of the outstanding notes as provided in the indenture;

             (5) a default or defaults under any bonds, debentures, notes or other evidences of, or obligations constituting, Debt by Insilco or any Restricted Subsidiary or under any mortgages, indentures, instruments or agreements under which there may be issued or existing or by which there may be secured or evidenced any Debt of Insilco or any Restricted Subsidiary, in each case with a principal or similar amount then outstanding, individually or in the aggregate, in excess of $15 million, whether such Debt now exists or is hereafter created, which default or defaults constitute a failure to pay any portion of the principal or similar amount of such Debt when due and payable after the expiration of any applicable grace period with respect thereto or will have resulted in such Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable;

             (6) the rendering of a final judgment or judgments (not subject to appeal) against Insilco or any of its Restricted Subsidiaries in an aggregate amount in excess of $15 million (in excess of applicable insurance coverage) which remains unstayed, undischarged or unbonded for a period of 60 days thereafter; and

             (7) certain events of bankruptcy, insolvency or reorganization affecting Insilco or any Restricted Subsidiary of Insilco.

               Subject to the provisions of the indenture relating to the duties of the Trustee in case an Event of Default occurs and is continuing, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee and certain other conditions provided in the indenture, the Holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

               If an Event of Default (other than an Event of Default of the type described in clause (7) above) occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding notes may accelerate the maturity of all notes. If an Event of Default of the type described in clause (7) above occurs, the principal amount of and any accrued interest on the notes then outstanding will become immediately due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal amount have been cured or waived as provided in the indenture. For information as to waiver of defaults, see "Modification and Waiver" below.

               No Holder of any note has any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the outstanding notes shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a note for enforcement of payment of the principal of and premium, if any, or interest on such note on or after the respective due dates expressed in such note.

               In the case any Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Insilco with the intention of avoiding payment of the premium that Insilco would have had to pay if Insilco then had elected to redeem the notes pursuant to the provisions described above under "Repurchase at the Option of Holders," an equivalent premium will become and be immediately due and payable upon the acceleration of the notes.

               Insilco is required to furnish to the Trustee annually a statement as to the performance by Insilco of certain of its obligations under the indenture and as to any default in such performance. Insilco will be required to deliver to the Trustee, as soon as possible and in any event within 30 days after Insilco becomes aware of the occurrence of an Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default, an Officers' Certificate setting forth the details of such Event of Default or default, and the action which Insilco proposes to take with respect thereto.

Defeasance

               The indenture provides that, at the option of Insilco, (a) if applicable, Insilco and the guarantors will be discharged from any and all obligations in respect of the outstanding notes and guarantees or (b) if applicable, Insilco may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the indenture and the notes, in either case (a) or (b) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding notes. With respect to clause (b), the obligations under the indenture other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants above shall remain in full force and effect.

               Such trust may only be established if, among other things

             (1) with respect to clause (a), Insilco has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the Opinion of Counsel provides that Holders of the notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (b), Insilco has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

             (2) no Event of Default or event that with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred or be continuing;

             (3) Insilco has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and

             (4) certain other customary conditions precedent are satisfied.

               In the event Insilco omits to comply with its remaining obligations under the indenture and the notes after a defeasance of the indenture with respect to the notes as described under clause (b) above and the notes are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the notes at the time of the acceleration resulting from such Event of Default. However, Insilco will remain liable in respect of such payments.

Modification and Waiver

               Modifications and amendments of the indenture may be made by Insilco and the Trustee with the consent of the Holders of two-thirds in aggregate principal amount of the outstanding notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding note affected thereby,

             (1) change the Stated Maturity of the principal of, or any installment of interest on, any note,

             (2) reduce the principal amount of, (or the premium) or interest on, any note,

             (3) change the place or currency of payment of principal of (or premium), or interest on, any note,

             (4) impair the right to institute suit for the enforcement of any payment on or with respect to any note,

             (5) reduce the above-stated percentage of outstanding notes necessary to modify or amend the indenture,

             (6) reduce the percentage of aggregate principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults,

             (7) modify any provisions of the indenture relating to the modification and amendment of the indenture or the waiver of past defaults or covenants, except as otherwise specified,

             (8) modify any of the provisions of the indenture relating to the subordination of the notes in a manner adverse to the Holders or

             (9) modify the provisions described under "Repurchase at the Option of Holders-- Asset Dispositions" and under "--Change of Control" in a manner adverse to the Holders in any material respect.

               The Holders of two-thirds in aggregate principal amount of the outstanding notes, on behalf of all Holders of notes, may waive compliance by Insilco with certain restrictive provisions of the indenture. The Holders of two-thirds in aggregate principal amount of the outstanding notes, on behalf of all Holders of notes, may waive any past default under the indenture, except a default in the payment of principal, premium or interest.

               No amendment, waiver or modification of any subordination provision adverse to the holders of Senior Indebtedness will be effective against any holder of Senior Indebtedness unless expressly consented to in writing by or on behalf of such holder (or by any specified percentage of holders of a class of Senior Indebtedness required to consent thereto) pursuant to the terms of the agreement or instrument creating, evidencing or governing such Senior Indebtedness.

Notices

               Notices to Holders will be given by mail to the addresses of such Holders as they may appear in the Security Register.

Governing Law

               The indenture, the notes and the guarantees are governed by, and construed in accordance with, the laws of the State of New York, without regard to its conflict of law principles.

The Trustee

               The indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

               The indenture and provisions of the TIA incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of Insilco, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with Insilco or any Affiliate, provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the TIA), it must eliminate such conflict or resign. Star Bank, N.A., the Trustee under the indenture, is the trustee under the Holdings Indenture, may become a lender under the Credit Facility and may engage in other transactions with Insilco or its subsidiaries in connection with which Star Bank, N.A. may be or become a creditor of Insilco.

Book-Entry; Delivery and Form

               The certificates representing the New Notes will be issued in fully registered form, without coupons. Except as described below, the New Notes will be deposited with, or on behalf of, the Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co. ("Cede") as DTC's nominee, in the form of a global note (the "Global Registered Note").

               The Global Registered Note.   Insilco expects that pursuant to
procedures established by DTC (a) upon deposit of the Global Registered Note, DTC or its custodian will credit on its internal system interests in the Global Registered Notes to the accounts of persons who have accounts with DTC ("Participants") and (b) ownership of the Global Registered Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants). Ownership of beneficial interests in the Global Registered Note will be limited to Participants or persons who hold interests through Participants.

               So long as DTC or its nominee is the registered owner or holder of the New Notes, DTC or such nominee will be considered the sole owner or holder of the New Notes represented by the Global Registered Note for all purposes under the indenture. No beneficial owner of an interest in the Global Registered Note will be able to transfer such interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the New Notes.

               Payments of the principal of or premium and interest on the Global Registered Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of Insilco, the Trustee or any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Registered Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

               We expect that DTC or its nominee, upon receipt of any payment of the principal of or premium and interest on the Global Registered Note, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Registered Note as shown on the records of DTC or its nominee. We also expect that payments by Participants to owners of beneficial interests in the Global Registered Note held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

               Transfers between Participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a Certificated exchange note for any reason, including to sell New Notes to persons in states which require physical delivery of the New Notes or to pledge such securities, such holder must transfer its interest in the Global Registered Note in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

               DTC has advised us that DTC will take any action permitted to be taken by a holder of New Notes (including the presentation of New Notes for exchange as described below) only at the direction of one or more Participants to whose account at DTC interests in the Global Registered Note are credited and only in respect of such portion of the aggregate principal amount of New Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the indenture, DTC will exchange the Global Registered Note for Certificated New Notes, which it will distribute to its Participants.

               DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

               Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the Global Registered Notes among Participants, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither Holdings nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

               Certificated Notes. Interests in the Global Registered Notes will be exchangeable or transferable, as the case may be, for certificated notes if

             (1) DTC notifies us that it is unwilling or unable to continue as depositary for such Global Registered Notes, or DTC ceases to be a "clearing agency" registered under the Exchange Act, and a successor depositary is not appointed by Holdings within 90 days, or

             (2) an Event of Default has occurred and is continuing with respect to such New Notes. Upon the occurrence of any of the events described in the preceding sentence, Insilco will cause the appropriate certificated notes to be delivered.

Certain Definitions

               Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

               "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

               "Asset Disposition" means, with respect to Insilco or any Restricted Subsidiary, any transfer, conveyance, sale, lease or other disposition by Insilco or such Restricted Subsidiary (including a consolidation or merger or other sale of such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary) of

             (1) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of any Restricted Subsidiary,

             (2) substantially all of the assets of Insilco or such Restricted Subsidiary representing a division or line of business or

             (3) other assets or rights of Insilco or any Restricted Subsidiary outside of the ordinary course of business, but excluding, in each case of clauses (1), (2) and (3),

                (a) any disposition in the ordinary course of business of
             obsolete equipment or other property used in the business of Insilco or any Restricted Subsidiary that is no longer used or useful in such business,

                (b) any disposition by Insilco or any Restricted Subsidiary to
             Insilco or any Wholly Owned Restricted Subsidiary,

                (c) required payments with respect to any Debt permitted by the indenture as described in "Covenants--Limitation on Consolidated Debt" above,

                (d) any disposition that is permitted under the indenture as described in "Covenants--Limitation on Restricted Payments" above, and

                (e) the disposition of all or substantially all of the assets of
             Insilco permitted under the indenture as described in "Covenants--Mergers, Consolidations and Certain Sales of Assets" above.

               "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person that is required to be classified and accounted for as a capital lease or a liability on the face of balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

               "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

                "Change of Control" will be deemed to have occurred in the event that, after the date of the indenture, the following occurs:

             (1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Insilco and its Subsidiaries, taken as a whole, to any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties;

             (2) the adoption of a plan for the liquidation or dissolution of Insilco;

             (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d) of the Exchange Act), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of 50% or more of the voting power of the outstanding voting stock of Insilco; or

             (4) the first day on which a majority of the members of the Board of Directors of Insilco are not Continuing Directors.

               The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Insilco and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Insilco to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Insilco and its Subsidiaries taken as a whole to another Person or group may be uncertain.

               "Claim" means any and all rights to payment under or in respect of any of the notes or the indenture, all rights, remedies, demands, causes of action and claims of every type and description at any time held or asserted by, or arising in favor of, any holder of a note against Insilco or any of its Subsidiaries or Affiliates or any of their assets, in each case on account of any breach of any promise, obligation, agreement, indemnity, representation, warranty or covenant in a note or the indenture or the performance or nonperformance or payment or nonpayment thereof.

               "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

               "Consolidated EBITDA" of any Person means for any period, on a consolidated basis for such Person and its Consolidated Subsidiaries, the sum of the amounts for such period of

             (1) Consolidated Net Income,

             (2) Consolidated Interest Expense (but excluding any interest capitalized in accordance with generally accepted accounting principles),

             (3) Consolidated Income Tax Expense,

             (4) depreciation and amortization expense,

             (5) other non-cash charges and

             (6) other non-operating expenses that have been deducted in the determination of Consolidated Net Income; provided, however, that for each such Consolidated Subsidiary the items (1) through (6) shall be included in such sum only

                (x) to the extent and in the same proportion that the
             Consolidated Net Income of such Consolidated Subsidiary was included in calculating the Consolidated Net Income of such Person and

                (y) only to the extent that the amount specified in clause (x)
             is not restricted from the payment of dividends or the making of distributions to such Person during such period.

               "Consolidated EBITDA Coverage Ratio" of any Person means for any period the ratio of

             (1) Consolidated EBITDA of such Person for such period to

             (2) the sum of

                (A) Consolidated Interest Expense of such Person for such
             period, plus

                (B) the annual interest expense (including the amortization of debt discount but excluding the fees and expenses incurred in connection with the amortization of the Old Credit Facility) with respect to any Debt Incurred or proposed to be Incurred by such Person or its Consolidated Subsidiaries since the beginning of such period to the extent not included within clause (2)(A), minus

                (C) Consolidated Interest Expense of such Person with respect to any Debt that is no longer outstanding or that will no longer be outstanding as a result of the transaction with respect to which the Consolidated EBITDA Coverage Ratio is being calculated, to the extent included within clause (2)(A); provided, however, that in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Debt bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period; and provided, further, that, in the event such Person or any of its Consolidated Subsidiaries has made acquisitions or dispositions of assets not in the ordinary course of business (including by merger, consolidation or purchase of Capital Stock) during or after such period, the computation of the Consolidation EBITDA Coverage Ratio (and for the purpose of such computation, the calculation of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated EBITDA) shall be made on a pro forma basis as if the acquisitions or dispositions had taken place on the first day of such period.

               "Consolidated Income Tax Expense" of any Person means for any period the consolidated provision for income taxes of such Person and its Consolidated Subsidiaries for such period determined in accordance with generally accepted accounting principles.

               "Consolidated Interest Expense" of any Person means for any period, on a consolidated basis for such Person and its Consolidated Subsidiaries, all of the following determined in accordance with generally accepted accounting principles:

             (1) the consolidated interest expense included in a consolidated income statement (net of interest income),

             (2) the portion of any rental obligation in respect of any Capital Lease Obligation allocable to interest expense in accordance with generally accepted accounting principles;

             (3) the amortization of Debt discounts (but excluding the amortization of fees and expenses incurred in connection with the amortization of the Old Credit Facility and the amount of financing costs and expenses that are capitalized and amortized);

             (4) to the extent not included in total interest expense, any net payments made or received during such period under interest rate or currency swaps, hedges or exchanges or similar derivative agreements, including any amortized portion of such payments and

             (5) any interest capitalized in accordance with generally accepted accounting principles.

               "Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person and its Consolidated Subsidiaries for such period determined in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom

             (1) the net income (or loss) of any Person acquired by such Person or a Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction (subject to the final proviso of the definition of Consolidated EBITDA Coverage Ratio when Consolidated Net Income is being computed for purposes of calculating the Consolidated EBITDA Coverage Ratio),

             (2) the net income (but not net loss) of any Consolidated Subsidiary of such Person to the extent restricted from the payment of dividends or the making of distributions to such Person during such period,

             (3) the net income (or loss) of any Person that is not a Consolidated Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person by such other Person during such period,

             (4) extraordinary gains and losses (and any unusual gains and losses arising outside the ordinary course of business not included in extraordinary gains and losses),

             (5) net gains and losses in respect of dispositions of assets other than in the ordinary course of business and

             (6) the tax effect of any of the items described in clauses (1) through (5) above.

               "Consolidated Net Worth" of any Person at any date means the consolidated stockholders' equity of such Person and its Consolidated Subsidiaries at such date, as determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Redeemable Interests of such Person; provided, however, that, with respect to Insilco and its Restricted Subsidiaries, adjustments following the date of the indenture to the accounting books and records of Insilco and its Restricted Subsidiaries in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of Insilco by another Person shall not be given effect to.

               "Consolidated Subsidiaries" of any Person means all other Persons that would be accounted for as consolidated Persons in such Person's financial statements in accordance with generally accepted accounting principles; provided, however, that, for any particular period during which any Subsidiary of Insilco was an Unrestricted Subsidiary, "Consolidated Subsidiaries" will exclude such Subsidiary for such period (or portion thereof) during which it was an Unrestricted Subsidiary.

               "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Insilco who (a) was a member of such Board of Directors on the date of the indenture or (b) was nominated for election or elected to such Board of Directors with the approval of, or whose election to the Board of Directors was ratified by, at least a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

               "Credit Facility" means, collectively, the Credit Agreement dated as of July 3, 1997 among Insilco, certain of its Subsidiaries, the financial institutions from time to time party thereto as Lenders and Issuing Banks, The First National Bank of Chicago and Goldman Sachs Credit Partners L.P., as syndication agents, and Citicorp USA, Inc., in its separate capacity as collateral and administrative agent for the Lenders and Issuing Banks, and the Loan Documents (as defined therein) (or other analogous documents entered into in connection with any refinancing thereof), in each case as the same may from time to time be amended, renewed, supplemented or otherwise modified at the option of the parties thereto; and any other agreement pursuant to which any of the Debt, commitments, Obligations, costs, expenses, fees, reimbursements and other indemnities payable or owing under the Credit Facility may be refinanced, restructured, renewed, extended, refunded or increased, as any such other agreement may from time to time at the option of the parties thereto be amended, supplemented, renewed or otherwise modified.

               "CVC" means 399 Venture Partners, Inc. and its Affiliates.

               "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person,

             (1) every obligation of such Person for money borrowed,

             (2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including payment obligations Incurred in connection with the acquisition of property, assets or businesses,

             (3) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person,

             (4) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business),

             (5) every Capital Lease Obligation of such Person,

             (6) the maximum fixed redemption or repurchase price of Redeemable Interests of such Person at the time of determination,

             (7) the market value of any indebtedness, obligation or other liability of such Person in respect of any interest rate or currency swap, hedge or exchange or similar derivative agreement with any counterparty thereto, net of indebtedness, obligations or other liabilities owed to such Person by such counterparty and

             (8) every obligation of the type referred to in clauses (1) through
        (7) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or for which such Person is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, but excluding from Debt

                (a) any indebtedness, obligations or other liabilities subject to the Plan of Reorganization and

                (b) any indebtedness or other liabilities incurred in connection with obligations incurred to pay premiums for corporate owned life insurance policies purchased by Insilco in an aggregate amount not to exceed the aggregate cash value of such policies.

               "Designated Senior Indebtedness" means

             (1) all Obligations in respect of the Credit Facility and

             (2) all Obligations in respect of any other Senior Indebtedness of Insilco in each case in an outstanding principal amount not less than $10 million.

               "DLJMB" means DLJ Merchant Banking Partners II, L.P. and its Affiliates.

               "Domestic Restricted Subsidiary" means a Restricted Subsidiary that is organized under the laws of the United States or any state, district or territory thereof.

               "Excepted Disposition" means a transfer, conveyance, sale, lease or other disposition by Insilco or any Restricted Subsidiary of

             (1) the Capital Stock or any or all of the assets of Taylor Publishing Company,

             (2) certain assets of a Restricted Subsidiary that may be required to be divested, in an amount not to exceed $8 million, in connection with an action by the Federal Trade Commission relating to the acquisition by Insilco of certain assets of Helima-Helvetion International, Inc. or

             (3) any other asset of Insilco or any Restricted Subsidiary for which Insilco or any Restricted Subsidiary receives a mortgage or a purchase money security interest the principal amount of which at any time outstanding does not exceed $8 million or, taken together with all other mortgages and purchase money security interests in respect of any other such assets, the aggregate principal amount of which at any time outstanding does not exceed $15 million.

               "guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Debt, or dividends or distributions on any equity security, of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person,

             (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt,

             (2) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt, or

             (3) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "guaranteed," "guaranteeing" and "guarantor" shall have meanings correlative to the foregoing); provided, however, that the guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

               "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

               "Interest Rate, Currency or Commodity Price Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates, currency exchange rates or commodity prices or indices (excluding contracts for the purchase or sale of goods in the ordinary course of business).

               "Investment" by any Person in any other Person means

             (1) any direct or indirect loan, advance or other extension of credit or capital contribution to or for the account of such other Person (by means of any transfer of cash or other property to any Person or any payment for property or services for the account or use of any Person, or otherwise),


             (2) any direct or indirect purchase or other acquisition of any Capital Stock, bond, note, debenture or other debt or equity security or evidence of Debt, or any other ownership interest, issued by such other Person, whether or not such acquisition is from such or any other Person,


             (3) any direct or indirect payment by such Person on a guarantee of any obligation of or for the account of such other Person or


             (4) any other investment of cash or other property by such Person in or for the account of such other Person.


               "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

               "Net Available Proceeds" means cash, readily marketable cash equivalents, readily marketable fixed-income securities and equity securities traded on a national securities exchange or NASDAQ (valued, in the case of securities, at the market value thereof when received by Insilco or such Restricted Subsidiary) received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of an assumption by any transferee of Debt or other obligations relating to the properties or assets transferred, or otherwise received in any non-cash form) from an Asset Disposition by Insilco or any Restricted Subsidiary, net of

             (1) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition,

             (2) all payments made by Insilco or any Restricted Subsidiary on any Debt which is secured by assets disposed of in such Asset Disposition in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition,

             (3) amounts provided as a reserve by Insilco or any Restricted Subsidiary, in accordance with generally accepted accounting principles, against liabilities under any indemnification obligations to the buyer in such Asset Disposition (except to the extent and at the time any such amounts are released from any such reserve, such amounts shall constitute Net Available Proceeds) and

             (4) all distributions and other payments made to minority interest holders in Restricted Subsidiaries or joint ventures as a result of such Asset Disposition.

               "Obligations" mean any principal, interest, penalties, expenses, fees, indemnities, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

               "Old Credit Facility" means the revolving credit and term loan facility to which Insilco and certain of its Subsidiaries were parties that was replaced by, and repaid in full by advances under, the Credit Facility.

               "payment in full," together with any correlative term such as "paid in full" and "pay in full," means with respect to any Obligation payment in full thereof in cash.

               "Permitted Interest Rate, Currency or Commodity Price Agreement" of any Person means any Interest Rate, Currency or Commodity Price Agreement entered into with one or more financial institutions that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred or, in the case of currency or commodity protection agreements, against currency exchange rate or commodity price fluctuations relating to then existing financial obligations or then existing or sold production and, in any case, not for purposes of speculation.

               "Permitted Investment" means

             (1) Investments in Insilco or any Person that is, or as a consequence of such Investment becomes, a Restricted Subsidiary,

             (2) securities either issued directly or fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof having maturities of not more than one year,

             (3) time deposits and certificates of deposit, demand deposits and banker's acceptances having maturities of not more than one year from the date of deposit, of any domestic commercial bank having capital and surplus in excess of $500 million and having a peer group rating of B or better (or the equivalent thereof) by Thompson BankWatch, Inc. or outstanding long-term debt rated BBB or better (or the equivalent thereof) by Standard & Poor's Ratings Group or Baa2 or better (or the equivalent thereof) by Moody's Investors Service, Inc.,

             (4) demand deposits made in the ordinary course of business and consistent with Insilco's customary cash management policy in any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof,

             (5) insured deposits issued by commercial banks of the type described in clause (4) above,

             (6) mutual funds whose investment guidelines restrict such funds' investments primarily to those satisfying the provisions of any of clauses (2), (3), (7) and (8) of this definition,

             (7) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any bank meeting the qualifications specified in clause (3) above,

             (8) commercial paper (other than commercial paper issued by an Affiliate or Related Person) rated A-1 or the equivalent thereof by Standard & Poor's Ratings Group or P-1 or the equivalent thereof by Moody's Investors Service, Inc., and in each case maturing within 360 days,

             (9) receivables owing to Insilco or a Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms,

             (10) any Investment consisting of loans and advances to employees of Insilco or any Restricted Subsidiary for travel, entertainment, relocation, employee incentive plans or other expenses in the ordinary course of business,

             (11) any Investment consisting of a Permitted Interest Rate, Currency or Commodity Price Agreement,

             (12) any Investment acquired by Insilco or any of its Restricted Subsidiaries

                (A) in exchange for any other Investment or accounts receivable held by Insilco or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or the obligor with respect to such accounts receivable or

                (B) as a result of a foreclosure by Insilco or any of its
             Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default,

             (13) any Investment that constitutes part of the consideration from an Asset Disposition made pursuant to, and in compliance with, the covenant described above under "Repurchase at the Option of Holders-- Asset Dispositions,"

             (14) Investments the payment for which consists exclusively of Capital Stock (exclusive of Redeemable Interests) of Insilco and

             (15) Investments existing as of the date of the indenture of Insilco or any Subsidiary of Insilco.

               "Post-Petition Interest" means all interest accrued or accruing after the commencement of any Insolvency Proceeding (and interest that would accrue but for the commencement of any Insolvency Proceeding) in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any Senior Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency Proceeding.

               "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

               "Principals" means DLJMB and/or CVC.

               "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money.

               "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement.

               "Redeemable Interest" of any Person means any equity security of or other ownership interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Debt or is redeemable at the option of the holder thereof, in whole or in part, at any time prior to the final Stated Maturity of the Notes.

               "Related Party" means, with respect to any Principal,

             (1) any controlling stockholder or partner of such Principal on the date of the indenture, or

             (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clauses (1) or
        (2).

               "Related Person" of any Person means any other Person directly or indirectly owning

             (1) 5% or more of the outstanding Common Stock of such Person (or, in the case of a Person that is not a corporation, 5% or more of the equity interest in such Person) or

             (2) 5% or more of the combined voting power of the Voting Stock of such Person.

               "Restricted Subsidiary" means

             (1) at any date, a Subsidiary of Insilco that is not an Unrestricted Subsidiary as of such date and

             (2) for any period, a Subsidiary of Insilco that for any portion of such period is not an Unrestricted Subsidiary, provided that such term shall mean such Subsidiary only for such portion of such period.

               "Senior Indebtedness" means with respect to any Person

             (1) all Debt and other Obligations owing in respect of the Credit Facility (including, without limitation, all loans, letters of credit and other extensions of credit thereunder and all expenses, fees, reimbursements, indemnities and other amounts owing pursuant thereto),

             (2) all Debt referred to in clauses (1), (2), (3), (5), (7) or (8) of the definition of Debt, whether Incurred on or prior to the date of the indenture or thereafter Incurred, and

             (3) amendments, modifications, renewals, extensions, refinancings and refundings of any such Debt; provided, however, the following shall not constitute Senior Indebtedness:

                (a) any Debt owed to a Person when such Person is a Subsidiary of Insilco,

                (b) any Debt which by the terms of the instrument creating or evidencing the same is pari passu with or subordinate in right of payment to the notes,

                (c) any Debt Incurred in violation of the indenture or

                (d) any Debt which is subordinate in right of payment in any respect to any other Debt of such Person. For purposes of this definition, "Debt" includes any obligation to pay principal, premium (if any), interest, penalties, reimbursement or indemnity amounts, fees and expenses (including Post-Petition Interest). To the extent any payment of Senior Indebtedness (whether by or on behalf of Insilco, as proceeds of security or enforcement or any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to a trustee, receiver or other similar party under any bankruptcy, insolvency, receivership or similar law, then if such payment is recovered by, or paid over to, such trustee, receiver or other similar party, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred. All Senior Indebtedness shall be and remain Senior Indebtedness for all purposes of the indenture, whether or not subordinated in any Insolvency Proceeding.

               "Subordinated Indebtedness" means Debt of Insilco as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the notes to at least the following extent:

             (1) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the notes exists;

             (2) in the event that any other default exists with respect to the notes that with the passing of time or the giving of notice, or both, would constitute an event of default, upon notice by Holders of 25% or more in principal amount of the notes to the Trustee, the Trustee shall have the right to give notice to Insilco and the holders of such Debt

        (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice; and

             (3) such Debt may not

                (x) provide for payments of principal of such Debt at the stated
             maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by Insilco (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity of the notes or

                (y) permit redemption or other retirement (including pursuant to an offer to purchase made by Insilco) of such other Debt at the option of the holder thereof prior to the final Stated Maturity of the notes, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by Insilco) which is conditioned upon a change of control of Insilco pursuant to provisions substantially similar to those described under "Change of Control" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to Insilco's repurchase of the notes required to be repurchased by Insilco pursuant to the provisions described under "Change of Control").

               "Subordinated Securities" mean securities distributed to the holders of the notes

             (1) in an Insolvency Proceeding, pursuant to a plan of reorganization consented to by each class of Senior Indebtedness or

             (2) outside an Insolvency Proceeding, but only if, in each case, all of the terms and conditions of such securities (including, without limitation, term, tenor, interest, amortization, subordination, covenants and defaults) are in all material respects at least as favorable (and provide the same relative benefits) to the holders of Senior Indebtedness and, in the case of an Insolvency Proceeding, to the holders of any security distributed in such Insolvency Proceeding on account of Senior Indebtedness as the terms and conditions of the notes and the indenture are and provide to the holders of Senior Indebtedness.

               "Subsidiary" of any Person means

             (1) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or

             (2) any other Person (other than a corporation) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

               "Tender Offer" means Insilco's offer to purchase, commenced July 11, 1997 up to 2,857,142 Shares at a price of $38.50 per share.

               "Transactions" means

             (1) the Tender Offer,

             (2) the repurchase by Insilco of Shares from Robert L. Smialek at $38.50 per Share pursuant to a negotiated share purchase agreement entered into in July 1997,

             (3) the repurchase by Insilco of Shares from Water Street at $38.50 per Share pursuant to a negotiated share purchase agreement entered into in July 1997,

             (4) the entering into by Insilco of the Credit Facility and

             (5) the offering of the 10 1/4% notes.

               "Unrestricted Subsidiary" means

             (1) at any date, a Subsidiary of Insilco that is an Unrestricted Subsidiary in accordance with the provisions of the indenture described under the caption "Certain Covenants--Unrestricted Subsidiaries" and

             (2) for any period, a Subsidiary of Insilco that for any portion of such period is an Unrestricted Subsidiary in accordance with the provisions of the indenture as described under the caption "Certain Covenants--Unrestricted Subsidiaries," provided that such term shall mean such Subsidiary only for such portion of such period.

               "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

               "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by Insilco or by one or more Wholly Owned Restricted Subsidiaries or by Insilco and one or more Wholly Owned Restricted Subsidiaries.

                               THE EXCHANGE OFFER

               Pursuant to a Registration Rights Agreement between Insilco and the Initial Purchaser (the "Registration Rights Agreement"), we agreed

             (1) to file a registration statement (the "Exchange Offer Registration Statement") on or prior to 120 days after the closing of the offering of the Old Notes (the "Closing") with respect to an offer to exchange (the "Exchange Offer") the Old Notes for a new issue of debt securities of Insilco (the "New Notes") registered under the Securities Act, with terms substantially identical to those of the Old Notes and

             (2) to use our reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective by the Securities and Exchange Commission (the "SEC") on or prior to 150 days after the Closing. In certain circumstances, we will be required to provide a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Old Notes by the holders thereof. The Old Notes provide that, in the event we fail to satisfy our registration obligations under the Registration Rights Agreement, we will be required to pay Liquidated Damages to the holders of the Old Notes under certain circumstances. Upon consummation of the Exchange Offer or the effectiveness of such Shelf Registration Statement, the provision for Liquidated Damages on the Old Notes shall cease.

               The Exchange Offer is not being made to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange Offer; Period for Tendering Old Notes

               Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), Insilco will accept for exchange Old Notes which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. For each $1,000 principal amount of Old Notes surrendered to Holdings pursuant to the Exchange Offer, the holder of such Old Note will receive an exchange note having a principal amount equal to that of the surrendered old note. Holdings will keep the Exchange Offer open for not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Old Notes. As used herein, the term "Expiration Date" means 5:00 p.m., New York City
time, on [                ], 1999; provided, however, that if we, in our sole
discretion, has extended the period of time for which the Exchange Offer is open, the term "Expiration Date" means the latest time and date to which the Exchange Offer is extended.

               As of the date of this prospectus, $120,000,000 in aggregate principal amount of the Old Notes were outstanding. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered. This prospectus, together with the Letter of Transmittal, is first being sent on or about the date set forth on the cover page to all Holders of Old Notes at the addresses set forth in the security register with respect to Old Notes maintained by the Trustee. Our obligations to accept Old Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "Certain Conditions to the Exchange Offer" below.

               We expressly reserve the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance of any Old Notes, by giving oral or written notice of such extension to the Exchange Agent and notice of such extension to the Holders as described below. During any such extension, all Old Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us. Any Old Notes not accepted for exchange for any reason will be returned without expense to the tendering Holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

               We expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified below under "Certain Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the Holders of the Old Notes as promptly as practicable, such notice in the case of any extension to be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, Holdings shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

               Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Old Notes which are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement. We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

Procedures for Tendering Old Notes

               The tender to us of Old Notes by a Holder thereof as set forth below and the acceptance thereof by us will constitute a binding agreement between the tendering Holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a Holder who wishes to tender Old Notes for exchange pursuant to the Exchange Offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by such Letter of Transmittal, to Star Bank, N.A. (the "Exchange Agent") at the address set forth below under "Exchange Agent" on or prior to the Expiration Date. In addition,

             (1) certificates for such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal,

             (2) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Old Notes, if such procedure is available, into the Exchange Agent's account at DTC pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or

             (3) the Holder must comply with the guaranteed delivery procedures described below.

               The method of delivery of Old Notes, letters of transmittal and all other required documents is at the election and risk of the holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or Old Notes should be sent to Insilco.

               Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Notes surrendered for exchange pursuant thereto are tendered

             (1) by a registered Holder of the Old Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or

             (2) for the account of an Eligible Institution (as defined below).

In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Old Notes are registered in the name of a person other than the person signing the Letter of Transmittal, the Old Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered Holder with the signature thereon guaranteed by an Eligible Institution.

               All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Notes tendered for exchange will be determined by Insilco in its sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular Old Notes not properly tendered or to not accept any particular Old Notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the right to waive the ineligibility of any Holder who seeks to tender Old Notes in the Exchange Offer). Our interpretation of the terms and conditions of the Exchange Offer as to any particular Old Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with the tender of Old Notes for exchange must be cured within such reasonable period of time as we shall determine. Neither Insilco, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Old Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

               If the Letter of Transmittal is signed by a person or persons other than the registered Holder or Holders of Old Notes, such Old Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered Holder or Holders that appear on the Old Notes.

               If the Letter of Transmittal or any Old Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing and, unless waived by Holdings, proper evidence satisfactory to Holdings of its authority to so act must be submitted.

               By executing, or otherwise becoming bound by, the Letter of Transmittal, each holder of the Old Notes (other than certain specified holders) will represent that

             (1) it is not our affiliate,

             (2) any New Notes to be received by it were acquired in the ordinary course of its business and

             (3) it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes.

If the tendering Holder is a broker-dealer that will receive New Notes for its owns account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "--Resales of the New Notes."

Acceptance of Old Notes for Exchange; Delivery of New Notes

               Upon satisfaction or waiver of all of the conditions to the Exchange Offer, we will accept, promptly after the Expiration Date, all Old Notes properly tendered and will issue the New Notes promptly after acceptance of the Old Notes. See "Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, we shall be deemed to have accepted properly tendered Old Notes for exchange when, as and if we have given oral or written notice thereof to the Exchange Agent.

               In all cases, issuance of New Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely Book-Entry Confirmation of such Old Notes into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if certificates representing Old Notes are submitted for a greater principal amount than the Holder desires to exchange, such unaccepted or non-exchanged Old Notes will be returned without expense to the tendering Holder thereof (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at

DTC pursuant to the book-entry transfer procedures described below, such non-exchanged Old Notes will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the Exchange Offer.

Book-Entry Transfer

               The Exchange Agent will make a request to establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after timely confirmation of such book-entry transfer of Old Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a Participant tendering Old Notes that are the subject of such Book-Entry Confirmation that such Participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that we may enforce such agreement against such Participant. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the Exchange Agent at its address set forth under "--Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be complied with.

               Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent.

Guaranteed Delivery Procedures

               If a registered Holder of the Old Notes desires to tender such Old Notes and the Old Notes are not immediately available, or time will not permit such Holder's Old Notes or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

             (1) the tender is made through an Eligible Institution,

             (2) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the Holder of Old Notes and the amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates of all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and

             (3) the certificates for all physically tendered Old Notes, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

               Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date.

               For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn, identify the Old Notes to be withdrawn (including the principal amount of such Old Notes), and (where certificates for Old Notes have been transmitted) specify the name in which such Old Notes are registered, if different from that of the withdrawing Holder. If certificates for Old Notes have been delivered or otherwise identified to the Exchange Agent, then, prior to the release of such certificates, the withdrawing Holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless such Holder is an Eligible Institution. If Old Notes have been tendered pursuant to the procedure for book-entry transfer described above, any note of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, and our determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the Holder thereof without cost to such Holder (or, in the case of Old Notes tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described above, such Old Notes will be credited to an account maintained with DTC for the Old Notes) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be re-entered by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the Expiration Date.

Certain Conditions to the Exchange Offer

               Notwithstanding any other provisions of the Exchange Offer, we shall not be required to accept for exchange, or to issue New Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer, if at any time before the acceptance of such Old Notes for exchange or the exchange of the New Notes for such Old Notes, such acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

               The foregoing condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

               In addition, we will not accept for exchange any Old Notes tendered, and no New Notes will be issued in exchange for any such Old Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

               Star Bank, N.A. has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent, addressed as follows:

                                  Deliver To:

                        Star Bank, N.A., Exchange Agent

                              By Mail or By Hand:
                    Attn: Corporate Finance Trust Services
                               425 Walnut Street
                                   6th Floor

                          Cincinnati, Ohio 45201-1118

                          Attention: William Sicking

                                 By Facsimile:
                                (513) 632-5511

                             Confirm by Telephone:
                                (513) 632-4278

               Delivery to an address other than as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery.

Fees and Expenses

               The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any such officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the Exchange Offer. However, we will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

               The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by us and are estimated in the aggregate to be
$          .

Transfer Taxes

               Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that Holders who instruct us to register New Notes in the name of, or request that Old Notes not tendered or not accepted in the Exchange Offer to be returned to, a person other than the registered tendering Holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

               Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the New Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Notes who is an "affiliate" of Insilco or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes

             (1) will not be able to rely on the interpretation of the staff of the SEC,

             (2) will not be able to tender its Old Notes in the Exchange Offer and

             (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements.

               By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the Old Notes (other than certain specified holders) will represent that:

             (1) it is not our "affiliate";

             (2) any New Notes to be received by it were acquired in the ordinary course of its business; and

             (3) it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes.

               In addition, in connection with any resales of New Notes, any Participating Broker-Dealer who acquired notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, we are required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of such New Notes.

          CERTAIN UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

               The exchange of Old Notes for New Notes pursuant to the Exchange Offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an Old Note for an exchange note pursuant to the Exchange Offer, the holder will have the same adjusted basis and holding period in the exchange note as in the old note immediately before the Exchange.


                              PLAN OF DISTRIBUTION

               Each Participating Broker-Dealer pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any Participating Broker-Dealer for use in connection with any such resale and Participating Broker-Dealers shall be authorized to deliver this prospectus for a period not exceeding 90 days after the Expiration Date.

               We will not receive any proceeds from any sales of the New Notes by Participating Broker-Dealers. New Notes received by Participating Brokers-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Participating Broker-Dealer that resells the New Notes that were received by it for its own account pursuant to the Exchange Offer. Any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any omissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

               We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal. See "The Exchange Offer."


                                  LEGAL MATTERS

               The validity of the notes offered hereby will be passed upon for Insilco by Davis Polk & Wardwell, New York, New York and the validity of the guarantees will be passed upon for the guarantors by Kenneth H. Koch, Vice President, General Counsel and Secretary of Insilco.


                                     EXPERTS

               The financial statements of Insilco as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                     INSILCO CORPORATION AND SUBSIDIARIES

             Index to Consolidated Financial Statements

Condensed Consolidated Balance Sheets....................................    F-2
      September 30, 1998 (unaudited)
      December 31, 1997
Unaudited Condensed Consolidated Statements of Income....................    F-3
      Nine months ended September 30, 1998
      Nine months ended September 30, 1997
Unaudited Condensed Consolidated Statement of Stockholders'
      Equity (Deficit)...................................................    F-4
      For the nine months ended September 30, 1998
Unaudited Condensed Consolidated Statements of Cash Flows................    F-5
      Nine months ended September 30, 1998
      Nine months ended September 30, 1997
Notes to Unaudited Condensed Consolidated Financial Statements...........    F-6
Independent Auditors' Report.............................................   F-11
Audited Consolidated Balance Sheets......................................   F-12
      December 31, 1997
      December 31, 1996
Audited Consolidated Statements of Operations............................   F-13
      Year ended December 31, 1997
      Year ended December 31, 1996
      Year ended December 31, 1995
Audited Consolidated Statement of Stockholders' Equity (Deficit).........   F-14
      For the years ended December 31, 1997, 1996 and 1995
Audited Consolidated Statements of Cash Flows............................   F-15
      Year ended December 31, 1997
      Year ended December 31, 1996
      Year ended December 31, 1995
Notes to Audited Consolidated Financial Statements.......................   F-16

                      INSILCO CORPORATION AND SUBSIDIARIES

                      Condensed Consolidated Balance Sheets
                                 (In thousands)


                                                                         September 30,       December 31,
                                                                              1998               1997
                                                                         -------------       ------------
                                                                          (unaudited)
Assets
Current assets:
      Cash and cash equivalents.....................................         $  4,659           $ 10,651
      Trade receivable, net.........................................           84,167             67,209
      Other receivables.............................................            3,651              3,477
      Inventories, net..............................................           60,989             60,718
      Prepaid expenses and other current assets.....................            8,531              2,993
                                                                             --------           --------
        Total current assets........................................          161,997            145,048
Property, plant and equipment, net..................................          114,131            113,971
Investment in Thermalex.............................................           10,556              9,736
Goodwill, net.......................................................           13,219             13,408
Other assets and deferred charges...................................           19,114             20,510
                                                                             --------           --------
      Total assets..................................................         $319,017           $302,673
                                                                             ========           ========
Liabilities and Stockholders' Deficit
Current liabilities:
      Current portion of long-term debt.............................         $     15           $  1,684
      Current portion of other long-term obligations................            2,104              5,393
      Accounts payable..............................................           36,624             39,757
      Accrued expenses and other....................................           44,645             58,706
                                                                             --------           --------
        Total current liabilities...................................           83,388            105,540
Long-term debt, excluding current portion...........................          314,492            256,059
Deferred taxes......................................................            3,019                 --
Other long-term obligations, excluding current portion..............           45,300             43,402
Amount due to Insilco Holding Co....................................            2,981                 --
Stockholders' deficit...............................................         (130,163)          (102,328)
                                                                             --------           --------
Contingencies (See Note 8)
      Total liabilities and stockholders' deficit...................         $319,017           $302,673
                                                                             ========           ========


               Note: The condensed consolidated balance sheet at December 31, 1997 has been derived from the audited balance sheet as of that date.


See accompanying notes to unaudited condensed consolidated financial statements.

                     INSILCO CORPORATION AND SUBSIDIARIES

                           Condensed Consolidated Income Statements


                                         (Unaudited)


                       (In thousands, except share and per share data)


                                                                                  Nine Months         Nine Months
                                                                                     Ended               Ended
                                                                                 September 30,       September 30,
                                                                                      1998                1997
                                                                                    --------            --------
Sales.......................................................................        $422,388            $407,609
Cost of products sold.......................................................         298,743             283,203
Depreciation and amortization...............................................          15,787              14,353
Selling, general and administrative expenses................................          74,698              70,289
Merger expense..............................................................          20,890                 --
                                                                                    --------            --------
      Operating income......................................................          12,270              39,764
                                                                                    --------            --------
Other income (expense):
      Interest expense......................................................         (20,567)            (13,460)
      Interest income.......................................................              94               2,808
      Equity in net income of Thermalex.....................................           2,144               2,154
      Other income, net.....................................................           2,430                 188
                                                                                    --------            --------
      Total other income (expense)..........................................         (15,899)             (8,310)
                                                                                    --------            --------
      Income (loss) from continuing operations before income taxes..........          (3,629)             31,454
Income tax expense..........................................................          (1,214)            (11,571)
                                                                                    --------            --------
      Income (loss) from continuing operations before extraordinary item....          (4,843)             19,883
Discontinued operations, net of tax:
      Income from operations, net of tax of $1,037..........................              --               1,170
      Gain on disposal, net of tax of $37,213...............................              --              57,788
                                                                                    --------            --------
                                                                                          --              58,958
                                                                                    --------            --------
      Income (loss) before extraordinary item...............................          (4,843)             78,841
Extraordinary item..........................................................             --                 (728)
      Net income (loss).....................................................        $ (4,843)           $ 78,113
                                                                                    ========            ========





See accompanying notes to unaudited condensed consolidated financial statements.

                      INSILCO CORPORATION AND SUBSIDIARIES

       Condensed Consolidated Statement of Stockholders' Equity (Deficit)
                  For the Nine Months Ended September 30, 1998
                                   (Unaudited)
                                 (In thousands)


                                         Common                                                 Accumulated          Total
                                       Stock Par     Additional      Retained                      Other         Stockholders'
                                         Value         Paid-in       Earnings     Treasury     Comprehensive         Equity
                                         $0.001        Capital      (Deficit)       Stock          Income          (Deficit)
                                         ------        -------      ---------       -----          ------          ---------
Balance at December 31, 1997.......      $   5             --      $(82,756)   $ (16,268)        $  (3,309)        $(102,328)
Net loss...........................         --             --        (4,843)          --                --            (4,843)
Merger Eliminations................         (5)        (4,220)      (12,043)      16,268                --                --
Dividend to Holding Co. ...........         --             --       (30,856)          --                --           (30,856)
Equity investment by
 Holding Co........................         --          3,668            --           --                --             3,668
Issuance of shares issued upon
 exercise of stock options.........         --          3,281            --           --                --             3,281
Tax benefit from exercise of stock
 options...........................         --            939            --           --                --               939
Other comprehensive income.........         --             --            --           --               (24)              (24)
                                        ------       --------    ----------    ---------          --------         ---------
Balance at September 30, 1998......         --       $  3,668    $ (130,498)          --          $ (3,333)        $(130,163)
                                        ======       ========    ==========    =========          ========         =========


See accompanying notes to unaudited condensed consolidated financial statements.

                      INSILCO CORPORATION AND SUBSIDIARIES

                 Condensed Consolidated Statements of Cash Flows
                                   (Unaudited)
                                 (In thousands)



                                                                                          Nine Months       Nine Months
                                                                                             Ended             Ended
                                                                                           September         September
                                                                                            30, 1998          30, 1997
                                                                                          -----------       -----------
Cash flows from operating activities:
      Net income (loss)                                                                    $  (4,843)        $  78,113
      Adjustments to reconcile net income to net cash used in operating activities:
      Depreciation and amortization..................................................         15,787            14,353
      Deferred tax expense...........................................................            350             7,672
      Other noncash charges and credits..............................................         (2,569)              (42)
      Change in operating assets and liabilities:
      Receivables....................................................................        (16,665)          (17,432)
      Inventories....................................................................             27             3,050
   Amounts due Insilco Holding Co....................................................          2,981                --
      Payables and other.............................................................        (17,972)           (2,461)
      Discontinued operations:
      Gain on disposal of segment....................................................             --           (95,001)
      Deferred tax expense...........................................................             --            25,687
      Depreciation...................................................................             --               194
      Change in operating assets and liabilities.....................................             --            (2,512)
                                                                                           ---------         ---------
        Net cash provided by (used in) operating activities..........................        (22,904)           11,621
                                                                                           ---------         ---------
Cash flows form investing activities:
      Capital expenditures...........................................................        (15,714)          (15,022)
      Other investing activities.....................................................            711             3,437
      Proceeds from divestiture, net.................................................             --           112,610
                                                                                           ---------         ---------
        Net cash provided by (used in) investing activities..........................        (15,003)          101,025
                                                                                           ---------         ---------
Cash flows from financing activities:
 Proceeds from revolving credit facility.............................................         56,684            87,038
 Equity investment from Insilco Holding Co...........................................          3,668                --
 Proceeds from loan from Insilco Holding Co..........................................          3,500                --
 Proceeds from stock option exercise.................................................          3,281             4,618
 Dividend to Insilco Holding Co......................................................        (30,856)               --
 Payment of prepetition liabilities..................................................         (2,735)           (2,811)
 Retirement of long-term debt........................................................         (1,171)         (117,071)
 Debt issuance and tender costs......................................................           (580)          (11,126)
 Purchase of treasury stock..........................................................             --            (1,887)
 Repurchase of shares................................................................             --          (220,000)
 Proceeds from sale of 10 1/4% notes.................................................             --           150,000
                                                                                           ---------         ---------
      Net cash provided by (used in) financing activities............................         31,791          (111,239)
                                                                                           ---------         ---------
Effect of exchange rate changes on cash..............................................            124              (259)
                                                                                           ---------         ---------
      Net increase (decrease) in cash and cash equivalents...........................         (5,992)            1,148
Cash and cash equivalents at beginning of period.....................................         10,651             3,481
                                                                                           ---------         ---------
Cash and cash equivalents at end of period...........................................      $   4,659         $   4,629
                                                                                           =========         =========
Interest paid........................................................................      $  23,722         $  10,635
                                                                                           =========         =========
Income taxes paid....................................................................      $  (3,592)        $   6,683
                                                                                           =========         =========


See accompanying notes to unaudited condensed consolidated financial statements.

                      INSILCO CORPORATION AND SUBSIDIARIES

         Notes to Unaudited Condensed Consolidated Financial Statements
                               September 30, 1998

(1) Basis of Presentation

   The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information in accordance with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all determinable adjustments have been made which are considered necessary to present fairly the financial position and the results of operations and cash flows at the dates and for the periods presented.

(2) The Mergers

   On August 17, 1998, the Company completed a series of transactions. These transactions included, among other things, the formation by Insilco Holding Co. ("Holdings") (then a wholly owned subsidiary of the Company) of a wholly owned subsidiary ("ReorgSub"), followed by the merger of ReorgSub with and into the Company (the "Reorganization Merger"), pursuant to which each stockholder of the Company had his or her shares of the Company converted into the same number of shares of Holdings and the right to receive $0.01 per share in cash, and Holdings became the parent of the Company.

   Promptly following the Reorganization Merger, a second merger took place pursuant to which Silkworm Acquisition Corporation ("Silkworm"), an affiliate of DLJMB, merged with and into Holdings (the "Merger," and together with the Reorganization Merger, the "Mergers") and each share of Holdings Common Stock was converted into the right to receive $43.47 in cash and 0.03378 of a share of Holdings Common Stock. Thus, as a result of the Mergers, each stockholder of the Company, in respect of each of his or her shares, received $43.48 in cash and retained 0.03378 of a share of Holdings Common Stock.

   Following the Mergers, (i) the Company's existing stockholders retained, in the aggregate, approximately 10.1% (9.4% on a fully diluted basis) of the outstanding shares of Holdings Common Stock; (ii) the DLJMB Funds held approximately 69.0% (69.8% on a fully diluted basis) of the outstanding shares of Holdings Common Stock; (iii) 399 Venture Partners Inc., an affiliate of Citibank, N.A. ("CVC"), purchased shares of Silkworm which in the Merger were converted into approximately 19.3% (17.8% on a fully diluted basis) of the outstanding shares of Holdings Common Stock; and (iv) management of the Company purchased approximately 1.7% (1.5% on a fully diluted basis) of the outstanding shares of Holdings Common Stock.

   Immediately prior to the effectiveness of the Reorganization Merger, each outstanding option to acquire shares of the common stock of the Company granted to employees and directors, whether or not vested (the "Options") was canceled and in lieu thereof, each holder of an Option received a cash payment in an amount equal to (x) the excess, if any, of $45.00 over the exercise price of the Option multiplied by (y) the number of shares subject to the Option, less applicable withholding taxes (the "Option Cash Payments"). Certain holders of such Options elected to utilize amounts otherwise receivable by them to purchase $1,009,000 of equity and $2,659,000 of equity units of Holdings.

   The total amount of cash required to consummate the foregoing transactions was approximately $204.4 million. This amount was financed with (i) gross proceeds of approximately $70.2 million from the issuance by Silkworm of units (which were converted into units of Holdings (the "Holdings Units") in the Merger), each unit consisting of $1,000 principal amount of 14% Senior Discount Notes due 2008 (the "Holdings Senior Discount Notes") and one warrant to purchase 0.325 of a share of Holdings Common Stock at an exercise price of $0.01 per share, (ii) the issuance by Silkworm to the DLJMB Funds, CVC and certain members of management of the Company, for an aggregate consideration of approximately $56.1 million, of 1,245,138 shares of Silkworm common stock (which was converted into Holdings Common Stock in the Merger), (iii) the issuance by Holdings to the DLJMB Funds, for an aggregate consideration of $35.0 million, of 1,400,000 shares of the Holding's 15% Senior Exchangeable Preferred Stock due 2012 ("PIK Preferred Stock") and the DLJMB Warrants to purchase 65,603 shares of Holdings Common Stock at an exercise price of $0.01 per share, and (iv) approximately $43.1 million of new borrowings under the Company's existing credit facility (the "Existing Credit Facility").

   In the third quarter and first nine months of 1998 the Company incurred $19,549,000 and $20,890,000, respectively, of costs related to the merger.

(3) 1997 Transactions

   In 1997, the Company completed several material transactions affecting its ongoing operations and debt and capital structure (the "1997 Transactions") as described more fully below:

     o On July 3, 1997, the Company refinanced its existing debt under a new six year $200 million amended and restated Credit Agreement.

     o In the third quarter of 1997, the Company purchased an aggregate of 5,714,284 shares of its common stock in two transactions using the proceeds from the sale of its traditional office products business within (the "Rolodex Business") the Office Products/Speciality Group of $112,610,000, net of transaction costs, and the proceeds received on the issuance of the $150 million aggregate principal amount of 10 1/4% Senior Subordinated Notes due 2007.

   The Company remains a separate reporting entity under the Securities Exchange Act of 1934 because the 10 1/4% notes are registered debt securities under the Securities Act of 1933.

(4) Discontinued Operations

   On March 5, 1997, the Company completed the sale of its Office Products Business (consisting of the Rolodex Business, Rolodex Electronics and Curtis, each as defined below) within the Office Products/Specialty Publishing Group with the divestiture of Rolodex Business for $112,610,000, net of transaction costs, resulting in a gain of $57,788,000, net of taxes of $37,213,000. The divestiture of the Rolodex Business was preceded in 1996 by the divestiture of the Rolodex electronics product line ("Rolodex Electronics") and the Company's computer accessories business, Curtis Manufacturing Co., Inc. ("Curtis"). The proceeds from these sales aggregated $21,818,000.

   On July 7, 1998, the Company amended its Form 10-K for the year ended December 31, 1997 and its Form 10-Q for the quarter ended March 31, 1998 to account for the sale of the Office Products Business as a discontinued operation and, accordingly, the accompanying consolidated statements of operations and cash flows for the periods prior to the sale have been reclassified. Revenues associated with the discontinued Office Products Business for the first quarter of 1997 were $10,797,000.

(5) Inventories

   Inventories consisted of the following at September 30, 1998 (in thousands):

Raw materials and supplies                      $   27,848
Work-in-process                                     19,134
Finished goods                                      14,007
                                                 ---------

    Total inventories                           $   60,989
                                                 =========

(6) Related Party Transactions

   As of September 30, 1998, the Company had an intercompany payable of $2,981,000 to Holdings, the parent of the Company (see Note 2). The intercompany payable consisted of a $3,500,000 advance to the Company from Holdings, net of $519,000 of expenses paid by the Company on behalf of Holdings.

   In connection with the mergers, the Company paid Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") an advisory fee of $3,500,000. Donaldson, Lufkin & Jenrette Capital Funding received $1,750,000 of fees from the Company to secure a backstop credit facility in the event that the company's Existing Revolving Credit Facility required refinancing. In addition, the Company reimbursed DLJSC $110,000 for expenses related to the merger.

(7) Comprehensive Income

   On January 1, 1998, the Company adopted the Financial Accounting Standards Board ("FASB") Statement No. 130 ("SFAS 130"), "Reporting Comprehensive Income". SFAS 130 establishes standards for reporting and display of comprehensive income in the financial statements. Comprehensive income is the total of net income and most other non-owner changes in equity. This statement expands or modifies disclosures and has no impact on the Company's financial position, results of operations or cash flows. Comprehensive income (loss) for the third quarters of 1998 and 1997 totaled ($12,171,000) and $3,403,000, respectively, including other comprehensive income consisting of foreign currency translation adjustments (losses) totaling ($114,000) and ($184,000), respectively. Comprehensive income
   (loss) for the first nine months of 1998 and 1997 totaled ($4,867,000) and $75,279,000, respectively, including other comprehensive income consisting of foreign currency translation adjustment (losses) totaling ($24,000) and ($2,834,000), respectively.

(8) Contingencies

   The Company is implicated in various claims and legal actions arising in the ordinary course of business. Those claims or liabilities will be addressed in the ordinary course of business and will be paid as expenses are incurred. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

(9) Estimates

   In conformity with generally accepted accounting principles, the preparation of our financial statements requires our management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying actual results may ultimately differ from those estimates.

(10) Contingency Gain

   On January 14, 1997, the Company's subsidiary, Taylor Publishing Company ("Taylor"), sued one of its principal competitors in the yearbook business, Jostens, Inc. ("Jostens"), in the U.S. District Court for the Eastern District of Texas, alleging violations of the federal antitrust laws as well as various claims arising under state law. On May 13, 1998, a verdict was rendered in favor of Taylor and on June 12, 1998, the judge presiding over the litigation in the U.S. District Court rendered his judgment in the amount of $25,225,000 plus interest at the rate of 5.434 percent. On January 14, 1999, in response to a motion by Jostens, the judge entered an order vacating the jury verdict and granting judgment in Jostens' favor. The Company will seek to overturn the order and reinstate the jury verdict on appeal. There can be no assurance as to the actual amount, if any, that Taylor will recover from Jostens. In the third quarter and first nine months of 1998, the Company incurred legal fees in connection with the Jostens lawsuit of $132,000 and $900,000, respectively.

(11)  Subsequent Events -The Refinancing

   As a result of the Merger, the Company was required to make an Offer to Purchase (as defined in the indenture relating to the 10 1/4% notes for all of the outstanding 10 1/4% notes at 101% of their aggregate principal amount, plus accrued interest. The Offer to Purchase expires on November 16, 1998 and the Company intends to repurchase all 10 1/4% notes validly tendered and not withdrawn as promptly as practicable following acceptance of the 10 1/4% notes. There is an aggregate of $150 million principal amount of 10 1/4% notes outstanding.

   On November 9, 1998, the Company completed the sale of $120 million of 12% Senior Subordinated Notes due 2007 (the "New Notes") with warrants to purchase 62,400 shares at $45 per share of Holdings common stock. The net proceeds from the offer and sale of the New Notes which was approximately $116.0 million after payment of $3.6 million in underwriting fees to DLJSC and other expenses will be used to fund the repurchase of the 10 1/4% notes validly tendered at a purchase price of 101% of principal amount plus accrued and unpaid interest.

   The indenture relating to the New Notes (the "Indenture") provides for a mandatory special redemption at par plus accrued interest to the extent that less than $120 million of the 10 1/4% notes are tendered in the Offer of Purchase. The Indenture also provides for an 1/8% increase in the interest rate on the New Notes if the holders of the 10 1/4% notes do not consent to an amendment to the indenture relating to the 10 1/4% note to permit the Company to provide subsidiary guarantees to holders of the New Notes.

   DLJ Capital Funding Inc. ("DLJ Capital Funding") has committed to lend up to $300 million to the Company (the "New Credit Facility"). The New Credit Facility will be used to refinance the Existing Credit Facility and to fund a portion of the repurchase of the 10 1/4% notes. The New Credit Facility will include a term loan facility (the "Term Loan Facility") and a revolving credit facility which will provide for revolving loans and up to $50 million of letters of credit (the "Revolving Credit Facility"). The Term Loan Facility will have a maturity of seven years. The Revolving Credit Facility will terminate on July 8, 2003. DLJ Capital Funding's commitment, however, is subject to significant conditions. The New Credit Facility together with the sale of the New Notes will be referred to herein as "The Refinancing".

(12) Pro Forma Results of Operations

   The following financial information presents 1998 and 1997 pro forma consolidated net sales and results of operations as if the mergers including the interest expense associated with Company's $43.1 million of additional borrowings under the Existing Credit Facility (see Note 2) and the Refinancing (see Note 11) had occurred as of the beginning of each respective period. The 1997 pro forma consolidated net sales and results of operations are presented as if the 1997 Transactions had occurred at the beginning of 1997, exclusive of nonrecurring items directly attributable to the transaction. The pro forma results of operations are as follows (in thousands,):

                                                   Nine Months Ended              Three Months Ended
                                                     September 30,                    September 30,
                                                -----------------------        -------------------------
                                                 1998           1997            1998              1997
                                                ---------     -------         --------         ---------
Net sales.................................       $422,388     407,609          135,065         131,394
Income from continuing operations.........          7,992       9,686              443           1,904

                         INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
Insilco Corporation:

               We have audited the consolidated financial statements of Insilco Corporation and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

               We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

               In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Insilco Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.



Columbus, Ohio                                                        KPMG LLP
January 30, 1998, except as
to Note 21, which is as of
June 8, 1998 and Note 2,
which is as of July 7, 1998

                      INSILCO CORPORATION AND SUBSIDIARIES

                           Consolidated Balance Sheets
                           December 31, 1997 and 1996
                        (In thousands, except share data)


                                                                         1997           1996
                                                                         ----           ----
Assets
Current assets:
      Cash and cash equivalents....................................   $   10,651     $    3,481
      Trade receivables, net.......................................       67,209         73,874
      Other receivables............................................        3,477          8,499
      Inventories..................................................       60,718         66,385
      Deferred tax asset...........................................          277         29,859
      Prepaid expenses and other current assets....................        2,716          3,403
                                                                      ----------     ----------
        Total current assets.......................................      145,048        185,501
                                                                      ----------     ----------
      Property, plant and equipment, net...........................      113,971        114,379
      Deferred tax asset...........................................        1,054          7,542
      Other assets.................................................       42,600         40,971
                                                                      ----------     ----------
        Total assets...............................................   $  302,673     $  348,393
                                                                      ==========     ==========
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
      Current portion of long-term debt............................   $    1,684     $   24,272
      Accounts payable.............................................       39,757         37,984
      Customer deposits............................................       20,346         23,490
      Accrued expenses and other...................................       43,753         48,319
                                                                      ----------     ----------
        Total current liabilities..................................      105,540        134,065
Long-term debt, excluding current portion..........................      256,059        136,770
Other long-term obligations, excluding current portion.............       43,402         44,156
                                                                      ----------     ----------
        Total liabilities..........................................      405,001        314,991
                                                                      ----------     ----------
Stockholders' equity (deficit):
      Common stock, $.001 par value; 15,000,000 shares
       authorized; 4,548,373 shares issued (9,810,794
       in 1996) and 4,080,693 shares outstanding
       (9,487,740 in 1996).........................................            5             10
      Treasury stock, at cost......................................      (16,268)       (10,745)
      Additional paid-in capital...................................           --         81,496
      Accumulated deficit..........................................      (82,756)       (37,115)
      Foreign currency translation adjustments.....................       (3,309)          (244)
                                                                      ----------     ----------
        Total stockholders' equity (deficit).......................     (102,328)        33,402
                                                                      ----------     ----------
Commitments and contingencies (See Notes 10, 11, 14 and 17)
      Total liabilities and stockholders' equity (deficit).........   $  302,673     $  348,393
                                                                      ==========     ==========



       See accompanying notes to consolidated financial statements.

                   INSILCO CORPORATION AND SUBSIDIARIES

                   Consolidated Statements of Operations


               Years Ended December 31, 1997, 1996 and 1995


              (In thousands, except share and per share data)


                                                                            1997               1996               1995
                                                                      --------------      --------------     --------------
Sales.............................................................    $      528,233        $   492,405      $    449,506
Cost of products sold.............................................           370,845            344,912           311,315
Depreciation and amortization.....................................            18,377             15,357            13,352
Selling, general and administrative expenses......................            87,909             83,703            69,753
Amortization of Reorganization Goodwill...........................                --                 --            16,205
                                                                      --------------        -----------      ------------
      Operating income............................................            51,102             48,433            38,881
                                                                      --------------        -----------      ------------
Other income (expense):
      Interest expense............................................           (20,562)           (18,378)          (19,546)
      Interest income.............................................             2,837                724             1,472
      Equity in net income of Thermalex...........................             2,647              2,922             2,335
      Other income, net...........................................               794              4,784            11,558
                                                                      --------------        -----------      ------------
        Total other income (expense)..............................           (14,284)            (9,948)           (4,181)
                                                                      --------------        -----------      ------------
      Income from continuing operations before income taxes and
        extraordinary item........................................            36,818             38,485            34,700
Income tax expense................................................           (13,404)           (13,272)          (16,694)
                                                                      --------------        -----------      ------------
      Income from continuing operations before extraordinary item.            23,414             25,213            18,006
Discontinued operations, net of tax:
      Income (loss) from operations...............................             1,170              8,741           (15,431)
      Gain on disposal............................................            57,788              5,099                --
                                                                      --------------        -----------      ------------
       Income (loss) from discontinued operations................             58,958             13,840           (15,431)
                                                                      --------------        -----------      ------------
       Income before extraordinary item..........................             82,372             39,053             2,575
Extraordinary item, net of tax....................................              (728)                --                --
                                                                      --------------        -----------      ------------
        Net income................................................    $       81,644        $    39,053      $      2,575
                                                                      ==============      ==============     ============
Earnings (loss) per common share:
      Income from continuing operations...........................    $         3.25        $      2.65             $1.83
      Discontinued operations.....................................              8.19               1.45             (1.57)
      Extraordinary item..........................................             (0.10)               --                 --
                                                                      --------------        -----------      ------------
        Basic net income per share................................    $        11.34      $        4.10   $          0.26
                                                                      --------------        -----------      ------------
      Weighted average number of common shares outstanding........         7,200,103          9,517,123         9,815,109
                                                                      ==============      =============      ============
Earnings (loss) per common share--assuming dilution:
      Income from continuing operations...........................    $         3.19      $        2.55   $          1.77
      Discontinued operations.....................................              8.03               1.40             (1.52)
      Extraordinary item..........................................             (0.10)                --                --
                                                                      --------------      -------------      ------------
        Diluted net income per share..............................    $        11.12      $        3.95   $          0.25
                                                                      ==============      =============      ============
      Weighted average number of common shares outstanding and
        common share equivalents..................................         7,345,045          9,891,631        10,132,174
                                                                      ==============      =============      ============


          See accompanying notes to consolidated financial statements.

                     INSILCO CORPORATION AND SUBSIDIARIES

                   Consolidated Statement of Stockholders' Equity (Deficit)


                     For the Years Ended December 31, 1997, 1996 and 1995


                                        (In thousands)


                                                                                                                    Total
                                       Common                    Additional                      Cumulative     Stockholders'
                                     Stock Par      Treasury       Paid-in      Accumulated     Translation         Equity
                                    Value $.001       Stock        Capital        Deficit        Adjustment       (Deficit)
                                    -----------       -----        -------        -------        ----------       ---------
Balance at December 31, 1994....            $10           --        $65,282        $(78,743)             --          $(13,451)
      Net income................             --           --             --           2,575              --             2,575
  Shares issued upon exercise of
   stock options................             --           --            226              --              --               226
      Purchase of treasury stock             --       (6,813)            --              --              --            (6,813)
   Tax benefit from reduction of
   valuation allowance for
   deferred tax assets..........             --           --          1,612              --              --             1,612
    Tax benefit from exercise of             --           --             72              --              --                72
stock options...................
                                        -------      -------         ------         -------            ----            ------
Balance at December 31, 1995....             10       (6,813)        67,192         (76,168)             --           (15,779)
      Net income................             --           --             --          39,053              --            39,053
   Tax benefit from reduction of
   valuation allowance for
   deferred tax assets..........             --           --         10,237              --              --            10,237
      Purchase of treasury stock             --       (3,932)            --              --              --            (3,932)
      Restricted stock..........             --           --          3,300              --              --             3,300
  Shares issued upon exercise of
   stock options................             --           --          1,071              --              --             1,071
      Reserved shares...........             --           --           (706)             --              --              (706)
    Tax benefit from exercise of
   stock options................             --           --            402              --              --               402
    Foreign currency translation             --           --             --              --            (244)             (244)
adjustment......................
                                        -------      -------         ------         -------            ----            ------
Balance at December 31, 1996....             10      (10,745)        81,496         (37,115)           (244)           33,402
      Net income................             --           --             --          81,644              --            81,644
      Repurchase of shares......             (5)          --        (92,710)       (127,285)             --          (220,000)
      Costs of Tender Offer.....             --           --           (889)             --              --              (889)
      Purchase of treasury stock             --       (5,523)            --              --              --            (5,523)
      Restricted stock..........             --           --            571              --              --               571
  Shares issued upon exercise of
   stock options................             --           --          8,255              --              --             8,255
    Tax benefit from exercise of
   stock options................             --           --          3,277              --              --             3,277
    Foreign currency translation             --           --             --              --          (3,065)           (3,065)
adjustment......................
                                        -------      -------         ------         -------            ----            ------
Balance at December 31, 1997....             $5     $(16,268)            --        $(82,756)        $(3,309)        $(102,328)
                                        =======     ========         ======       =========         =======         =========


          See accompanying notes to consolidated financial statements.

                      INSILCO CORPORATION AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                  Years Ended December 31, 1997, 1996 and 1995
                                 (In thousands)



                                                                            1997           1996          1995
                                                                            ----           ----          ----
Cash flows from operating activities:
      Net income.....................................................       $81,644       $39,053        $2,575
      Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization..................................        18,377        15,357        45,524
      Deferred tax expense...........................................        11,679        11,667        13,868
      Other noncash charges and credits..............................          (127)       (4,904)       (6,143)
      Changes in operating assets and liabilities:
      Receivables....................................................        (1,297)       (3,370)         (439)
      Inventories....................................................        (3,304)          791        (1,212)
      Payables and other.............................................        12,515           958       (10,077)
      Other long-term liabilities....................................        (2,344)       (2,329)       (3,463)
      Discontinued operations:
      Gain on disposal of Office Products Business...................       (95,001)       (2,493)           --
      Deferred tax expense...........................................        25,687        (1,651)       (1,207)
      Depreciation...................................................           194         1,474         1,406
      Change in operating assets and liabilities.....................        (2,512)          870        (3,088)
                                                                            -------       -------       -------
      Net cash provided by operating activities......................        45,511        55,423        37,744
                                                                            -------       -------       -------
Cash flows from investing activities:
      Proceeds from divestitures, net................................       112,610        21,818            --
      Other investing activities.....................................         6,190         8,704         7,481
      Capital expenditures...........................................       (23,583)      (20,009)      (20,190)
      Discontinued operations........................................            --        (2,570)       (1,969)
      Acquisitions of businesses, net of cash acquired...............            --       (37,726)           --
                                                                            -------       -------       -------
      Net cash provided by (used in) investing activities............        95,217       (29,783)      (14,678)
                                                                            -------       -------       -------
Cash flows from financing activities:
      Repurchase of shares...........................................      (220,000)           --            --
      Retirement of long-term debt...................................      (117,246)      (26,330)      (12,926)
      Debt issuance and Tender Offer costs...........................       (10,689)           --            --
      Payment of prepetition liabilities.............................        (2,811)       (2,862)       (2,949)
      Purchase of treasury stock.....................................        (1,887)       (3,932)       (6,813)
      Proceeds from sale of subordinated notes.......................       150,000            --            --
      Proceeds from debt borrowings..................................        64,759            --           600
      Proceeds from sale of stock....................................         4,618         1,071           226
                                                                            -------       -------       -------
      Net cash used in financing activities..........................      (133,256)      (32,053)      (21,862)
                                                                            -------       -------       -------
Effect of exchange rate changes on cash..............................          (302)           --            --
                                                                            -------       -------       -------
      Net increase (decrease) in cash and cash equivalents...........         7,170        (6,413)        1,204
Cash and cash equivalents at beginning of period.....................         3,481         9,894         8,690
                                                                            -------       -------       -------
Cash and cash equivalents at end of period...........................       $10,651        $3,481        $9,894
                                                                            =======       =======       =======
Supplemental information--cash paid for:
      Interest, net of capitalized amount............................       $13,305       $17,820       $18,199
                                                                            =======       =======       =======
      Income taxes...................................................        $7,062        $2,081        $2,407
                                                                            =======       =======       =======

          See accompanying notes to consolidated financial statements.

                      INSILCO CORPORATION AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                        December 31, 1997, 1996 and 1995

(1) Summary of Significant Accounting Policies

     (a) Principles of Consolidation

               The consolidated financial statements include the financial statements of Insilco Corporation ( "the Company") and its wholly owned subsidiaries. The Company's investments in companies for which The Company does not have operational control are accounted for under the equity method. All significant intercompany balances and transactions have been eliminated.

     (b) Pro Forma Results of Operations

               During 1996, the Company entered into two acquisition transactions (See Note 3). In addition, during 1997, the Company completed a self tender and share repurchase of approximately 59% of its outstanding shares (See Note 11) partially with the proceeds from the divestiture of its traditional office products business (See Note 2) and partially through the issuance of subordinated notes and refinancing of its bank credit agreement (See Note 8). These transactions affect the understanding of the Company's financial position, results of operations and cash flows for 1997 compared to prior periods. As a result of these transactions, the Company has presented pro forma results of operations for 1997 and 1996 as if all of these transactions except the divestiture of the Office Products Business (which is being accounted for as a discontinued operation) occurred at the beginning of the respective periods in Note 20.

     (c) Cash Equivalents

               Cash equivalents include time deposits and highly liquid investments with original maturities of three months or less.

     (d) Trade Receivables

               Trade receivables are presented net of allowances for doubtful accounts and sales returns of $2,132,000 and $4,978,000 at December 31, 1997 and 1996, respectively.

     (e) Inventories

               Inventories are valued at the lower of cost or market. Cost is generally determined using the first-in, first-out cost method.

     (f) Property, Plant and Equipment

               Property, plant and equipment are stated at cost. Depreciation of plant and equipment is calculated on the straight-line method over the assets' estimated useful lives which is 25 years for new buildings, 9 years for machinery and equipment and ranges from 3 to 7 years for other property, plant and equipment.

     (g) "Fresh Start" Accounting and Reorganization Goodwill

               On March 31, 1993, the Company adopted the "fresh start" accounting principles prescribed by the Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (the "Reorganization SOP"), issued by the American Institute of Certified Public Accountants. The "fresh start" accounting principles required the Company to value its assets and liabilities at fair values and eliminate its accumulated deficit.

               Reorganization Goodwill consisted of the excess of the Company's reorganization value over the aggregate fair value of its tangible and identified intangible assets on March 31, 1993 and was amortized over a three year period. Reorganization Goodwill was fully amortized at December 31, 1995.

     (h) Deferred Financing Costs

               Deferred financing costs are being amortized using the effective interest method over the life of the related debt.

     (i) Goodwill

               Goodwill represents the excess of cost of net assets acquired in business combinations over their fair values. It is amortized on a straight-line basis over estimated periods to be benefitted (not exceeding 40 years). Goodwill is periodically reviewed for impairment based upon an assessment of future operations to insure it is appropriately valued.

     (j) Interest Rate Hedges

               the Company periodically uses interest rate hedges to limit its exposure to the interest rate risk associated with its floating rate long-term bank debt. Unamortized premium related to purchased interest rate caps is included in other assets in the balance sheet and is amortized using the interest method over the life of the related agreements. Amounts received under cap agreements and net amounts received (or paid) under swap agreements are recorded as a reduction (addition) to interest expense.

     (k) Environmental Remediation and Compliance

               Environmental remediation and compliance expenditures are expensed or capitalized in accordance with generally accepted accounting principles. Liabilities are recorded when it is probable the obligations have been incurred and the amounts can be reasonably estimated.

     (l) Fair Value of Financial Instruments

               Fair value of cash, accounts receivable, accounts payable and accrued liabilities approximate book value at December 31, 1997. Fair value of debt is based upon market value, if traded, or discounted at the estimated rate the Company would incur currently on similar debt (See Note 9).

     (m) Income Taxes

               Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are determined based upon differences between the financial reporting and tax basis of assets and liabilities and are measured by applying enacted tax rates and laws to taxable years in which such differences are expected to reverse.

     (n) Earnings Per Share

               In 1997, the Financial Accounting Standards Board ("FASB") issued Statement No. 128 ("SFAS 128"), "Earnings per Share", which simplifies the computation of earnings per share ("EPS"). SFAS 128 is effective for financial statements issued for periods after December 15, 1997. All prior period earnings per share amounts have been restated to conform with SFAS 128 requirements. Under SFAS 128, the Company computes two earnings per share amounts -- basic EPS and EPS assuming dilution. Basic EPS is calculated based on the weighted average number of shares of common stock outstanding for the period. EPS assuming dilution is based on the weighted average number of shares of common stock outstanding for the period, including common stock equivalents which reflect the dilutive effect of stock options granted to employees and directors.

     (o) Estimates

               In conformity with generally accepted accounting principles, the preparation of our financial statements requires our management to make estimates and assumptions that affect the amounts reported in our financial statements and accompanying actual results may ultimately differ from those estimates.

     (p) Reclassifications

               Certain 1996 and 1995 amounts have been reclassified to conform with 1997 presentation.

     (q) Accounting Standards

               In June 1997, the FASB issued Statement No. 130 ("SFAS 130"), "Reporting Comprehensive Income" and Statement No. 131 ("SFAS 131"), "Disclosures About Segments of an Enterprise and Related Information". SFAS 130 establishes standards for reporting and display of comprehensive income in the financial statements. Comprehensive income is the total of net income and most other non-owner changes in equity. SFAS 131 requires that companies disclose segment data based on how management makes decisions about allocating resources to segments and measuring their performance. In addition, in February 1998, the FASB issued Statement No. 132 ("SFAS 132"), "Employers' Disclosures About Pensions and Other Post-retirement Benefits", concerning employer disclosure about pension plans and other post-retirement benefits. SFAS 130, SFAS 131 and SFAS 132 are effective for 1998. These statements expand or modify disclosures and will have no impact on the Company's financial position, results of operations or cash flows.

(2)   Discontinued Operations

               On March 5, 1997, the Company completed the sale of its Office Products Business within the Office Products/Specialty Publishing Group with the divestiture of its traditional office products business (the "Rolodex Business") for $112,610,000, net of transaction costs, resulting in a gain of $57,788,000, net of taxes of $37,213,000. The divestiture of the Rolodex Business was preceded in 1996 by the divestiture of the Rolodex electronics product line ("Rolodex Electronics") and the Company's computer accessories business, Curtis Manufacturing Co., Inc. ("Curtis"). The proceeds from these sales aggregated $21,818,000. (See Note 20 for unaudited pro forma financial information with respect to these divestitures).

               On July 7, 1998, the Company amended its Form 10-K to account for the sale of the Office Products Business as a discontinued operation and, accordingly, the accompanying consolidated statements of operations and cash flows for the periods prior to the sale have been reclassified. Revenues associated with the discontinued Office Products Business for the years 1997, 1996, and 1995 were $10,797,000, $80,069,000 and $111,697,000, respectively.
At December 31, 1996, the current and non-current net assets of the Office Products Business were $6,531,000 and $8,934,000, respectively.

(3)   Acquisitions

               In 1996, the Company acquired Great Lake, Inc. ("Great Lake"), which serves the automotive, heavy truck and industrial manufacturing radiator replacement market and the automotive aluminum tube business of Helmut Lingemann GmbH & Co. (the "Lingemann Business") for approximately $37,726,000 including transaction fees and expenses. The Lingemann transactions include the purchase of stock of Lingemann's German subsidiary, ARUP Alu-Rohr und-Profil GmbH, and the automotive aluminum tube business assets of its Duncan, South Carolina based Helima-Helvetion International, Inc. This cash transaction was financed principally from borrowings under the Company's prior bank credit agreement (See Note 8).

               These acquisitions have been accounted for as purchases and, accordingly, the purchase prices have been allocated to the assets and liabilities acquired based on their fair values at the acquisition dates. The operating results of the businesses acquired have been included for the period subsequent to their acquisition dates. (See Note 20 for pro forma results). The fair value of the assets acquired totaled $47,478,000 and the liabilities assumed totaled $9,752,000.

(4)  Inventories

               A summary of inventories at December 31 follows (in thousands):

                                             1997         1996
                                             ----         ----
Raw materials and supplies...........      $25,396      $27,677
Work in process......................       23,427       25,570
Finished goods.......................       11,895       13,138
                                            ------       ------
                                           $60,718      $66,385
                                           =======      =======



(5) Property, Plant and Equipment

               A summary of property, plant and equipment at December 31 follows (in thousands):

                                               1997           1996
                                               ----           ----
Land..................................        $6,267         $6,310
Buildings.............................        33,718         32,772
Machinery and equipment...............       137,310        125,211
                                             -------        -------
                                             177,295        164,293
   Less accumulated depreciation......       (63,324)       (49,914)
                                             -------        -------
                                            $113,971       $114,379
                                            ========       ========

(6) Other Assets

               A summary of other assets at December 31 follows (in thousands):

                                                     1997         1996
                                                     ----         ----
Goodwill, net................................      $13,408      $13,659
Equity investment in Thermalex...............        9,736        8,550
Deferred financing costs.....................        9,246        1,666
Cash surrender value of life insurance.......        4,636        5,635
Other........................................        5,574       11,461
                                                   -------      -------
                                                   $42,600      $40,971
                                                   =======      =======

               Thermalex, Inc. ("Thermalex") is a joint venture, formed in 1985 between the Company's Thermal Components Division and Mitsubishi Aluminum, Ltd., which sells aluminum extruded products to the automobile industry. The Company received $1,461,000 and $3,400,000 of dividend distributions from Thermalex in 1997 and 1996, respectively.

               Sales for Thermalex for the years ended December 31, 1997, 1996 and 1995 were $47,152,000, $48,057,000 and $44,839,000, respectively. Net income for the years ended December 31, 1997, 1996 and 1995 was $5,294,000, $5,844,000 and $4,670,000, respectively. Total assets were $36,348,000 and $28,629,000 at December 31, 1997 and 1996, respectively. Stockholders' equity was $19,475,000 and $17,102,000 at December 31, 1997 and 1996, respectively.

(7)   Accrued Expenses and Other

               A summary of accrued expenses and other at December 31 follows (in thousands):

                                                         1997         1996
                                                         ----         ----
Salaries and wages payable.......................       $9,445       $9,838
Accrued interest payable.........................        8,038        3,113
Current portion of the long term obligations.....        5,393        6,661
Accrued taxes payable............................        1,112          116
Pension..........................................        5,523        5,682
Other accrued expenses...........................       14,242       22,909
                                                       -------      -------
                                                       $43,753      $48,319
                                                       =======      =======

(8) Long-term Debt

               A summary of long-term debt at December 31 follows (in thousands):

                                               1997           1996
                                               ----           ----
Subordinated notes....................      $150,000       $     --
Bank revolving credit facility........        87,500         41,300
Alternative currency borrowings.......        18,348             --
Bank term loan........................            --        116,677
Miscellaneous.........................         1,895          3,065
                                            --------       --------
                                             257,743        161,042
   Less current portion...............        (1,684)       (24,272)
                                            --------       --------
                                            $256,059       $136,770
                                            ========       ========


               On July 3, 1997, the Company refinanced its existing debt under a new six year $200 million amended and restated credit agreement with a bank group consisting of Citicorp USA, Inc., Goldman Sachs Credit Partners L.P., (an affiliate of the Company's principal stockholder) and First National Bank of Chicago (the "Bank Credit Agreement"). The Bank Credit Agreement provides for a $200 million revolving credit facility with a $50 million sublimit for issuance of letters of credit ($9.0 million outstanding at December 31, 1997) and a $50 million sublimit for alternative currency borrowings. The $200 million revolving credit facility is permanently reduced by $20 million per year beginning July 2000 through July 2002. The bank loans and letters of credit bear interest at various floating rates, which approximate the one to six month LIBOR rates plus 1.25% (such LIBOR rates approximated 5.72% to 5.84% at December 31, 1997) subject to performance versus a leverage ratio. The revolving credit facility will terminate and all amounts outstanding, if any, will be due on July 8, 2003. Annual commitment fees consist of 0.3% of the average daily unused commitment.

               As of December 31, 1997, under the sublimit for alternative currency borrowings, the Company had borrowed $18.3 million (33.0 million Deutsche Marks). The Company's alternative currency borrowing is designed to hedge the Company's net investment in its German operations. The change, if any, to the net investment as a result of foreign currency fluctuations is included in stockholders' equity as a foreign currency translation adjustment. The alternative currency borrowing is denominated in German Deutsche Marks and bears interest based on one to six month German LIBOR rates plus 1.25% (such LIBOR rates approximated 3.53% to 3.75% at December 31, 1997).

               The Bank Credit Agreement is guaranteed on a joint and several basis by the Company's material directly and indirectly wholly owned subsidiaries (the "Guarantors") and has been secured by substantially all assets of the Guarantors. The Bank Credit Agreement contains certain financial and other covenants usual and customary for a secured credit agreement. The Company was in compliance with these covenants as of December 31, 1997. In 1997, proceeds from the Bank Credit Agreement were used to prepay amounts outstanding under the prior bank credit agreement. As a result of the prepayment, the Company recorded an extraordinary charge of $728,000 (net of a tax benefit of $465,000) due to expensing the related unamortized debt financing costs.

               On August 12, 1997, the Company completed the issuance of $150,000,000 of 10.25% senior subordinated notes (the "Notes"). Interest is payable semi-annually, with a maturity date of August 15, 2007.

               The Company may redeem the Notes, in whole or in part, upon certain conditions, at any time on or after August 15, 2002 and prior to maturity. The Notes have certain covenants that have restrictions on dividends and distributions. Upon a change of control, holders of the Notes may require the Company to purchase all or a portion of the Notes at a purchase price equal to 101% of their aggregate principal amount, plus accrued interest, if any.

(9)   Fair Value of Financial Instruments

               The estimated fair value at December 31 of financial instruments, other than current assets and liabilities, follow (in thousands):

                                                        1997                            1996
                                             --------------------------      --------------------------
                                                             Estimated                       Estimated
                                             Book Value      Fair Value      Book Value      Book Value
                                             ----------      ----------      ----------      ----------
Debt:
    Subordinated notes..................       $150,000        $154,500        $     --        $     --
    Bank revolving credit facility......        105,848         105,848          41,300          41,300
    Bank term loan......................             --              --         116,677         116,677
    Miscellaneous.......................          1,895           1,895           3,065           3,065
                                                -------         -------         -------         -------
                                               $257,743        $262,243        $161,042        $161,042
                                                =======         =======         =======         =======
Hedges:
    Interest rate (asset)...............       $    --         $    423        $  (163)        $  1,281
                                                =======         =======         =======         =======



               At December 31, 1997, the Company's only interest rate hedge consisted of a swap agreement which fixed the interest rate on $45,000,000 (from 5/30/95 to 5/30/98) of borrowings at 8.99%.

               The Company is exposed to market risk for changes in interest rates, but has no off-balance sheet risk of accounting loss. The Company manages exposure to counterparty credit risk by entering into such transactions with major financial institutions that are expected to perform under the terms of such agreements.

(10)  Other Long-Term Liabilities

               A summary of other long-term liabilities at December 31 follows (in thousands):

                                                             1997       1996
                                                           -------    -------
Post-retirement benefits, other than pensions (Note 12).   $22,191    $22,112
Prepetition and other tax liabilities...................    15,762     16,722
Environmental liabilities...............................     8,625      9,208
Deferred compensation and other.........................     2,217      2,775
                                                            ------     ------
                                                            48,795     50,817
Less current portion....................................    (5,393)    (6,661)
                                                            ------     ------
                                                           $43,402    $44,156
                                                            ======     ======



 Prepetition and other tax liabilities

               On April 1, 1993, the Company and certain of its subsidiaries emerged from Chapter 11 of the United States Bankruptcy Code (the "Chapter 11 cases") pursuant to a plan of reorganization (the "Plan of Reorganization"). The Chapter 11 cases were commenced on January 13, 1991 (the "Petition Date"). The Company entered into an agreement with the Internal Revenue Service
("IRS") settling Federal income tax claims filed in the Chapter 11 cases for open taxable years through 1990. In addition to this agreement, the tax liabilities include Prepetition state tax claim settlements, negotiated payment terms on certain foreign Prepetition tax liabilities, and an estimate of the Company's obligation for curative action required by the IRS to cure certain operational defects in one of the Company's defined contribution plans.

 Environmental liabilities

               The Company's operations are subject to extensive Federal, state and local laws and regulations relating to the generation, storage, handling, emission, transportation and discharge of materials into the environment. The Company has a program for monitoring its compliance with applicable environmental regulations, the interpretation of which often is subjective. This program includes, but is not limited to, regular reviews of the Company operations' obligations to comply with environmental laws and regulations in order to determine the adequacy of the recorded liability for remediation activities.

               The environmental liabilities included in other long-term obligations represent the estimate of cash obligations that will be required in future years for these environmental remediation activities. The Company has estimated the exposure and accrued liability to be approximately $8,625,000 relating to these environmental matters at December 31, 1997. These liabilities are undiscounted and do not assume any possible recoveries from insurance coverage or claims which the Company may have against third parties. The estimate is based upon in-house engineering expertise and the professional services of outside consulting and engineering firms. Because of uncertainty associated with the estimation of these liabilities and potential regulatory changes, it is reasonably possible that these estimated liabilities could change in the near term but it is not expected that the effect of any such change would be material to the consolidated financial statements in the near term.

(11)  Stockholders' Equity (Deficit)

               The Company's authorized capital stock consists of 15,000,000 shares of common stock. Each share entitles its holder to one vote on matters submitted to stockholders. At December 31, 1997 and 1996, the issued shares of common stock included 67,483 and 163,557 shares of common stock, respectively, available to satisfy Prepetition claims.

               On July 10, 1997, the Company, using the proceeds from the sale of the Rolodex Business, purchased (i) 2,805,194 shares from Water Street Corporate Recovery Fund I, L.P. ("Water Street") (The Company's largest stockholder which is an investment partnership of which Goldman, Sachs & Co. is the general partner) at $38.50 per share in cash for an aggregate purchase price of $107,999,969 and (ii) 51,948 shares from Robert L. Smialek, the President and Chairman of the Board of the Company, at $38.50 per share in cash, for an aggregate purchase price of $1,999,998. On August 12, 1997, the Company completed a tender offer (the "Tender Offer"), pursuant to which it purchased 2,857,142 shares at a price of $38.50 per share in cash. At the completion of the Tender Offer, the number of outstanding shares were reduced to approximately 4.1 million.

               The Company repurchased 97,500 shares of its common stock during 1996 at prices ranging from $30.60 to $36.125 under the $15,000,000 stock buyback program approved by the Company's Board of Directors on July 26, 1995. During the last half of 1995, the Company had repurchased 197,500 shares of its common stock at prices ranging from $32.375 to $36.875 under the stock buyback program. Water Street, an investment partnership of which Goldman, Sachs & Co. ("Goldman Sachs") is the general partner, is the Company's principal stockholder, owning approximately 45% of the Company's outstanding shares of common stock.

(12)  Pension Plans and Post-retirement Benefits

 Pension Plans

               The Company has defined benefit pension plans covering certain of its employees. The benefits under these plans are based primarily on employees' years of service and compensation near retirement. The Company's funding policy is consistent with the funding requirements of Federal laws and regulations. Plan assets consist principally of equity investments, government obligations and corporate debt securities. The Company also contributes to various multi-employer plans sponsored by bargaining units for its union employees.

               A summary of the plans' funded status reconciled with amounts recognized in the consolidated balance sheet at December 31 follows (in thousands):

                                                                    1997                                    1996
                                                     ----------------------------------      ----------------------------------
                                                     Assets Exceed        Accumulated        Assets Exceed        Accumulated
                                                      Accumulated       Benefits Exceed       Accumulated       Benefits Exceed
                                                       Benefits             Assets             Benefits             Assets
                                                     --------------     ---------------      -------------      ---------------
Plan assets at fair value.......................           $86,888             $11,086            $81,025              $11,467
Actuarial present value of benefit obligations:
    Vested benefits.............................            69,088              14,122             62,230               14,078
    Nonvested benefits..........................             1,217                 698                906                  606
                                                            ------              ------             ------               ------
Accumulated obligation..........................            70,305              14,820             63,136               14,684
Benefits attributable to future compensation
   increases....................................             5,177                 666              2,504                  549
                                                            ------              ------             ------               ------
Projected benefit obligations...................            75,482              15,486             65,640               15,233
                                                            ------              ------             ------               ------
Plan assets less projected benefit obligation...            11,406              (4,400)            15,385               (3,766)
Unrecognized losses (gains).....................           (13,072)               (323)           (17,227)                (550)
Unrecognized prior service costs................            (1,188)              2,054             (1,260)               1,736
                                                            ------              ------             ------               ------
    Pension liability...........................           $(2,854)            $(2,669)           $(3,102)             $(2,580)
                                                            ======              ======             ======               ======



               The components of pension cost follow (in thousands):

                                        1997         1996         1995
                                       ------       ------       ------
Service cost.....................      $2,320       $2,113       $1,620
Interest cost....................       5,639        5,794        9,949
Actual return on assets..........     (14,689)      (6,565)      (9,993)
Net amortization and deferral....       7,741          (44)         118
                                       ------        -----        -----
    Net pension cost.............     $ 1,011       $1,298       $1,694
                                       ======        =====        =====

               In addition, the Company recognized pension costs of $597,000 in 1997, $880,000 in 1996 and $580,000 in 1995 related to contributions to multi-employer plans.

               In the fourth quarter of 1995, the Company adopted a lump sum settlement feature for retirees and certain vested plan participants which resulted in the settlement of more than $42,000,000 in pension obligations. The Company recorded a gain on the settlement of $4,300,000 in the fourth quarter of 1995.

               The assumptions used in accounting for the pension plans as of December 31 follow:

                                                     1997          1996
                                                    ------        ------
Discount rates.................................      7.25%         7.75%
Rates of increase in compensation levels.......      4.50%         4.50%
Expected long-term rate of return on assets....      9.00%         9.00%

               In addition to the defined benefit plans described above, the Company sponsors a qualified defined contribution 401(k) plan, which covers substantially all non-union employees of the Company and its subsidiaries, and which covers union employees at one of the Company's subsidiaries. The Company matches 50% of non-union participants' voluntary contributions up to a maximum of 3% of the participant's compensation. The Company's expense was approximately $819,000 in 1997, $738,000 in 1996 and $666,000 in 1995.

               Post-retirement benefits, other than pensions

               The Company maintains nine post-retirement health care and life insurance benefit plans, four of which cover approximately 500 present retirees (the "Retiree Plans") and five of which cover certain retirees and current employees of four operating units (the "Open Plans"). The Company pays benefits under the plans when due and does not fund its plan obligations as they accrue. The Company's accrued post-retirement benefit cost is attributable to the Retiree Plans and one of the Open Plans, in which approximately 100 retirees and 300 current employees were participants. It has been assumed that plan participant contributions, if any, under these five plans will increase as a result of increases in medical costs. The other Open Plans have been, and are assumed will continue to be, fully self-funded by their participants.

               During 1996, the Company amended its Retiree Plans and the one Open Plan to limit the Company's contributions and to adopt a cost-sharing method based upon a retiree's years of service. As a result, the accumulated post-retirement benefit obligation for these retiree health care plans was reduced by approximately $3.4 million.

               The components of net periodic post-retirement benefit cost follow (in thousands):

                                           1997         1996         1995
                                         --------     --------     --------
Service cost.........................       $400         $492         $503
Interest cost........................      1,099        1,154        1,401
Amortization of prior service cost...       (437)        (365)        (145)
                                           -----        -----        -----
                                          $1,062       $1,281       $1,759
                                           =====        =====        =====

               A summary of the plans' status reconciled with amounts recognized in the consolidated balance sheet at December 31 follows (in thousands):

                                                        1997         1996
                                                       ------       ------
Accumulated post-retirement benefit obligations:
    Retirees......................................      $8,421       $7,828
    Other fully eligible plan participants........       2,616        2,302
    Other active plan participants................       5,811        4,440
                                                        ------       ------
    Total.........................................      16,848       14,570
Prior service cost................................       4,425        4,777
Unrecognized net gain.............................         918        2,765
                                                        ------       ------
    Accrued post-retirement benefit costs.........     $22,191      $22,112
                                                        ======       ======



               At December 31, 1997 and 1996, the weighted-average discount rates used in determining the accumulated post-retirement benefit obligation were 7.25% and 7.75%, respectively. The recorded health care cost trend rate assumed in measuring the accumulated post-retirement benefit obligation was 8% in 1998, declining to an ultimate rate of 5% in 2010 and thereafter. If these trend rate assumptions were increased by 1%, the accumulated post-retirement benefits obligation would increase by approximately 16% ($2,751,000). The effect of this change on the sum of service cost and interest cost components of the net periodic post-retirement benefit cost for the year ending December 31, 1997 would be an increase of approximately 21% ($320,000).

(13)  Stock-Based Compensation Plans

               The Company's 1993 Long-term Incentive Plan (the "Incentive Plan"), as amended, and the 1993 Nonemployee Director Stock Incentive Plan (the "Director Plan") provides for the issuance of no more than 2,000,000 and 360,000, respectively, shares of common stock to eligible employees and nonemployee directors. As of December 31, 1997, the shares available for future awards under the Incentive Plan and the Director Plan have been reduced to 694,136, and 146,664, due to stock options and restricted stock awards granted since the inception of the plans.

               Stock Options

               Under Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", companies can either record expense based on the fair value of stock-based compensation upon issuance or elect to remain under the "APB Opinion No. 25" method whereby no compensation cost is recognized upon grant if certain conditions are met. The Company is continuing to account for its stock-based compensation under APB Opinion No. 25. However, pro forma disclosures as if the Company had adopted the cost recognition requirements under SFAS 123 are presented below. Had the Company determined compensation cost based on the fair value at the grant date for its stock options granted in 1997, 1996 and 1995 under SFAS 123, the Company's net income and earnings per share would have approximated the pro forma amounts below:

                                              1997         1996        1995
                                            --------     --------    --------
Net income.................   As reported   $81,644      $39,053      $2,575
                                Pro forma    81,069       38,748       2,562
Basic earnings per share...   As reported     11.34         4.10        0.26
                                Pro forma     11.26         4.07        0.26
Diluted earnings per share.   As reported     11.12         3.95        0.25
                                Pro forma     11.06         3.92        0.25

               The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts. SFAS 123 does not apply to grants prior to 1995, and additional awards in the future are anticipated.

               A summary of the options granted follows:

                                             Number of           Weighted
                                               Shares         Average Price
                                             ---------        -------------
Options outstanding December 31, 1994...      1,092,168            $21.84
    Granted.............................         12,850             32.30
    Forfeited...........................        (28,369)            21.03
    Exercised...........................        (12,646)            15.39
                                              ---------
Options outstanding December 31, 1995...      1,064,003             22.07
    Granted.............................        102,900             34.82
    Forfeited...........................        (36,670)            26.69
    Exercised...........................        (59,668)            17.95
                                              ---------
Options outstanding December 31, 1996...      1,070,565             23.36
    Granted.............................        151,500             36.87
    Forfeited...........................        (30,938)            24.79
    Exercised...........................       (450,860)            18.27
                                              ---------
Options outstanding December 31, 1997...        740,267             29.17
                                              =========
Options exercisable at December 31:
    1995................................        471,614             20.87
    1996................................        682,681             21.45
    1997................................        421,033             27.18

               At December 31, 1997, the range of exercise prices and weighted-average remaining contractual life of outstanding options follow:

                                             Options Outstanding                                Options Exercisable
                             ---------------------------------------------------      ------------------------------------
                                                   Weighted
                                 Number            Average                                Number
                             Outstanding at       Remaining         Weighted-         Exercisable at         Weighted-
                              December 31,       Contractual         Average           December 31,           Average
Range of Exercise Prices          1997               Life         Exercise Price           1997            Exercise Price
                             --------------      -----------      --------------      --------------       --------------
$15.00-20.00.............          148,255             2.6              $16.33             92,255                $15.92
 25.01-30.00.............          355,779             2.3               29.91            299,079                 29.89
 30.01-35.00.............           90,168             7.9               34.66             26,968                 34.64
 35.01-39.00.............          146,065             4.7               37.03              2,731                 37.58
                                   -------                                                -------
                                   740,267                                                421,033
                                   =======                                                =======


               The per share weighted-average fair value of stock options granted during 1997, 1996 and 1995 was $13.87, $19.20 and $18.58, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1997 -- expected dividend yield 0.0%, risk-free interest rate of 5.57%, and an expected life of
4.14 years.

 Restricted Stock

               The awards of restricted common stock to employees and directors has been contingent upon the participants maintaining certain investments in the Company's common stock and the restrictions on the awards lapse only if: (1) the market value of the Company's common stock attains targeted levels during a specified period; and, (2) generally only after the participants complete a required service period. The compensation expense associated with the restricted stock awards is recorded over the employee service period if it is determined probable that the restrictions based upon attaining the probable targets will lapse. The compensation expense was $397,000, $465,000 and $1,290,000 in 1997, 1996, and 1995, respectively. As of
December 31, 1997, awards of 70,324 shares are subject to the restrictions and will be forfeited if the restrictions are not met prior to August 2000.

(14)  Income Tax Expense

               The components of total income taxes and a reconciliation of total income taxes to the actual income tax obligation follow (in thousands):

                                                                        1997          1996          1995
                                                                       ------        ------        ------
Total income taxes:
From continuing operations before extraordinary item:
    Current:
    Federal......................................................         $588          $563          $620
    State and local..............................................          515           745         1,000
    Foreign......................................................          622           297           364
                                                                        ------        ------        ------
                                                                         1,725         1,605         1,984
                                                                        ------        ------        ------
    Deferred:
    Federal......................................................       10,203        10,033        13,840
    State and local..............................................          988           882           870
    Foreign......................................................          488           752            --
                                                                        ------        ------        ------
                                                                        11,679        11,667        14,710
                                                                        ------        ------        ------
    Total from continuing operations before extraordinary
       item......................................................       13,404        13,272        16,694
Discontinued operations..........................................       38,250          (462)         (495)
Extraordinary item...............................................         (465)           --            --
Stockholders' equity.............................................       (3,277)         (402)          (72)
                                                                        ------        ------        ------
    Total income taxes...........................................       47,912        12,408        16,127
Noncash allocations:
    Deferred income taxes--continuing operations.................      (11,679)      (11,667)      (13,868)
    Deferred income taxes--discontinued operations...............      (25,687)        1,651         1,207
    Charges in lieu of taxes.....................................           --            --          (842)
                                                                        ------        ------        ------
    Actual income tax obligations................................      $10,546        $2,392        $2,624
                                                                        ======        ======        ======

               In accordance with the Reorganization SOP, pre-reorganization deferred tax assets not previously recognized on the balance sheet are recorded as a reduction to Reorganization Goodwill (until reduced to zero and then as an addition to paid-in capital) when realized and are presented as "charges in lieu of taxes."

               Pretax income from continuing operations by domestic and foreign source follows (in thousands):

                        1997         1996         1995
                        ----         ----         ----
Domestic..........      $33,577      $34,606      $31,275
Foreign...........        3,241        3,879        3,425
                        -------      -------      -------
                        $36,818      $38,485      $34,700
                        =======      =======      =======

               Income tax expense attributable to income from continuing operations differs from the amount computed by applying the Federal statutory rate to pretax income due to the following (in thousands):

                                          1997          1996          1995
                                         ------        ------        ------
Computed "expected" tax expense....      $12,886       $13,470       $12,145
State and local taxes..............        1,323         1,422         1,582
Equity in earnings of affiliates...         (733)         (818)         (817)
Foreign tax rate differential......         (373)         (296)         (651)
Goodwill amortization..............           20            22         5,672
Other, net.........................          281          (102)         (870)
Valuation allowance................           --          (426)         (367)
                                          ------        ------        ------
    Income tax expense.............      $13,404       $13,272       $16,694
                                          ======        ======        ======



               The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 follow (in thousands):

                                                      1997          1996
                                                     ------        ------
Deferred tax assets:
    Net operating loss carryforwards...........       $9,526       $38,783
    Accrued liabilities........................       13,882        18,474
    Pension and other post-retirement benefits.       11,026        11,105
    Alternative Minimum Tax Credit.............        7,965         1,872
    Capital loss carryforwards.................           --         8,812
    Other......................................        1,127         2,537
                                                      ------        ------
    Total gross deferred tax assets............       43,526        81,583
    Less valuation allowance...................      (29,870)      (34,116)
                                                      ------        ------
                                                      13,656        47,467
                                                      ------        ------
Deferred tax liabilities:
    Plant and equipment........................      (11,472)       (9,199)
    Other......................................         (853)         (867)
                                                      ------        ------
    Total gross deferred tax liabilities.......      (12,325)      (10,066)
                                                      ------        ------
    Net deferred tax asset.....................       $1,331       $37,401
                                                      ======        ======

               The net reduction in the valuation allowance for deferred tax assets for the years ended December 31, 1997, 1996, and 1995 was $4,246,000, $10,836,000 and $7,623,000, respectively, which primarily resulted from the reduction of the deferred tax assets in 1997 and the recognition of additional deferred tax assets and the expiration of capital loss carryforwards in 1996 and 1995. During the fourth quarters of 1996 and 1995, deferred tax assets of $10,663,000 and $9,180,000, respectively, were recognized because it was concluded that it was more likely than not that additional deferred tax assets would be realized in future years following an evaluation of the actual 1994, 1995 and 1996 taxable income and projections of future taxable income. In 1996, the projections included an assessment of the impact of the decision to pursue a sale of the Rolodex Business (completed in March 1997) on future taxable income. Accordingly, the recognition of a pre-reorganization deferred tax asset of $7,201,000 in 1995 was recorded as a reduction to Reorganization Goodwill, $10,237,000 and $1,612,000, in 1996 and 1995 respectively, was recorded as an increase to paid-in capital and $426,000 and $367,000 was recorded as a component of deferred income tax benefit in 1996 and 1995, respectively.

               Recognition, if any, of tax benefits subsequent to December 31, 1997 relating to unrecognized deferred tax assets are expected to be allocated to the consolidated statements of operations and additional paid-in capital in the amounts of $17,676,000 and $12,194,000, respectively. At December 31, 1997, the Company had Federal net operating loss carryforwards of approximately $16,682,000 which begin to expire in 2008.

               The Company and its domestic subsidiaries file a consolidated U.S. Federal income tax return. The IRS is presently examining the consolidated Federal income tax returns for 1991 through 1996. Management believes that the ultimate outcome of this examination will not have a material adverse effect on the financial condition, results of operations or liquidity of the Company.

(15)  Other Income and Nonrecurring Charges

               Other income for 1996 included a favorable adjustment of $2,200,000 related to the Company's environmental liabilities following completion of a site clean-up for an amount less than previously estimated. Other income for 1995 included favorable adjustments of $3,600,000 related to the Company's environmental liabilities following a review of its liabilities from previously divested operations, $1,494,000 related to the resolutions of several legal disputes and a $3,973,000 gain on the sale of idle corporate assets.

(16)  Related Party Transactions

               During 1997, the Company paid Goldman Sachs $1,996,000 in investment banking fees and expenses related to the sale of the Rolodex Business, $2,042,000 of fees in connection with the refinancing and issuance of the Notes and $204,000 for services rendered in connection with the Tender Offer. During 1997, the Company paid Goldman Sachs $3,094,000 in underwriting fees related to the issuance of the Notes.

               As discussed in Note 8, the Company entered into a new bank credit agreement in 1997. Goldman Sachs Credit Partners L.P., an affiliate of Goldman Sachs, had an initial participating interest of $66,667,000 in the Bank Credit Agreement. Goldman Sachs Credit Partners L.P. received $583,000 from the agent bank for its portion of the arrangement fee paid by the Company in 1997.

               During 1996, the Company paid Goldman Sachs $1,000,000 in transaction fees in connection with the purchase of Lingemann (See Note 3). In connection with such services, the Company provides for the indemnification of Goldman Sachs against various liabilities, including liabilities under the Federal securities laws.

(17)  Commitments and Contingencies

               Rental expense for operating leases totaled $4,283,000, $3,291,000 and $2,468 ,000 for the years ended December 31, 1997, 1996 and
1995, respectively. These leases primarily relate to production facilities. Rentals received for subleases for operating leases totaled $248,000 in 1997 and none in both 1996 and 1995.

               Future minimum lease payments under contractually noncancellable operating leases (with initial lease terms in excess of one year) for years subsequent to December 31, 1997 are as follows: 1998, $3,774,000; 1999, $2,861,000; 2000, $2,209,000; 2001, $1,596,000; 2002,
$874,000; and thereafter, $1,324,000. Future minimum rentals to be received under noncancellable subleases for years subsequent to December 31, 1997 are as follows: 1998, $260,000; 1999, $260,000; 2000, $260,000; 2001, $22,000; and
thereafter, none.

               The Company is implicated in various claims and legal actions arising in the ordinary course of business. Those claims or liabilities not subject to Bankruptcy Court litigation will be addressed in the ordinary course of business and be paid in cash as expenses are incurred.

               In the opinion of management, the ultimate disposition of the matters discussed above will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

(18)  Business Segment Information

               The Company manufactures and supplies a diversity of products in three primary business segments. The segments and products are discussed below:

  (a)   Automotive Components Group

               The Automotive Components Group is made up of three operating units, Thermal Components Group ("Thermal"), Steel Parts Corporation ("Steel Parts") and Romac Metals ("Romac"). The businesses in this segment manufacture automotive heat exchangers and related tubing, automatic transmission and suspension components and stainless steel tubing, respectively.

               In 1997, the group's sales to the automotive OEM market, aftermarket and non-automotive OEM manufacturers were 46%, 16% and 27% of total sales, respectively, compared to 46%, 19% and 23% of total sales, respectively, in 1996 and 43%, 19% and 22% of total sales, respectively, in 1995.

               Thermal's heat-transfer products have a broad range of applications in motor vehicles, railroad locomotives, construction and other industrial equipment.

               Steel Parts is a manufacturer of close tolerance precision metal stampings for the automotive industry including clutch plates for automatic transmissions, suspension parts for vibration-reducing assemblies and engine mounts. Approximately 70%, 70% and 67% of Steel Parts' sales were to one of the "Big 3" domestic automobile manufacturers in 1997, 1996 and 1995, respectively.

               Romac manufactures stainless steel tubing for a variety of marine, architectural, automotive and decorative applications at its facility in North Carolina. Competition is based principally on price and, to a lesser extent, on the shapes and finishes that can be achieved with the tubing.

  (b)   Technologies Group

               The Technologies Group consists of four operating units, Stewart Connector Systems, Inc. ("Stewart Connector"), Signal Transformer Co., Inc. ("Signal"), Stewart Stamping Corporation ("Stewart Stamping"), and Escod Industries ("Escod"). These units manufacture telecommunication and electrical component products for the computer networking, telephone digital switching, precision wiring, main frame computer, automotive and medical equipment markets.

               Stewart Connector designs and manufactures specialized high speed data connector systems for telecommunications, cellular communications and data transmission, including local and wide area networks. Foreign sales accounted for approximately 41% of Stewart Connector's sales in 1997, 40% in 1996 and 43% in 1995. Competition is based principally on price with respect to older product lines and on technology and product features for newer products and to a lesser extent, patent protection.

               Signal manufactures both standard off-the-shelf and custom-made power transformers serving a broad customer base in a variety of industries. It has a customer base of over nine thousand accounts, consisting of both OEMs and aftermarket resellers.

               Stewart Stamping is a tool designer and subcontract manufacturer of precision stampings and wireformed parts. Stewart Stamping sells it products to a broad customer base primarily in the U.S. Stewart Stamping traditionally has focused on products that because of the engineering and manufacturing capability required to produce them, have the potential for repeat business.

               Escod produces electronic cable assemblies, specialized wire harnesses and certain telecommunication equipment subassemblies for sale to manufacturers of telecommunications, computer and other electronics equipment. Two telecommunications OEMs together accounted for approximately 68%, 66% and 60% of Escod's total revenues in 1997, 1996 and 1995, respectively.

  (c)   Specialty Publishing

               Specialty Publishing consists of Taylor Publishing Company ("Taylor"), a wholly owned subsidiary engaged in yearbook and other specialty publishing.

               Taylor is engaged primarily in the contract design and printing of student yearbooks from which it derived at least 87% of its revenues in each of the last three years. The market for yearbooks is affected more by demographic trends than by business cycles. Taylor markets its yearbook services through commissioned independent sales representatives who maintain contact with yearbook faculty advisors, school principals and other key purchasing personnel.

  (d)   Allocation of Intangibles

               In accordance with the Reorganization SOP, the Company has allocated Reorganization Goodwill and resulting amortization to its identifiable segments.

  (e)   Allocated Corporate Overhead

               Segment operating income (loss) reflects the allocation of corporate overhead. Operating information of each business segment, excluding divested subsidiaries, follows (in thousands):

                                                                 1997          1996          1995
                                                               --------      --------      --------
Automotive Components Group
    Sales.................................................      $231,070      $209,722      $180,251
    Cost of sales.........................................       171,375       156,481       134,673
    Selling, general and administrative expenses..........        23,889        19,389        15,811
    Allocated corporate overhead..........................         3,537         2,981         1,282
    Depreciation and amortization.........................         9,199         6,956         4,674
    Amortization of Reorganization Goodwill...............            --            --         3,404
                                                                 -------       -------       -------
    Segment operating income..............................       $23,070       $23,915       $20,407
                                                                 =======       =======       =======
Technologies Group
    Sales.................................................      $198,941      $183,663      $170,615
    Cost of sales.........................................       140,683       127,337       116,253
    Selling, general and administrative expenses..........        25,365        23,190        19,750
    Allocated corporate overhead..........................         3,728         3,152         1,412
    Depreciation and amortization.........................         6,159         5,531         5,714
    Amortization of Reorganization Goodwill...............            --            --         7,176
                                                                 -------       -------       -------
    Segment operating income..............................       $23,006       $24,453       $20,310
                                                                 =======       =======       =======
Specialty Publishing Group
    Sales.................................................       $98,222       $99,020       $98,640
    Cost of sales.........................................        58,787        61,094        60,389
    Selling, general and administrative expenses..........        29,406        31,504        29,594
    Allocated corporate overhead..........................         1,744         1,986           881
    Depreciation and amortization.........................         2,930         2,786         2,904
    Amortization of Reorganization Goodwill...............            --            --         5,625
                                                                 -------       -------       -------
    Segment operating income (loss).......................        $5,355        $1,650         $(753)
                                                                 =======       =======       =======

A reconciliation of segment operating income to consolidated operating income follows (in thousands):

                                         1997          1996          1995
                                        ------        ------        ------
Total segment operating income....      $51,431       $50,018       $39,964
Corporate depreciation............          (89)          (84)          (60)
Unallocated corporate overhead....         (240)       (1,501)       (1,023)
                                         ------        ------        ------
    Consolidated operating income.      $51,102       $48,433       $38,881
                                         ======        ======        ======

A summary of identifiable assets of each business segment at December 31 follows (in thousands):

                                           1997          1996
                                          ------        ------
Automotive Components Group              $144,847      $143,628
Technologies Group                         87,252        80,740
Specialty Publishing                       42,767        40,664
Corporate                                  27,807        56,208
Discontinued operations                        --        27,153
                                          -------       -------
                                         $302,673      $348,393
                                          =======       =======

Corporate assets include cash, deferred taxes and other assets.

A summary of capital expenditures of each business segment follows (in thousands):

                                      1997         1996         1995
                                     ------       ------       ------
Automotive Components Group.....      $12,194       $7,447      $10,244
Technologies Group..............        8,166        9,597        7,044
Specialty Publishing Group......        3,161        2,876        2,776
Corporate.......................           62           89          126
Discontinued operations.........           --        2,570        1,969
                                       ------       ------       ------
                                      $23,583      $22,579      $22,159
                                       ======       ======       ======

A summary of export sales by geographic region follows (in thousands):

                      1997         1996         1995
                     ------       ------       ------
Europe..........     $21,193      $20,584      $17,058
Asia............      14,007       16,708       17,955
Canada..........       9,758        7,752        6,928
Mexico..........       4,292        6,660        5,153
Other...........       6,155        6,449        5,972
                      ------       ------       ------
                     $55,405      $58,153      $53,066
                      ======       ======       ======

(19) Quarterly Financial Information (unaudited)

   A summary of quarterly financial information follows (in thousands):

1997                                                  Dec. 31         Sept. 30(1)        June 30        March 31(2)
                                                     ----------       -----------        -------        -----------
Sales............................................      $120,624         $131,394         $169,671         $106,544
Gross profit.....................................        29,508           34,269           52,170           26,011
Net income from continuing operations before
 extraordinary item..............................         3,531            4,315           11,207            4,361
Discontinued operations..........................            --               --               --           58,958
Extraordinary item...............................            --             (728)              --               --
                                                         ------           ------           ------           ------
Net income.......................................        $3,531           $3,587          $11,207          $63,319
                                                         ======           ======           ======           ======
Per Basic Share:
      Continuing operations......................         $0.87            $0.77            $1.16            $0.45
      Discontinued operations....................            --               --            --                6.20
      Extraordinary item.........................            --            (0.13)           --                  --
                                                         ------           ------           ------           ------
      Net income.................................         $0.87            $0.64            $1.16            $6.65
                                                         ======           ======           ======           ======
Per Diluted Share:
      Continuing operations......................         $0.85            $0.75            $1.14            $0.44
      Discontinued operations....................            --               --            --                5.95
      Extraordinary item.........................            --            (0.13)           --                  --
                                                         ------           ------           ------           ------
      Net income.................................         $0.85            $0.62            $1.14            $6.39
                                                         ======           ======           ======           ======



1996                                                  Dec. 31(3)      Sept. 30(4)        June 30           March 31
                                                      ----------      -----------        -------           --------
Sales............................................      $115,522         $122,164         $156,566          $98,153
Gross profit.....................................        29,237           31,102           47,950           25,550
Net income from continuing operations............         4,795            6,152           10,320            3,946
Discontinued operations..........................         7,825            2,330            1,485            2,200
                                                         ------           ------           ------           ------
Net income.......................................       $12,620           $8,482          $11,805           $6,146
                                                         ======           ======           ======           ======
Per Basic Share:
      Continuing operations......................      $   0.50         $   0.65         $   1.08         $   0.41
      Discontinued operations....................      $   0.83         $   0.25         $   0.16         $   0.23
                                                         ------           ------           ------           ------
      Net income.................................      $   1.33         $   0.90         $   1.24         $   0.64
                                                         ======           ======           ======           ======
Per Diluted Share:
      Continuing operations......................      $   0.48         $   0.62         $   1.05         $   0.40
      Discontinued operations....................      $   0.79         $   0.24         $   0.15         $   0.22
                                                         ------           ------           ------           ------
      Net income.................................      $   1.27         $   0.86         $   1.20         $   0.62
                                                         ======           ======           ======           ======

----------
(1) Includes a pretax extraordinary loss of $1,193,000 (or $.21 per share on both a basic and diluted basis) related to the extinguishment of debt (See
    Note 8).

(2) Includes a pretax gain on the sale of the Rolodex Business totaling $95,001,000.

(3) Includes the following: (a) pretax gain of $3,125,000 on the sale of Rolodex Electronics (See Note 2), (b) recognition of a tax benefit of $3,207,000 primarily related to a capital loss carryforward.

(4) Includes a pretax favorable adjustment of $2,200,000 to the Company's environmental liabilities.

(20) Pro Forma Results of Operations (unaudited)

               Set forth below is certain unaudited pro forma consolidated financial information of the Company based on historical information that has been adjusted to reflect all transactions directly or indirectly related to the transactions discussed in Notes 8 and 11. In addition, the historical financial information for 1996 has been adjusted to reflect the acquisition of the Lingemann Business (See Note 3).

               The income statement data give effect to the following transactions as if all had occurred at the beginning of each period presented;
(i) the Company's purchase of 2,805,194 shares of common stock from Water Street and 51,948 shares from Mr. Smialek at a price of $38.50 per share; (ii) the Company's purchase of 2,857,142 shares at a price of $38.50 per share pursuant to the Tender Offer; (iii) the closing of the Bank Credit Agreement (including advances to refinance in full outstanding indebtedness under the prior credit agreement); and (iv) the issuance of $150 million of the Notes. The income statement data for the 1996 period has been adjusted to reflect the acquisition of the Lingemann Business as if it had occurred at the beginning of the period. The Lingemann Business acquisition actually occurred in the third quarter of 1996. The nonrecurring transactions directly related to the aforementioned transaction are excluded from the pro forma income statement data. The unaudited summary pro forma consolidated financial data is based on certain assumptions and estimates, and therefore does not purport to be indicative of the results that would actually have been obtained had the transactions been completed as of such dates or indicative of future results of operations and financial position.

         Unaudited Pro Forma Condensed Consolidated Statement of Income


                          Year Ended December 31, 1997
                      (In thousands, except per share data)


                                                                                           Refinancing and
                                                                          Historical       Tender Offer(1)     Pro Forma
                                                                          ----------       ---------------     ---------
Net sales............................................................       $528,233            $    --        $528,233
Cost of goods sold...................................................        370,845                 --         370,845
Depreciation and amortization........................................         18,377                 --          18,377
Selling, general and administrative expenses.........................         87,909                 --          87,909
                                                                              ------             ------          ------
      Operating income...............................................         51,102                 --          51,102
Interest expense.....................................................        (20,562)            (8,879)        (29,441)
Interest income......................................................          2,837             (2,091)            746
Equity in net income of Thermalex....................................          2,647                 --           2,647
Other income, net....................................................            794                 --             794
                                                                              ------             ------          ------
      Income from continuing operations before income taxes and
   extraordinary item................................................         36,818            (10,970)         25,848
Income tax expense...................................................        (13,404)             4,223          (9,181)
                                                                              ------             ------          ------
      Income from continuing operations before extraordinary item....        $23,414            $(6,747)        $16,667
                                                                              ======             ======          ======
Basic income from continuing operations before extraordinary item
per share............................................................          $3.25                              $4.20
                                                                              ======                             ======
Weighted average number of common shares outstanding.................          7,200             (3,233)          3,967
                                                                              ======             ======          ======
Diluted income from continuing operations before extraordinary
item per common share................................................          $3.19                              $4.05
                                                                              ======                             ======
Weighted average number of common shares and common share
equivalents outstanding..............................................          7,345             (3,233)          4,112
                                                                              ======             ======          ======

         Unaudited Pro Forma Condensed Consolidated Statement of Income


                          Year Ended December 31, 1996
                      (In thousands, except per share data)


                                                                                              Refinancing
                                                                                                  and
                                          Historical      Acquisition(2)      Subtotal      Tender Offer(1)    Pro Forma
                                          ----------      --------------      --------      ---------------    ---------
Net sales............................       $492,405             $14,735      $507,140               $--       $507,140
Cost of goods sold...................        344,912              12,704       357,616                --        357,616
Depreciation and amortization........         15,357               1,577        16,934                --         16,934
Selling, general and administrative
 expenses............................         83,703               2,193        85,896                --         85,896
                                              ------              ------        ------            ------         ------
     Operating income................         48,433              (1,739)       46,694                --         46,694
Interest expense.....................        (18,378)                (68)      (18,446)          (13,770)       (32,216)
Interest income......................            724                  --           724                --            724
Equity in net income of Thermalex....          2,922                  --         2,922                --          2,922
Other income, net....................          4,784                  --         4,784                --          4,784
                                              ------              ------        ------            ------         ------
    Income from continuing operations
   before income taxes...............         38,485              (1,807)       36,678           (13,770)        22,908
Income tax expense...................        (13,272)              1,032       (12,240)            5,301         (6,939)
                                              ------              ------        ------            ------         ------
    Income from continuing operations        $25,213               $(775)      $24,438           $(8,469)       $15,969
                                              ======              ======        ======            ======         ======
Basic income from continuing
operations per share.................          $2.65                                                              $4.20
                                              ======                                                             ======
Weighted average number of common
share outstanding....................          9,517                                              (5,714)         3,803
                                              ======                                              ======         ======
Diluted income from continuing
operations per share.................          $2.55                                                              $3.82
                                              ======                                                             ======
Weighted average number of common
shares and common share
equivalents outstanding..............          9,892                                              (5,714)         4,178
                                              ======                                              ======         ======


               The Notes to the Unaudited Pro Forma Condensed Consolidated Statements of Income follow:

(1) To record the effect on interest expense and the related income tax effect of (i) the purchase of 2,805,194 shares from Water Street and 51,948 shares from Mr. Smialek at $38.50 per share in cash for an aggregate purchase price of $109,999,967, (ii) the entering into of the Bank Credit Agreement and the issuance and sale of $150,000,000 aggregate principal amount of the Notes, and (iii) the purchase of 2,857,142 shares at $38.50 per share in cash for an aggregate purchase price of $109,999,967 pursuant to the Tender Offer, as if the aforementioned transactions had occurred at the beginning of the periods presented.

(2) To record the effect on sales, costs and expenses assuming that the acquisition of the Lingemann Business had occurred as of the beginning of the period presented. Proceeds from the sales of Rolodex Electronics and Curtis were assumed to have been applied to reduce the Company's outstanding debt at the beginning of the period, reducing interest expense and the related income tax expense. The acquisition of the Lingemann Business was assumed to have occurred and to have been funded through borrowings under the prior bank agreement as of the beginning of the period presented.

(21) Subsequent Event

               On March 24, 1998, it was announced that the Company and an affiliate of DLJ Merchant Banking Partners II (and affiliated funds) ("DLJMB") signed a definitive merger agreement. Under the initial terms of the agreement, the stockholders of the Company would have received total consideration of $42.98 in cash and 0.03419 shares of retained stock (having a nominal value of $44.50 per share) of the surviving corporation. On June 8, 1998 DLJMB agreed to increase the total consideration to be paid by $0.50 in cash to $43.48 in cash and 0.03378 shares of retained stock (having a nominal value of $45.00 per share) of the surviving corporation. In aggregate, stockholders will receive approximately $180.2 million in cash and retain 140,031 shares in the surviving entity. The retained shares will represent approximately 10% of the common stock outstanding post-recapitalization.

               The transaction, which is estimated to have a value of approximately $448 million including existing indebtedness to be assumed and/or refinanced, is subject to terms and conditions customary in transactions of this type, including approval by the Company's shareholders, and will be treated as a recapitalization for accounting purposes. Affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, which acted as financial advisors to DLJMB, have committed to provide all debt financing required for the transaction.

               DLJMB also announced that it entered into a voting agreement in support of the transaction with respect to 1,783,878 shares, approximately 43% of the voting stock of the Company, with Water Street, an affiliate of Goldman Sachs, which is the Company's largest shareholder.

               As a result of the proposed merger, the Company and DLJMB will incur various costs and expenses in connection with consummating the transaction including professional fees, registration costs, financing costs, and compensation costs. Pursuant to the terms of the merger, all issued employee stock options will vest. The compensation expense associated with the option payments will include approximately $9.1 million to employees for the excess of the $45.00 purchase price per share over the exercise price of all outstanding vested and unvested options.

                  UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

               The Unaudited Pro Forma Condensed Consolidated Financial Data are based upon historical consolidated financial statements of Insilco as adjusted to give effect to the Refinancing, the Mergers, including the Merger Financing and application of the proceeds thereof. In addition, the operating results for the first nine months of 1997 and full year 1997 have been adjusted to give effect to the 1997 Transactions. A summary of these adjustments follows.

    The Refinancing includes the following transactions:

    o The issuance of the Units which will generate gross proceeds to Insilco of approximately $120.0 million.

    o The repurchase of the 10 1/4% notes at a purchase price of 101% of principal amount plus accrued and unpaid interest, assuming that all of the 10 1/4% notes are purchased.

    o The execution and delivery of the new credit facility and borrowings thereunder (i) to refinance the existing credit facility and (ii) to purchase 10 1/4% notes. See "Risk Factors -- Potential Default under Existing Credit Facility; Potential Lack of Financing."

    o Payment of fees and expenses in connection with the offering of the notes, the new credit facility and the purchase of the 10 1/4% notes.

               The Reorganization Merger was accounted for as a reorganization of entities under common control, and had no impact on the historical basis of the assets or liabilities of Holdings or Insilco. The Merger was accounted for as a recapitalization and had no impact on the historical basis of the assets or liabilities of Holdings or Insilco.

    The Mergers included the following transactions:

    o The issuance of units by Silkworm which generated gross proceeds to Silkworm of approximately $70.2 million, and new borrowings under Insilco's Existing Credit Facility of approximately $43.1 million, of which $26.8 million was paid as a dividend from Insilco to Holdings to fund a portion of the Merger Consideration.

    o The initial capitalization of Silkworm through the issuance of 1,245,138 shares of Silkworm common stock for $56.1 million and the issuance of 1,400,000 shares of PIK Preferred Stock and warrants to purchase 65,603 shares of Holdings Common Stock for aggregate consideration of $35.0 million.

    o Payment of the Merger Consideration for each share of common stock of Insilco outstanding immediately prior to the Mergers (4,145,372 shares based on the number of shares outstanding as of June 15, 1998 and assuming no stockholders validly perfect appraisal rights) consisting of $43.48 in cash and 0.03378 of a share of Holdings.

    o Payment of fees and expenses associated with the issuance of the Holdings Senior Discount Notes, the waiver of certain Events of Default under the Existing Credit Facility, and the Mergers.

    o Vesting of all outstanding Options and payment of the Option Cash Proceeds (and applicable withholding taxes) and payments pursuant to employment related agreements.

    The 1997 Transactions consisted of the following:

    o Refinancing -- Insilco entered into the Existing Credit Facility as July 3, 1997 that, among other things, provides for (i) a $200 million revolving credit facility, (ii) a $50 million sublimit for commercial and standby letters of credit and (iii) a $50 million sublimit for advances in selected foreign currencies.

   o The issuance of the 10 1/4% notes -- On August 12, 1997, Insilco issued $150 million aggregate principal amount of the 10 1/4% notes.

   o Share Repurchase -- On July 10, 1997, Insilco, using the proceeds of its sale of the Rolodex Business, purchased an aggregate of 2,857,142 shares for $110 million. On August 12, 1997, Insilco completed a tender offer pursuant to which it purchased an additional 2,857,142 shares of common stock of Insilco for $110 million. The purchase of shares of common stock of Insilco in the tender offer was paid for with proceeds received through the issuance by Insilco of the 10 1/4% notes.

               The unaudited pro forma condensed consolidated balance sheet data as of September 30, 1998 have been prepared as if the Refinancing and the Mergers occurred on that date. The unaudited pro forma condensed consolidated income statements have been prepared as if the Refinancing, the Mergers and the 1997 Transactions all occurred on January 1 of the relevant period; however, the expenses directly related to the aforementioned transactions (other than interest expense) are excluded from the unaudited pro forma condensed consolidated income statements. The Unaudited Pro Forma Condensed Consolidated Financial Data are based on certain assumptions and estimates, and therefore do not purport to be indicative of the results that would have been obtained had the transactions been completed as of such dates or indicative of future results of operations and financial position.

                      INSILCO CORPORATION AND SUBSIDIARIES

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            As of September 30, 1998
                                 (In thousands)

                                                                                    The Company
                                                                 ------------------------------------------------
                                                                                  Refinancing
                                                                 Historical        Adjustment           Pro Forma
                                                                 ----------       -----------           ---------
Assets
Current assets
 Cash and cash equivalents..................................        $4,659                                 4,659
 Trade receivables, net.....................................        84,167                                84,167
 Other receivables..........................................         3,651                                 3,651
 Inventories................................................        60,989                                60,989
 Deferred tax asset.........................................         4,396                                 4,396
 Prepaid expenses and other.................................         4,135                                 4,135
                                                                   -------           -------             -------
   Total current assets.....................................       161,997                --             161,997
                                                                   -------           -------             -------
Property, plant and equipment...............................       114,131                               114,131
Other assets................................................        42,889            (8,146)  (1)        45,093
                                                                                      10,350   (2)
                                                                   -------           -------             -------
   Total assets.............................................       319,017             2,204             321,221
                                                                   =======           =======             =======
Liabilities and Stockholders' Equity (Deficit)
Current liabilities
 Current portion of long-term debt..........................           $15             1,250   (4)         1,265
 Accounts payable...........................................        36,624                                36,624
 Customer deposits..........................................         6,523                                 6,523
 Accrued expenses and other.................................        40,226            (3,714)  (3)        36,512
                                                                   -------           -------             -------
   Total current liabilities................................        83,388            (2,464)             80,924
                                                                   -------           -------             -------
Long-term debt..............................................       314,492            10,600   (4)       325,092
Other long-term obligations.................................        45,300                                45,300
Deferred taxes..............................................         3,019                                 3,019
Amounts due to parent.......................................         2,981                                 2,981
                                                                   -------           -------             -------
   Total liabilities........................................       449,180             8,136             457,316
Stockholders' equity (deficit)..............................      (130,163)           (5,932)  (5)      (136,095)
                                                                   -------           -------             -------
   Total liabilities and stockholders' equity (deficit).....       319,017             2,204             321,221
                                                                   =======           =======             =======


(1) To write off deferred financing costs of $8.1 million related to the existing 10 1/4% Notes and Old Credit Facility.

(2) To record $10.4 million of deferred financing costs related to the issuance of the Notes and the refinancing of the Old Credit Facility with the new Credit Facility. Deferred financing costs for the new Credit Facility include commitment fees, which were 0.5% for banks party to the Old Credit Facility and 2.50% for new banks.

(3) To record the tax benefit associated with the write off of the deferred financing costs and the repurchase premium related to the 10 1/4% Notes at a statutory rate of 38.5%.

(4) To record (i) the repurchase of $150.0 million of 10 1/4% Notes, (ii) the proceeds from the issuance of $120.0 million of Notes, and (iii) incremental borrowings under the Credit Facility of $41.9 million.

(5) To record the impact on stockholders' equity of the write off of deferred financing fees and the repurchase premium relating to the 10 1/4% Notes net of taxes at a statutory rate of 38.5%.

                      INSILCO CORPORATION AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                      Nine Months Ended September 30, 1998
                      (In thousands, except per share data)


                                                                        The Company
                                            -----------------------------------------------------------------
                                                                Merger          Refinancing
                                            Historical       Adjustments        Adjustments         Pro Forma
                                            ----------       -----------        -----------         ---------
Net sales..............................       $422,388                                               422,388
Cost of goods sold.....................        298,743                                               298,743
Depreciation and amortization..........         15,787                                                15,787
Selling, general and administrative....         95,588
                                                              (20,890) (1)                            74,698
                                               -------         ------             ------              ------
 Operating income......................         12,270         20,890                 --              33,160

Interest expense:
 Currently payable.....................        (19,560)        (1,955) (3)        (3,444) (4)        (24,959)
 Accretion.............................           (114)                                                 (114)
 Amortization of debt issuance.........           (893)                             (315) (4)         (1,208)
Interest income........................             94                                                    94
Equity in net income of Thermalex......          2,144                                                 2,144
Other income, net......................          2,430                                                 2,430
                                               -------         ------             ------              ------
 Income (loss) before income taxes.....         (3,629)        18,935             (3,759)             11,547
Income tax expense.....................         (1,214)
                                                               (4,813) (1)
                                                                  753  (5)         1,447  (5)         (3,827)
                                               -------         ------             ------              ------
 Net income (loss).....................         (4,843)        14,875             (2,312)              7,720
                                               =======         ======             ======              ======

Earnings per common share:
 Basic.................................         $(1.15)                                                   NA
 Basic shares..........................          4,200                                                    NA
 Diluted...............................         $(1.11)                                                   NA
 Diluted shares........................          4,350                                                    NA

                      INSILCO CORPORATION AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                      Nine Months Ended September 30, 1997
                      (In thousands, except per share data)


                                                                                      The Company
                                                    -------------------------------------------------------------------------------
                                                                      1997               Merger        Refinancing
                                                    Historical    Transactions        Adjustments      Adjustments       Pro forma
                                                    ----------    ------------        -----------      -----------       ---------
Net sales........................................     $407,609                                                             407,609
Cost of goods sold...............................      283,203                                                             283,203
Depreciation and amortization....................       14,353                                                              14,353
Selling, general and administrative..............       70,289                                                              70,289
                                                       -------      -------           -------          -------             -------
 Operating income................................       39,764           --                --               --              39,764
Interest expense:
 Currently payable...............................      (12,571)      (8,634) (2)       (2,346) (3)      (3,260) (4)        (26,933)
 Accretion.......................................         (153)                                                               (153)
 Amortization of debt issuance...................         (736)        (245) (2)                          (471) (4)         (1,330)
Interest income..................................        2,808       (2,091) (2)                                               717
Equity in net income of Thermalex................        2,154                                                               2,154
Other income, net................................          188                                                                 188
                                                       -------      -------           -------          -------             -------
 Income (loss) from continuing operations before
   income taxes..................................       31,454      (10,970)           (2,436)          (3,731)             14,407
Income tax expense...............................      (11,571)       4,223  (2)          903  (5)       1,436  (5)         (5,009)
                                                       -------      -------           -------          -------             -------
 Income (loss) from continuing operations........       19,883       (6,747)           (1,443)          (2,295)              9,398
                                                       =======      =======           =======          =======             =======

Earnings (loss) per common share from continuing
 operations:
 Basic...........................................        $2.41                                                                  NA
 Basic shares....................................        8,251                                                                  NA
 Diluted.........................................        $2.34                                                                  NA
 Diluted shares..................................        8,503                                                                  NA

                      INSILCO CORPORATION AND SUBSIDIARIES

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
                          Year Ended December 31, 1997
                      (in thousands, except per share data)


                                                                                     The Company
                                                  -------------------------------------------------------------------------------
                                                                    1997                Merger          Refinancing
                                                  Historical    Transactions         Adjustments        Adjustments     Pro Forma
                                                  ----------    ------------         -----------        -----------     ---------
Net sales......................................     $528,233                                                             528,233
Cost of goods sold.............................      370,845                                                             370,845
Depreciation and amortization..................       18,377                                                              18,377
Selling, general and administrative............       87,909                                                              87,909
                                                     -------      -------            -------             -------         -------
Operating income...............................       51,102           --                 --                  --          51,102
Interest expense:
      Currently payable........................      (19,326)      (8,634) (2)        (3,128) (3)         (4,105) (4)    (35,193)
      Accretion................................         (204)                                                               (204)
      Amortization of debt issuance............       (1,032)        (245) (2)                              (578) (4)     (1,855)
Interest income................................        2,837       (2,091) (2)                                               746
Equity in net income of Thermalex..............        2,647                                                               2,647
Other income, net..............................          794                                                                 794
                                                     -------      -------            -------             -------         -------
      Income from continuing operations before
   income taxes and extraordinary item.........       36,818      (10,970)            (3,128)             (4,683)         18,037
Income tax expense.............................      (13,404)       4,223  (2)         1,204  (5)          1,803  (5)     (6,174)
                                                     -------      -------            -------             -------         -------
      Income from continuing operations before
extraordinary item.............................      $23,414       (6,747)            (1,924)             (2,880)         11,863
                                                     =======      =======            =======             =======         =======
Earnings (loss) from continuing operations per
 common share before extraordinary item:
      Basic....................................        $3.25                                                                  NA
      Basic shares.............................        7,200                                                                  NA
      Diluted..................................        $3.19                                                                  NA
      Diluted shares...........................        7,345                                                                  NA

----------
The notes to the Unaudited Pro Forma Condensed Consolidated Income Statements for the nine months ended September 30, 1997 and 1998 and for the year ended December 31, 1997 follow:

(1) To exclude non-recurring Merger expenses and the related income tax effect recorded in the nine months ended September 30, 1998.

(2) To record the effect on interest expense and the related income tax effect of (i) the purchase on July 10, 1997 of 2,857,142 shares at $38.50 per share in cash for an aggregate purchase price of $110.0 million, (ii) the entering into of the Existing Credit Facility on July 3, 1997 and the issuance and sale of $150.0 million aggregate principal amount of the 10 1/4% Notes on August 12, 1997, and (iii) the purchase on August 12,
    1997 of 2,857,142 shares at $38.50 per share in cash for an aggregate purchase price of $110.0 million, as if the aforementioned transactions had occurred as of the beginning of the periods presented. Statutory tax rates used to calculate the income tax effect was 38.5% (35.0% federal rate and an estimated 3.5% average state rate).

(3) To record the incremental interest expense for the nine months ended September 30, 1997 and 1998 and for the year ended December 31, 1997 of $2.3 million, $2.0 million and $3.1 million, respectively, associated with the Company's $43.1 million of additional borrowings under the Credit Facility.

(4) To record the net increase in interest expense for the nine months ended September 30, 1997 and 1998 and for the year ended December 31, 1997 as follows: (i) $1.5 million, $1.6 million and $1.8 million increase in interest expense associated with the increase in LIBOR spreads from 125 bps under the Old Credit Facility to a spread of 375 bps for the Term Loan Facility under the new Credit Facility and to a spread of 300 bps for the Revolving Credit Facility and based on an assumed LIBOR rate of 4.98% thereunder, (ii) $2.5 million, $2.5 million, and $3.3 million increase in interest expense related to the additional borrowings under the existing Revolving Credit Facility, incurred in connection with the Refinancing,
    (iii) $10.8 million, $10.8 million, and $14.4 million increase in interest expense relating to the issuance of the Notes at a rate of 12.0%, offset by a $11.5 million, $11.5 million, and $15.4 million reduction in interest expense relating to the repayment of the 10 1/4% Notes and the amortization expense relating to the issuance of the Notes and the Credit Facility partially offset by a reduction in amortization expense relating to the repurchase of the 10 1/4% Notes and the Old Credit Facility. A one-quarter of one percent change in interest rates would impact interest expense for borrowings under the Credit Facility for the nine months ended September 30, 1997 and 1998 and for the year ended December 31, 1997 in the amount of approximately $0.4 million, $0.4 million and $0.5 million, respectively. A one-eighth of one percent change in interest rates would impact interest expense for indebtedness relating to the Notes for the nine months ended September 30, 1997 and 1998 and for the year ended December 31, 1997 in the amount of approximately $0.1 million, $0.1 million and $0.2 million, respectively.

(5) To record the tax benefit of the transaction at the statutory rate of 38.5% (35.0% federal rate and an estimated 3.5% average state rate).

                      INSILCO CORPORATION AND SUBSIDIARIES

           Unaudited Pro Forma Condensed Consolidated Income Statement
                   Last Twelve Months Ended September 30, 1998
                      (In thousands, except per share data)



                                                                     1997                            1998
                                                          ---------------------------      -------------------------
                                                                          First Nine       First Nine       Last 12
                                                          Full Year         Months           Months          Months
                                                          ----------      ----------       ----------       --------
Net Sales............................................       $528,233          407,609          422,388       543,012
Cost of goods sold...................................        370,845          283,203          298,743       386,385
Depreciation and amortization........................         18,377           14,353           15,787        19,811
Selling, general and administrative..................         87,909           70,289           74,698        92,318
                                                             -------          -------          -------       -------
      Operating income...............................         51,102           39,764           33,160        44,498
Interest expense:
      Currently payable..............................        (35,193)         (26,933)         (24,959)      (33,219)
      Accretion......................................           (204)            (153)            (114)         (165)
      Amortization of debt issuance..................         (1,855)          (1,330)          (1,208)       (1,733)
Interest income......................................            746              717               94           123
Equity in net income of Thermalex....................          2,647            2,154            2,144         2,637
Other income, net....................................            794              188            2,430         3,036
                                                             -------          -------          -------       -------
      Income from continuing operations before income
   taxes and extraordinary item......................         18,037           14,407           11,547        15,177
Income tax expense...................................         (6,174)          (5,009)          (3,827)       (4,992)
                                                             -------          -------          -------       -------
      Income from continuing operations before
extraordinary item...................................        $11,863            9,398            7,720        10,185
                                                             =======          =======          =======       =======
Other Data:
      EBITDA(1)......................................         69,479           54,117           48,947        64,309
      Adjusted EBITDA(2).............................         71,341           55,779           53,346        68,908
      Capital Expenditures...........................         23,583           15,022           15,714        24,275
      Cash interest..................................         35,193           26,933           24,959        33,219


----------
(1) "EBITDA" represents net income before interest expense, interest income, income taxes, depreciation and amortization, other income, equity in net income of Thermalex and net gain or net loss on sale of assets. EBITDA is not intended to represent and should not be considered more meaningful than, or an alternative to, operating income, cash flows from operating activities or other measures of performance in accordance with generally accepted accounting principles. EBITDA data are included because Insilco understands that such information is used by certain investors as one measure of an issuer's historical ability to service debt. While EBITDA is frequently used as a measure of operations and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies, or to the defined term "Consolidated Cash Flow" used in the "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant described herein, due to the potential inconsistencies in the method of calculation.

(2) "Adjusted EBITDA" equals EBITDA plus dividends received from Thermalex of $1.5 million, $1.5 million, $1.3 million and $1.3 million for the years ended December 31, 1997, the nine months ended September 30, 1997, the nine months ended September 30, 1998 and the twelve months ended September 30, 1998, respectively, and excluding the effect of (i) $0.4 million, $0.2 million, $0.9 million and $1.1 million of legal expenses relating to the Jostens antitrust suit for the year ended December 31, 1997, nine months ended September 30, 1997, the nine months ended September 30, 1998 and twelve months ended September 30, 1998, respectively; (ii) $1.3 million of corporate officers' severance for the nine months and twelve months ended September 30, 1998; (iii) Merger expenses recorded and paid of $20.9 million for the nine months and twelve months ended September 30, 1998;
    (iv) $0.4 million of facility relocation/consolidation expenses in the nine and twelve months ended September 30, 1998; and (v) $0.5 million of legal expenses related to a successful judgement on a breach of contract lawsuit against a former employee in the nine and twelve months ended September 30, 1998.

==============================================================================

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.




                        ---------------

                       TABLE OF CONTENTS

                                                           Page
                                                           ----

Prospectus Summary.............................................
Risk Factors...................................................
Use of Proceeds................................................
Capitalization.................................................
Selected Historical Financial Information......................
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations..................................................
Business.......................................................
Management.....................................................
Executive Compensation.........................................
Security Ownership of Certain Beneficial
Owners and Management..........................................
Certain Relationships and Related Party Transactions...........
Description of Certain Indebtedness............................
The Exchange Offer.............................................
Description of Notes...........................................
United States Federal Income Tax
Consequences of the Exchange Offer.............................
Plan of Distribution...........................................
Legal Matters..................................................
Independent Public Accountants.................................
Available Information..........................................
Index to Unaudited Pro Forma
Consolidated Financial Data.................................P-1
Index to Financial Statements...............................F-1

==============================================================================




                        $120,000,000


                     Insilco Corporation



       12% Series B Senior Subordinated Notes due 2007





                    --------------------

                         Prospectus

                    --------------------

















                           , 1999



==============================================================================

              [ALTERNATE FRONT COVER FOR MARKET-MAKING PROSPECTUS]
                  SUBJECT TO COMPLETION, DATED FEBRUARY 8, 1999
PROSPECTUS

                               INSILCO CORPORATION

                 12% Series B Senior Subordinated Notes due 2007

                                   ----------

The Company

o We produce automotive, telecommunications and electronics components and are a leading specialty publisher of high school yearbooks.

The Original Offering:

o We issued the notes in a private offering on November 9, 1998.

o We used the proceeds from the notes to repurchase a portion of our existing debt. DLJ Merchant Banking Partners II, L.P. and related funds and entities acquired a controlling stake in our company in August, and a portion of our existing debt required us to offer to repurchase such debt in the event of such a change of control.

The Notes:

o Maturity: August 15, 2007

o Interest Payment: semi-annually on February 15 and August 15, commencing on February 15, 1999.

o Optional Redemption: The notes will be redeemable on or after August 15, 2002 at the prices state herein.

o Mandatory Redemption: We also have the right to redeem, and you have the right to require us to purchase, the notes upon the occurrence of certain change of control events, at the prices set forth herein.

o Ranking of Notes: The notes are general unsecured obligations, subordinated to all of our senior obligations, including any borrowings under our bank credit facility. The notes rank senior to all subordinated indebtedness. The notes will effectively rank junior to all liabilities of our subsidiaries that are not guarantors.

o Subsidiary Guarantees: All of our wholly owned domestic subsidiaries have fully and unconditionally guaranteed the notes. The guarantees are general unsecured obligations of the guarantors, subordinated to all senior obligations and senior to all subordinated obligations.

o As of September 30, 1998, Insilco and the guarantors had outstanding approximately $ million of senior indebtedness, and our subsidiaries that are not guarantors had approximately $ million of outstanding liabilities, including trade payables.

    This investment involves risks. See "Risk Factors" beginning on page 14.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus will be used by Donaldson, Lufkin & Jenrette Securities Corporation in connection with offers and sales in market-making transactions at negotiated prices related to prevailing market prices.  There is currently no public market for the notes. We do not intend to list the notes on any securities exchange. Donaldson, Lufkin & Jenrette Securities Corporation has advised us that it is currently making a market in the notes; however, it is not obligated to do so and may stop at any time. Donaldson, Lufkin & Jenrette Securities Corporation may act as principal or agent in any such transaction.
We will not receive the proceeds of the sale of the notes but will bear the expenses of registration.
--------------------------------------------------------------------------------

                         Donaldson, Lufkin & Jenrette

The date of this Prospectus is       , 1999.

This information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

             [ALTERNATE SECTIONS FOR MARKET-MAKING PROSPECTUS]


Trading Market for the Notes

               There is no existing trading market for the notes, and we cannot assure you about the future development of a market for the notes or your ability to sell their New Notes or the price at which you may be able to sell your notes. If such market were to develop, the notes could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, our operating results and the market for similar securities. Although it is not obligated to do so, DLJSC intends to make a market in the notes. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of DLJSC. No assurance can be given as to the liquidity of or the trading market for the notes.

               DLJSC may be deemed to be our "affiliate" (as defined the Securities Act) and, as such, may be required to deliver a prospectus in connection with its market-making activities in the notes. Pursuant to the registration rights agreement that we signed with DLJSC in connection with the initial sale of the notes, we have agreed to use our best efforts to file and maintain a registration statement that would allow DLJSC to engage in market-making transactions in the notes for up to 90 days from the date on which we consummate the offer to exchange the notes for the Old Notes. We have agreed to bear substantially all the costs and expenses related to registration.


                                USE OF PROCEEDS

               This prospectus is delivered in connection with the sale of the notes by DLJSC in market-making transactions. We will not receive any of the proceeds from such transactions.


                             PLAN OF DISTRIBUTION

                This prospectus is to be used by DLJSC in connection with offers and sales of the New Notes in market-making transactions effected from time to time. DLJSC may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

               DLJMB, an affiliate of DLJSC, and certain of its affiliates beneficially own approximately 69.0% of the common stock of Holdings. Thompson Dean and William F. Dawson, Jr. each of whom is a principal of DLJMB, are members of the board of directors of Holdings and Insilco. Further, DLJ Capital Funding, Inc., an affiliate of DLJSC, acted as syndication agent in connection with the new credit facility for which it received certain customary fees and expenses and DLJ Bridge Finance Inc., an affiliate of DLJSC, purchased the Bridge Notes, for which it received customary fees and expenses. DLJSC has, from time to time, provided investment banking and other financial advisory services to Insilco in the past for which it has received customary compensation, and will provide such services and financial advisory services to Insilco in the future. DLJSC acted as purchaser in connection with the initial sale of the Old Notes and received an underwriting discount of approximately $3.6 million in connection therewith. In addition, DLJSC received a merger advisory fee of $3.5 million in cash from Holdings after the consummation of the Merger. See "Certain Relationships and Related Transactions."

               DLJSC has informed Insilco that it does not intend to confirm sales of the New Notes to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.

               Insilco has been advised by DLJSC that, subject to applicable laws and regulations, DLJSC currently intends to make a market in the New Notes following completion of the Exchange Offer. However, DLJSC is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors--Trading Market for the New Notes."

               DLJSC and Insilco have entered into the Registration Rights Agreement with respect to the use by DLJSC of this prospectus. Pursuant to such agreement, Insilco agreed to bear all registration expenses incurred under such agreement, and Insilco agreed to indemnify DLJSC against certain liabilities, including liabilities under the Securities Act.

                    [BACK COVER FOR MARKET-MAKING PROSPECTUS]
==============================================================================

     You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.



                                   ----------


                                TABLE OF CONTENTS

                                                                Page
                                                                ----

Prospectus Summary.................................................1
Risk Factors......................................................14
Use of Proceeds...................................................23
Capitalization....................................................24
Selected Consolidated Financial Data..............................25
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations ......................................................27
Business..........................................................41
Management........................................................53
Executive Compensation............................................54
Security Ownership of Certain Beneficial Owners and Management....57
Certain Relationships and Related Party
Transactions......................................................59
Description of Certain Indebtedness...............................61
Description of Notes..............................................65
Plan of Distribution.............................................106
Legal Matters....................................................106
Independent Public Accountants...................................106
Index to Financial Statements....................................F-1
Unaudited Pro Forma Condensed Consolidated
Financial Data...................................................P-1


==============================================================================

==============================================================================

                                  $120,000,000


                               Insilco Corporation



                        12% Series B Senior Subordinated
                                 Notes due 2007



                                   ----------


                                   Prospectus




                          Donaldson, Lufkin & Jenrette






                                     , 1999




================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

               The following is an itemization of all estimated expenses incurred or expected to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions.

Item                                                 Amount
SEC Registration Fee                                  33,360
Printing and Engraving Costs                          20,000
Trustee Fees                                           3,500
Legal Fees and Expenses                                 *
Accounting Fees and Expenses                            *
 Total                                                  *

----------
*To be filed by amendment.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

               Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any of its directors or officers who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability. Article Seventh of Insilco's Certificate of Incorporation provides for full indemnification of its officers, directors, employees and agents to the extent permitted by Section 145.

               Insilco provides insurance from commercial carriers against certain liabilities incurred by the directors and officers of Insilco.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

               On November 9, 1998, the Registrant sold 120,000 units (the "Units"), each consisting of $1,000 principal amount of its 12% Senior Subordinated Notes due 2007 (the "Old Notes") and one warrant to purchase 0.52 of a Share of Holdings Common Stock, par value $0.01 per share, at an initial exercise price of $45.00 per share (the "warrants"), to Donaldson, Lufkin & Jenrette Securities Corporation (the "Initial Purchaser") in a private placement in reliance on Section 4(2) under the Securities Act, at a price equal to $970.00 per unit. The Old Notes and warrants were immediately resold by the Initial Purchaser in transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

               (a) Exhibits.

    Exhibit
    Number
    ------
      1.1 Registration Rights Agreement dated as of November 9, 1998 between Insilco and Donaldson, Lufkin & Jenrette Securities Corporation, as Initial Purchaser (incorporated by reference to Exhibit 4(b) to Form 10-Q filed by Insilco on 16th November, 1998).

      2.1 Agreement and Plan of Merger, dated as of March 24, 1998, among Insilco, INR Holding Co., and Silkworm Acquisition Corporation (incorporated by reference to Exhibit 10(n) to the Registration Statement on Form S-4 (Reg. No. 333-51145) of Insilco).

      2.2 Amendment No. 1 to the Agreement and Plan of Merger, dated June 8, 1998, among Insilco, INR Holding Co. and Silkworm Acquisition Corporation (incorporated by reference Exhibit 10(r) to the Registration Statement on Form S-4 (Reg. No. 333-51145) of Insilco).

      3.1.1 Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed by Insilco on August 18, 1998).

      3.1.2 By laws (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed by Insilco on August 18,
                  1998).

      3.2.1**     Charter -- Guarantors

      3.2.2**     Bylaws -- Guarantors

      4.1 Investors' Agreement, dated as of August 17, 1998, among Insilco Holding Co. and the investors named therein (incorporated by reference to Exhibit 4.5 to the Registration Statement on Form S-1 (Reg. No. 333-65039) of Insilco Holding Co.)

      4.2 Indenture, dated as of November 9, 1998 between Insilco and the Trustee (incorporated by reference to Exhibit 4(a) to the Form 10-Q filed by Insilco on 16th November, 1998).

      4.3* First Supplemental Indenture, dated as of December 21, 1998 between Insilco and the Trustee.

      5.1* Opinion of Davis Polk & Wardwell with respect to the new notes.

      5.2**       Opinion of Kenneth H. Koch with respect to the guarantees.

     10.1 Insilco Holding Co. Direct Investment Program (incorporated by reference to Exhibit 4(c) to the Registration Statement on Form S-8 (File No. 333-61809)).

     10.2 Insilco Holding Co. Stock Option Plan (incorporated by reference to Exhibit 4(d) to the Registration Statement on Form S-8 (File No. 333-61809)).

     10.3 Insilco Holding Co. and Insilco Corporation Equity Unit Plan (incorporated by reference to Exhibit 4(c) to the Registration Statement on Form S-8 (File No. 333-61811)).

     10.4** Credit Agreement among Insilco and a syndicate of banks and other financial institutions led by Donaldson, Lufkin & Jenrette Securities Corporation, DLJ Capital Funding and The First National Bank of Chicago.

     10.5 Purchase Agreement between Insilco Corporation, Insilco Holding Co. and Donaldson, Lufkin & Jenrette Securities Corporation, as Initial Purchaser (incorporated by reference to Exhibit 10(a) to Form 10-Q filed by Insilco on 16th November, 1998)

     12.1*        Computation of Ratio of Earnings to Fixed Charges

     21.1*        Subsidiaries of Insilco

     23.1* Consent of Davis Polk & Wardwell (contained in their opinion filed as Exhibit 5.1).

     23.2*        Consent of KPMG LLP.

     24.1* Power of Attorney (Included in Part II of this Registration Statement under the caption "Signatures").

     25.1*        Statement of Eligibility of Star Bank, N.A. on Form T-1.

     99.1**       Form of Letter of Transmittal

     99.2**       Form of Notice of Guaranteed Delivery

     99.3**       Form of Letter to Clients

     99.4**       Form of Letter to Nominees

     99.5** Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner

----------
* Filed herewith

** To be filed by amendment

      (b) Financial Statement Schedules.

         Schedule II--Valuation and Qualifying Accounts.

         Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown on the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

               The undersigned Registrant hereby undertakes:

          (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by section 10(a)(3) of the
                  Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Insilco pursuant to the provisions described in Item 15, or otherwise, Insilco has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Insilco of expenses incurred or paid by a director, officer or controlling person of Insilco in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Insilco will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of Ohio, on the 5th day of February, 1999.

                              INSILCO CORPORATION


                              By: /s/ ROBERT L. SMIALEK
                                  -------------------------------
                                  Chairman and Chief
                                  Executive Officer

               KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert L. Smialek, David A. Kauer and Kenneth H. Koch, or each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and related registration statements (or amendments thereto) filed pursuant to Rule 462 promulgated under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that all said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

            Signature                                    Title                                 Date
            ---------                                    -----                                 ----
        /s/ Robert Smialek            Chairman and Chief Executive Officer               February 5, 1999
      ----------------------          (Principal Executive Officer)
        Robert L. Smialek

        /s/ David A. Kauer            Vice President and Chief Financial Officer         February 5, 1999
      ----------------------          (Principal Financial Officer)
          David A. Kauer

       /s/ Michael R. Elia            Vice President and Comptroller                     February 5, 1999
      ----------------------          (Principal Accounting Officer)

      /s/ William F. Dawson           Director                                           February 5, 1999
      ----------------------
        William F. Dawson

        /s/ Thompson Dean             Director                                           February 5, 1999
      ----------------------
          Thompson Dean
